AGREEMENT AND PLAN OF MERGER

dated as of September 20, 2005
by and among

CMHC SYSTEMS, INC.,

HAYES ACQUISITION CORP.,

and

NETSMART TECHNOLOGIES, INC.

and

Solely in the capacity of, and for the Limited Purpose of Serving as, the Security Holders’ Representative

JOHN PATON

TABLE OF CONTENTS

Page

ARTICLE I	PRINCIPAL TERMS OF MERGER	1

1.1	The Merger	1
1.2	Closing	1
1.3	Effective Time	2
1.4	Articles of Incorporation and Code of Regulations	2
1.5	Directors and Officers	2
1.6	Effects of the Merger	2
1.7	Further Assurances	3

ARTICLE II	STATUS AND CONVERSION OF SECURITIES	3

2.1	Status and Conversion of Securities	3
2.2	Exchange of Certificates	6
2.3	Distributions With Respect to Unexchanged Shares	8
2.4	Transfers of Ownership	8
2.5	No Further Ownership Rights in CMHC Shares	8
2.6	Lost, Stolen or Destroyed Certificates	8
2.7	No Liability	9
2.8	Intentionally Left Blank	9
2.9	Escrow	9
2.10	Payment of Shareholder Expenses	9
2.11	Withholding Rights	10

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF CMHC	11

3.1	Organization and Authority	11
3.2	Subsidiaries	11
3.3	Authorization of Agreements	11
3.4	Capital Stock	11
3.5	No Conflicts	12
3.6	Financial Statements	12
3.7	Taxes	13
3.8	No Adverse Changes	14
3.9	Conduct of Business	15
3.10	Title to Assets	16
3.11	Real Property	16
3.12	Inventory	17
3.13	Accounts Receivable	17
3.14	Material/Service Agreements; Other Contracts	17
3.15	Government Contracts	19
3.16	Intellectual Property	21

i

3.17	Customer and Supplier Relationships	23
3.18	Employees	23
3.19	Employee and Labor Relations	24
3.20	Benefit Plans	25
3.21	Litigation; Compliance; Permits	27
3.22	Environmental Compliance	28
3.23	Absence of Material Liabilities	29
3.24	Corporate Records	29
3.25	Bank Accounts; Power of Attorney	29
3.26	Warranties	29
3.27	Brokers, Finders, etc	29
3.28	Absence of Certain Business Practices	30
3.29	Insurance	30
3.30	Information Technology	30
3.31	Related Party Transactions	31
3.32	Sales Order Backlog	31
3.33	Change of Control Payments	31
3.34	Net Working Capital	31
3.35	Disclosure	31

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF NETSMART AND ACQUISITION	31

4.1	Organization and Authority	32
4.2	Authority for Agreements	32
4.3	Capital Stock	32
4.4	No Conflicts	33
4.5	Litigation	33
4.6	Brokers, Finders, etc	34
4.7	Provisions for Merger Consideration	34
4.8	SEC Reports and Financial Statements	34
4.9	Absence of Changes	35
4.10	Disclosure	35

ARTICLE V	COVENANTS AND AGREEMENTS	35

5.1	Covenants and Agreements of CMHC	35
5.2	Covenants and Agreements of Netsmart and Acquisition	40
5.3	Other Covenants and Agreements	40
5.4	Shareholders Voting Agreement	42
5.5	Net Working Capital Adjustment	42
5.6	Public Announcements	45
5.7	Indemnification; Directors’ and Officers’ Insurance	45

ARTICLE VI	CONDITIONS PRECEDENT	46

6.1	Conditions to Obligations of Netsmart and Acquisition	46
6.2	Conditions to Obligations of CMHC	48

ARTICLE VII	DEFINITIONS	49

7.1	Definition of Certain Terms	49

ARTICLE VIII	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION, TAX MATTERS	61

8.1	Survival of Representations and Warranties	61
8.2	Survival of Covenants and Agreements	61
8.3	Indemnification by Securities Holders	61
8.4	Indemnification by Netsmart	62
8.5	Procedure - Third-Party Claims	63
8.6	Procedure - Other Claims	64
8.7	Remedies	64
8.8	Certain Limitations	64
8.9	Calculation of Damages	65
8.10	Satisfaction of Indemnification Obligations; Escrow Fund; Reimbursement Fund	66
8.11	Tax Indemnification and Other Matters	66
8.12	Knowledge	68

ARTICLE IX	SECURITIES HOLDERS’ REPRESENTATIVE	68

9.1	Appointment	68
9.2	Powers and Authority	69
9.3	Authorization	69
9.4	Indemnification of Securities Holders’ Representative	71
9.5	Access to Information	71
9.6	Reasonable Reliance	72
9.7	Attorney-in-Fact	72
9.8	Liability	72
9.9	Orders	73
9.10	Removal or Resignation of Securities Holders’ Representative; Authority of Successor Securities Holders’ Representative	73
9.11	Expenses of Securities Holders’ Representative	74
9.12	Irrevocable Appointment	75
9.13	Netsmart’s Reliance	75
9.14	Binding Appointment	75

ARTICLE X	TERMINATION, AMENDMENT AND WAIVER	75

10.1	Termination	75
10.2	Notice of Termination; Effect of Termination	76

ARTICLE XI	MISCELLANEOUS	76

11.1	Governing Law; Jurisdiction and Venue	76
11.2	Waiver of Jury Trial	77
11.3	Severability	77
11.4	Notices	77
11.5	Waiver	78
11.6	Assignment	79
11.7	General Construction Principles	79
11.8	Third Parties	79
11.9	Enforcement Rights of Securities Holders	79

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 20, 2005, by and among CMHC SYSTEMS, INC., an Ohio corporation (“CMHC”), HAYES ACQUISITION CORP., an Ohio corporation (“Acquisition”), and NETSMART TECHNOLOGIES, INC., a Delaware corporation (“Netsmart”) and solely in the capacity of, and for the limited purpose of serving as, the Securities Holders’ Representative, John Paton.

W I T N E S S E T H :

WHEREAS, upon the terms and conditions set forth herein, Netsmart, Acquisition and CMHC each desires that Acquisition be merged with and into CMHC, with CMHC being the surviving corporation after such merger (the “Merger”).

WHEREAS, the respective Boards of Directors of Netsmart, Acquisition and CMHC have each determined that the Merger is advisable and in the best interests of their respective shareholders and thus accordingly have approved this Agreement and the Merger.

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Netsmart and Acquisition to enter into this Agreement, the Significant Shareholder (as defined herein) is entering into the Shareholders Voting Agreement (as defined herein), pursuant to which, among other things, the Significant Shareholder has agreed to vote to adopt this Agreement and to take certain other actions in furtherance of the Merger.

NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of the Merger and the mode of carrying the same into effect, the parties hereto agree as follows:
ARTICLE I
PRINCIPAL TERMS OF MERGER
1.1 The Merger.

Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.3 hereof), Acquisition shall be merged with and into CMHC in accordance with the General Corporation Law of the State of Ohio (the “OGCL”). At the Effective Time, the separate existence of Acquisition shall cease and CMHC shall continue as the surviving corporation in the Merger (the “Surviving Corporation”). Acquisition and CMHC are sometimes referred to herein as the “Constituent Corporations”. As a result of the Merger, the outstanding shares of capital stock and the treasury shares of the Constituent Corporations shall be converted or cancelled in the manner provided in Article II.

1.2 Closing.

(a) Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Article X, and subject to the satisfaction or waiver (where applicable) of the conditions set forth in Article VI, the closing of the transactions provided for in this Agreement (the “Closing”) shall take place in the offices of Kramer, Coleman, Wactlar & Lieberman, PC, at 10:00 a.m., local time, on a date to be specified by the parties, which shall be no later than the fifth business day after satisfaction or (to the extent permitted by Applicable Law) waiver of the conditions set forth in Article VI (other than any such conditions which by their nature cannot be satisfied until the Closing, which shall be required to be so satisfied or (to the extent permitted by Applicable Law) waived at the Closing), unless another date, time or place is agreed to in writing by the parties hereto (the “Closing Date”).

(b) Subject to the provisions of Article VI hereof, at the Closing, Acquisition and CMHC shall execute a certificate of merger (the “Certificate of Merger”) and cause such Certificate of Merger to be filed in accordance with the applicable provisions of the OGCL.

1.3 Effective Time.

The Merger shall become effective when the Certificate of Merger is filed with the Secretary of State of the State of Ohio (the “Secretary of State”) as provided in Section 1701.81 of the OGCL. The Certificate of Merger shall be submitted for filing as soon as practicable on the Closing Date. The date and time when the Merger shall become effective are herein referred to as the “Effective Time.”

1.4 Articles of Incorporation and Code of Regulations.

The Articles of Incorporation and Code of Regulations (the “Regulations”) of Acquisition shall be the Articles of Incorporation and Regulations of the Surviving Corporation from and after the Effective Time, until thereafter amended as provided by law; provided, however, that the Articles of Incorporation of the Surviving Corporation shall be amended so that the name of Surviving Corporation shall be Netsmart Ohio, Inc..

1.5 Directors and Officers.

The directors and officers of Acquisition immediately prior to the Effective Time shall be the directors and officers of Surviving Corporation at the Effective Time, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Articles of Incorporation and Regulations. Immediately after the Effective Time, Netsmart and the Surviving Corporation shall cause the individuals listed on Schedule 1.5 to be elected to the offices of Surviving Corporation listed on such Schedule until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s Articles of Incorporation and Regulations.

1.6 Effects of the Merger.

Subject to the foregoing, the effects of the Merger shall be as provided in the applicable provisions of the OGCL.

1.7 Further Assurances.

Each party hereto will, either prior to or after the Effective Time, execute such further documents, instruments, deeds, bills of sale, assignments and assurances and take such further actions as may reasonably be requested by one or more of the others to consummate the Merger, to vest the Surviving Corporation with full right and title to, and, as applicable, possession of, all assets, properties, privileges, rights, immunities, authority and franchises of either of the Constituent Corporations or to effect the other purposes of this Agreement.

ARTICLE II
STATUS AND CONVERSION OF SECURITIES

2.1 Status and Conversion of Securities.

At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

(a) Conversion of Acquisition Shares. Each issued and outstanding common share, $.001 par value, of Acquisition (“Acquisition Common Shares”) shall be converted into and become one fully paid and nonassessable common share, without par value, of the Surviving Corporation (“Surviving Corporation Common Shares”). Each certificate representing outstanding Acquisition Common Shares shall at the Effective Time represent an equal number of Surviving Corporation Common Shares.

(b) Cancellation of Treasury Shares. Any CMHC Shares held by CMHC as treasury shares shall be cancelled and retired.

(c) Exchange Ratio for CMHC Shares. (i) Each then issued and outstanding CMHC Share remaining at the Effective Time (other than CMHC Shares to be cancelled in accordance with Section 2.1(b) and other than Dissenting Shares (as defined in Section 2.1(d))) shall be converted into the right to receive (A) an amount in cash equal to the Cash Consideration per share, (B) that number of shares of Netsmart Common Stock equal to the Stock Consideration per share and (C) the Contingent Net Working Capital Distribution per share. The aggregate Cash Consideration, the aggregate Stock Consideration and the aggregate Contingent Net Working Capital Distribution are hereinafter sometimes referred to collectively as the “Merger Consideration”. No fraction of a share of Netsmart Common Stock will be issued by virtue of the Merger, but, in lieu thereof, each holder of CMHC Shares who would otherwise be entitled to a fraction of a share of Netsmart Common Stock (after aggregating all fractional shares to be received by such holder) shall receive from Netsmart a number of shares of Netsmart Common Stock rounded up or down to the nearest whole share. If between the date of this Agreement and the Effective Time, Netsmart shall split, combine or otherwise reclassify any capital stock of Netsmart, or pay a stock dividend or other stock distribution in any shares of capital stock of Netsmart, or otherwise change the capital stock of Netsmart into other securities, or make any other such stock dividend or distribution in respect of the capital stock of Netsmart, the Stock Consideration shall be correspondingly adjusted to reflect such action; provided, that no such adjustment shall be made upon the issuance of Netsmart Common Stock in connection with an offering of such securities at not less than the then fair market value of such securities or as described in Schedule 2.1(c), the issuance of any stock options, warrants or other securities convertible into Netsmart Common Stock with exercise prices at not less than the then fair market value of the Netsmart Common Stock or as described in Schedule 2.1(c) or upon the issuance of Netsmart Common Stock upon the exercise of such convertible securities.

(ii) Each issued and outstanding CMHC Share (other than shares to be canceled in accordance with Section 2.1(b)) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive either (x) the Merger Consideration per share, upon the surrender of such certificate in accordance with Section 2.2, without interest, subject to any applicable withholding tax, or (y) payment of fair cash value thereof for Dissenting Shares, upon the proper exercise thereof, as defined in Section 2.1(d).

(d) Dissenting Shares. (i) Notwithstanding anything in this Agreement to the contrary, as and to the extent required by the OGCL, each outstanding CMHC Share that is held of record by a holder who has properly exercised dissenters’ rights with respect thereto under Section 1701.85 of the OGCL (a “Dissenting Share”), shall automatically be canceled but shall not be converted into or represent the right to receive the Merger Consideration pursuant to Section 2.1(c), but the holder thereof shall be entitled to receive such payment of the fair cash value of such CMHC Share from the Surviving Corporation as shall be determined pursuant to Section 1701.85 of the OGCL; provided, however, that if any such holder shall have failed to perfect or shall withdraw or lose such holder’s rights under Section 1701.85 of the OGCL, each such holder’s CMHC Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, pursuant to Section 2.1(c).

(ii) CMHC shall give Netsmart (x) prompt notice of any written demands for payment of the fair cash value of CMHC Shares, withdrawals of such demands and any other instruments delivered pursuant to Section 1701.85 of the OGCL and (y) the opportunity to jointly participate with CMHC in all negotiations and proceedings with respect to demands for payment under Section 1701.85 the OGCL. CMHC will not voluntarily make any payment with respect to any demands delivered to CMHC pursuant to Section 1701.85 and will not, except with the prior written consent of Netsmart, settle or offer to settle any such demands.

(e) CMHC Stock Options. (i) Subject to paragraph (ii) below, as of the Effective Time, each outstanding option to acquire CMHC Shares (the “CMHC Stock Options”) granted under any agreement with CMHC, whether or not then exercisable, shall be cancelled by CMHC and in consideration of such cancellation, the holder thereof shall be entitled to receive in respect of each CMHC Share that is the subject of such option (A) the excess of the Option Cash Consideration per share over the per share exercise price of such option and (B) the Contingent Net Working Capital Distribution per share. At the Closing, Netsmart shall cause to be deposited with the Payment Agent an amount of cash equal to the aggregate amount due to the holders of cancelled options under Section 2.1(e)(i)(A) minus the product of (1) the aggregate number of CMHC Shares that were the subject of such cancelled options and (2) the Cash Consideration Per Share Reduction Amount, together with instructions that such cash be distributed on the Closing Date or within one business day following the Effective Time to the holders of such cancelled options in accordance with this Section 2.1(e). Netsmart shall cause the Contingent Net Working Capital Distribution, if any, to be distributed to the holders of the cancelled options after the Effective Time at the same time as that portion of the Merger Consideration is distributed to the holders of the converted CMHC Shares. In addition, the holders of the cancelled options shall be entitled from time to time to receive in respect of each CMHC Share that was the subject of such cancelled options that portion of the Holdback Per Share Amount as and when such portion is to be distributed in accordance with the Escrow Agreement.

(ii) After the date of this Agreement and prior to the Closing Date, CMHC shall use its commercially reasonable efforts and otherwise take all actions reasonably necessary to cause the holders of CMHC Stock Options to execute and deliver Option Cancellation Agreements, pursuant to which such holder will agree to the cancellation of the CMHC Stock Options as provided for in this Section 2.1(e) and to the appointment of the Securities Holders’ Representative as such holder’s agent, with such power, authority, rights and obligations as described in Article IX of this Agreement.

(f) CMHC Stock Warrants. (i) Subject to paragraph (ii) below, as of the Effective Time, each outstanding warrant to acquire CMHC Shares (the “CMHC Stock Warrants”) granted under any agreement with CMHC, whether or not then exercisable, shall be cancelled by CMHC and in consideration of such cancellation, the holder thereof shall be entitled to receive in respect of each CMHC Share that is the subject of such warrant (A) the excess of the Cash Consideration per share over the per share exercise price of such warrant, (B) that number of shares of Netsmart Common Stock equal to the Stock Consideration per share and (C) the Contingent Net Working Capital Distribution per share. At the Closing, Netsmart shall cause to be deposited with the Payment Agent an amount of cash equal to the aggregate amount due to the holders of cancelled warrants under Section 2.1(f)(i)(A) minus the product of (1) the aggregate number of CMHC Shares that were the subject of such cancelled warrants and (2) the Cash Consideration Per Share Reduction Amount. At the Closing, Netsmart shall also cause to be deposited with the Payment Agent the aggregate number of shares of Netsmart Common Stock due to the holders of cancelled warrants under Section 2.1(f)(i)(B), together with instructions that such cash, if any, and stock be distributed on the Closing Date or within one business day following the Effective Time to the holders of such cancelled warrants in accordance with this Section 2.1(f). Netsmart shall cause the Contingent Net Working Capital Distribution, if any, to be distributed to the holders of the cancelled warrants after the Effective Time at the same time as that portion of the Merger Consideration is distributed to the holders of the converted CMHC Shares. In addition, the holders of the cancelled warrants shall be entitled from time to time to receive in respect of each CMHC Share that was the subject of such cancelled warrants that portion of the Holdback Per Share Amount as and when such portion is to be distributed in accordance with the Escrow Agreement.

(ii) After the date of this Agreement and prior to the Closing Date, CMHC shall use its commercially reasonable efforts and otherwise take all actions reasonably necessary to cause the holders of CMHC Stock Warrants to execute and deliver Warrant Exchange Agreements, pursuant to which such holder will agree to the cancellation of the CMHC Stock Warrants as provided for in this Section 2.1(f) and to the appointment of the Securities Holders’ Representative as such holder’s agent, with such power, authority, rights and obligations as described in Article IX of this Agreement.

2.2 Exchange of Certificates.

(a) Payment Agent. At the Closing, Netsmart shall deposit with American Stock Transfer & Trust Company (the “Payment Agent”), (i) a cash amount equal to the product of (x) the aggregate number of the issued and outstanding CMHC Shares entitled to receive Cash Consideration under Section 2.1(c)(i)(A) and (y) the difference between the amount of the Cash Consideration per CMHC Share and the Cash Consideration Per Share Reduction Amount and (ii) that number of shares of Netsmart Common Stock equal to be product of (x) the aggregate number of the issued and outstanding CMHC Shares entitled to receive Stock Consideration under Section 2.1(c)(i)(B) and (y) the Stock Consideration. Such cash and stock shall be held for the benefit of and distributed to the holders of the converted CMHC Shares in accordance with this Section 2.2. If the Merger Consideration includes a Contingent Net Working Capital Distribution, that portion of the Merger Consideration shall not be deposited with the Payment Agent at the Closing, but Netsmart shall deposit with the Payment Agent the aggregate amount of the Contingent Net Working Capital Distribution at such time as such amount is determined in accordance with this Agreement. The Payment Agent shall agree to hold such funds (such funds, together with funds deposited with the Payment Agent pursuant to Section 2.1(e) and 2.1(f), and together with any earnings thereon, being referred to herein as the “Payment Fund”) for delivery as contemplated by this Article II and upon such additional terms as may be agreed upon by the Payment Agent, CMHC and Netsmart. If the Payment Fund is invested at the direction of Netsmart then, if for any reason (including losses) the Payment Fund is inadequate to pay the amounts to which Securities Holders shall be entitled, Netsmart and the Surviving Corporation shall in any event remain liable, and shall make available to the Payment Agent additional funds, for the payment thereof. The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement.

(b) Exchange Procedures. (i) Netsmart will use its reasonable efforts to cause provision to be made for each holder of record of CMHC Certificates whose shares are converted pursuant to Section 2.1(c) into the right to receive the Merger Consideration (x) to procure, on or before the Closing Date, a letter of transmittal and instructions and (y) to deliver in person immediately after the Effective Time such letter of transmittal and CMHC Certificates in exchange for that portion of the Merger Consideration that is deposited with the Payment Agent for each CMHC Share represented by such CMHC Certificates. As soon as reasonably practicable after the Effective Time but in any event not later than three business days thereafter, Netsmart shall cause the Payment Agent to mail to each holder of CMHC Certificates who has not delivered a letter of transmittal in accordance with the preceding sentence (x) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the CMHC Certificates shall pass, only upon delivery of the CMHC Certificates to the Payment Agent and shall be in such form and have such other provisions as Netsmart may reasonably specify) and (y) instructions for use in effecting the surrender of the CMHC Certificates in exchange for that portion of the Merger Consideration that is deposited with the Payment Agent for each CMHC Share represented by such CMHC Certificates. Upon surrender of a CMHC Certificate or Certificates for cancellation to the Payment Agent, together with such letter of transmittal duly executed and completed in accordance with its terms, the holder of such CMHC Certificate or Certificates shall be entitled to receive from the Payment Fund in exchange therefor (x) a cash amount equal to (1) the product of (A) the aggregate number of the issued and outstanding CMHC Shares formerly represented by such surrendered CMHC Certificate(s) and (B) the difference between the amount of the Cash Consideration per share and the Cash Consideration Per Share Reduction Amount minus (2) in the event that the holder of CMHC Certificates is a holder of CMHC Stock Warrants, the amount of any shortfall in the Cash Consideration Per Share Reduction Amount payable by such holder in accordance with the provisions of Section 2.2(b)(iii) and (y) that number of shares of Netsmart Common Stock equal to be product of (1) the aggregate number of the issued and outstanding CMHC Shares formerly represented by such surrendered CMHC Certificate(s) and (2) the Stock Consideration, and the CMHC Certificate(s) so surrendered shall forthwith be canceled. If the Merger Consideration includes a Contingent Net Working Capital Distribution, the holder of such Certificate or Certificates shall be entitled to receive that portion of the Merger Consideration within the time period contemplated by Section 5.5(f) of this Agreement. In addition, the holders of such cancelled Certificate or Certificates shall be entitled from time to time to receive in respect of each CMHC Share that was the subject of such Certificates that portion of the Holdback Per Share Amount as and when such portion is to be distributed in accordance with the Escrow Agreement. Netsmart and the Surviving Corporation shall pay all fees and expenses of the Payment Agent in connection with the distribution of that portion of the Merger Consideration that was deposited with the Payment Agent.

(ii) As of the Effective Time, each holder of CMHC Stock Options who has surrendered his CMHC Stock Options in accordance with the terms of the Option Cancellation Agreements shall have the right to receive from the Payment Fund in respect of each CMHC Share that is the subject of such option (x) a cash amount equal to the product of (1) the number of CMHC Shares that were the subject of such cancelled options and (2) the difference between (A) the excess of the Option Cash Consideration per share over the per share exercise price of such option and (B) the Cash Consideration Per Share Reduction Amount. If the Merger Consideration includes a Contingent Net Working Capital Distribution, the holder of such cancelled CMHC Stock Options shall be entitled to receive that portion of the Merger Consideration within the time period contemplated by Section 5.5(f) of this Agreement.

(iii) As of the Effective Time, each holder of CMHC Stock Warrants who has surrendered his CMHC Stock Warrants in accordance with the terms of the Warrant Exchange Agreements shall have the right to receive from the Payment Fund in respect of each CMHC Share that is the subject of such warrant (x) a cash amount equal to the product of (1) the number of CMHC Shares that were the subject of such cancelled warrants and (2) the difference between (A) the excess of the Cash Consideration per share over the per share exercise price of such warrant and (B) the Cash Consideration Per Share Reduction Amount and (y) that number of shares of Netsmart Common Stock equal to the product of (1) the aggregate number of CMHC Shares that were the subject of such cancelled Warrants and (2) the Stock Consideration. If the Merger Consideration includes a Contingent Net Working Capital Distribution, the holder of such cancelled CMHC Stock Warrants shall be entitled to receive that portion of the Merger Consideration within the time period contemplated by Section 5.5(f) of this Agreement.

(c) Termination of Payment Fund. Any portion of the Payment Fund which remains undistributed to the Securities Holders of CMHC for nine (9) months after the Effective Time shall be delivered to Netsmart, upon demand, and any Shareholders of CMHC, any holders of cancelled CMHC Stock Options and any holders of cancelled CMHC Stock Warrants who have not theretofore complied with this Article II shall thereafter look only to Netsmart (subject to abandoned property, escheat and other similar laws) as general creditors for payment of their claim for that portion of the Merger Consideration that was deposited with the Payment Agent.

2.3 Distributions With Respect to Unexchanged Shares.

No dividends or other distributions declared or made after the date of this Agreement with respect to Netsmart Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered CMHC Certificate with respect to the shares of Netsmart Common Stock represented thereby until the holder of record of such CMHC Certificate shall surrender such CMHC Certificate.

2.4 Transfers of Ownership.

If any certificate for shares of Netsmart Common Stock is to be issued in a name other than that in which the CMHC Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the CMHC Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to the Payment Agent any transfer or any other taxes required by reason of the issuance of a certificate for shares of Netsmart Common Stock in any name other than that of the registered holder of the CMHC Certificate surrendered, or established to the satisfaction of the Payment Agent that such tax has been paid or is not payable.

2.5 No Further Ownership Rights in CMHC Shares.

All cash paid and to be paid, and all shares of Netsmart Common Stock (including dividends and distributions thereon) issued, in connection with the surrender for exchange of CMHC Certificates in accordance with the terms of this Agreement shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to the CMHC Shares. Unless otherwise required by Section 1701.85 of the OGCL, from and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of CMHC Shares which were outstanding immediately prior to the Effective Time. If after the Effective Time, CMHC Certificates (other than CMHC Certificates representing Dissenting Shares) are presented to the Surviving Corporation for any reason, they shall, when accompanied by proper documentation, be exchanged and canceled as provided in this Article II.

2.6 Lost, Stolen or Destroyed Certificates.

In the event any CMHC Certificates shall have been lost, stolen or destroyed, the Payment Agent shall, in exchange for such lost, stolen or destroyed CMHC Certificates, upon the making of an affidavit of that fact by the holder thereof, pay that portion of the Merger Consideration deposited with the Payment Agent as provided in this Article II in respect of such CMHC Certificates; provided, however, that Netsmart may, in its discretion and as a condition precedent to the payment and issuance thereof, require that the owner of such lost, stolen or destroyed CMHC Certificates deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Netsmart, Surviving Corporation or the Payment Agent with respect to the CMHC Certificates alleged to have been lost, stolen or destroyed.

2.7 No Liability.

None of Netsmart, Surviving Corporation or any other party hereto shall be liable to a holder of CMHC Shares or shares of Netsmart Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.8 Intentionally Left Blank.

2.9 Escrow.

At the Closing, Netsmart shall deposit with the Escrow Agent (i) a cash amount equal to the product of (x) the aggregate number of the issued and outstanding CMHC Shares entitled to receive Cash Consideration under Section 2.1(c)(i) and (y) the Holdback Per Share Amount, (ii) a cash amount equal to the product of (x) the aggregate number of CMHC Shares that were the subject of the cancelled CMHC Stock Options and (y) the Holdback Per Share Amount and (iii) a cash amount equal to the product of (x) the aggregate number of CMHC Shares that were the subject of the cancelled CMHC Stock Warrants and (y) the Holdback Per Share Amount (the “Escrow Amount”). The Escrow Amount shall be allocated among the Securities Holders Indemnity Fund, the Net Working Capital Adjustment Fund and the Reimbursement Fund. If (a) there are no Dissenting Shares, (b) all holders of CMHC Stock Options have entered into the Stock Option Cancellation Agreements and (c) all holders of the CMHC Stock Warrants have entered into the Stock Warrant Exchange Agreements, the Escrow Amount, which is to be held, released and/or disbursed by the Escrow Agent in accordance with the terms of the Escrow Agreement, shall be apportioned as follows: (i) $2,100,787.63 in the Securities Holders Indemnity Fund in respect of Securities Holders’ Indemnity Obligations pursuant to Section 8.3, (ii) $97,964.19 in the Net Working Capital Adjustment Fund in respect of the net working capital adjustment pursuant to the terms of Section 5.5; and (iii) $152,388.74 in the Reimbursement Fund in respect of the reimbursement of expenses incurred by the Securities Holders’ Representative in accordance with the terms of this Agreement and the Escrow Agreement.

2.10 Payment of Shareholder Expenses .

(a) In accordance with Section 5.3(b), the Securities Holders are responsible for the payment of the Shareholder Expenses. In order to pay such expenses, at the Closing, Netsmart shall deposit with the Payment Agent a portion of the Cash Consideration otherwise payable by Netsmart to Shareholders and holders of cancelled CMHC Stock Warrants and a portion of the Option Cash Consideration otherwise payable to the holders of cancelled CMHC Stock Options in an amount equal to (i) a cash amount equal to the product of (x) the aggregate number of issued and outstanding CMHC Shares entitled to receive Cash Consideration under Section 2.1(c)(i) and (y) the Closing Payment Per Share Amount; (ii) a cash amount equal to the product of (x) the aggregate number of CMHC Shares that were the subject of the cancelled CMHC Stock Options and (y) the Closing Payment Per Share Amount and (iii) a cash amount equal to the product of (x) the aggregate number of CMHC Shares that were the subject of the cancelled CMHC Stock Warrants and (y) the Closing Payment Per Share Amount. At the Closing, the Payment Agent shall pay the Shareholder Expenses directly to the Persons entitled to payment from the amounts deposited by Netsmart. The amount of the Shareholders Expenses paid by the Payment Agent from the funds deposited by Netsmart in accordance with this Section 2.10 shall be deemed to have been received by the Securities Holders and shall be part of the Merger Consideration paid by Netsmart.

(b) Legal counsel and the investment banker to CMHC shall submit an invoice to CMHC, Netsmart and the Payment Agent not later than one business day prior to the Closing in connection with their respective fees and expenses to be paid in accordance with this Section 2.10 (there are no fees or expenses due to accountants in respect of the matters identified in Section 5.3(b)(iii)). Such amounts shall be paid by wire transfer from the Payment Agent on the Closing Date in accordance with written instructions delivered to the Payment Agent from legal counsel and the investment banker, respectively, at least one business day prior to the Closing.

(c) With the funds deposited by Netsmart with the Payment Agent in accordance with this Section 2.10, the Payment Agent shall pay the Change in Control Payments described on Schedule 5.3(b) to each Key Employee by wire transfer in accordance with written instructions delivered to the Payment Agent from such Key Employee at least one business day prior to the Closing, or in the absence of such instructions from a Key Employee, by the delivery to such Key Employee of a cashier or certified check made payable to the order of such Key Employee. With respect to the payments made to the Key Employees, Netsmart shall be entitled to deduct and withhold such amounts as Netsmart or CMHC is required to deduct and withhold under the Code, or any Applicable Law related to Taxes.

2.11 Withholding Rights.

Each of the Surviving Corporation and Netsmart shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any Securities Holders such amounts as Netsmart or the Surviving Corporation are required to deduct and withhold under the Code, or any Applicable Law related to Taxes (a “Tax Law”), with respect to the making of such payment; provided, however, that the Surviving Corporation or Netsmart, as the case may be, shall give prior notice to any such Securities Holder from whom funds are so withheld of the amount of such withholding. To the extent that amounts are so withheld by Netsmart or the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Securities Holder in respect of whom such deduction and withholding was made by Netsmart or the Surviving Corporation. All amounts so deducted or withheld pursuant to the Code, or any other Tax Law, shall be paid to or deposited with the appropriate Governmental Authority at the time and place required by the Code or other Tax Law, as applicable.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF CMHC

CMHC represents and warrants to Netsmart and Acquisition as follows:

3.1 Organization and Authority.

CMHC is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as now being conducted. CMHC is duly licensed or qualified to do business and is in good standing in each jurisdiction in which CMHC is required to be so qualified or licensed, except where failure to be so qualified or licensed has not had, and would not reasonably be expected to have, a Material Adverse Effect.

3.2 Subsidiaries.

Except as set forth on Schedule 3.2, CMHC has no subsidiaries and CMHC has no direct or indirect equity ownership in any firm, association, corporation, business enterprise or other Person. The subsidiaries identified on Schedule 3.2 do not engage in any business activities and do not have any material liabilities other than as set forth therein.

3.3 Authorization of Agreements.

CMHC has the requisite corporate power and authority to execute, deliver and enter into this Agreement and each of the Related Agreements to which it is a party and to perform its obligations under this Agreement and each of such Related Agreements. The execution, delivery and, subject to obtaining the requisite approval of the shareholders of CMHC, performance by CMHC of this Agreement and each of the Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of CMHC. This Agreement has been, and, when executed and delivered by CMHC, each of the Related Agreements to which it is a party will be, duly executed and delivered by CMHC. Subject to obtaining the requisite approval of the shareholders of CMHC, this Agreement constitutes, and, when executed and delivered by the parties thereto, each of the Related Agreements to which CMHC is a party will constitute, the binding obligation of CMHC, enforceable against it in accordance with its respective terms, except as the enforcement thereof may be subject to or limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally now or hereafter in effect and subject to the application of equitable principles and the availability of equitable remedies.

3.4 Capital Stock.

Schedule 3.4 sets forth the authorized, issued and outstanding shares of all classes of the capital stock of CMHC, including the name of each current holder and the number of shares of record held by such holder. Except as set forth on Schedule 3.4, there are no other equity interests in CMHC. Except for the issuance, if any, of CMHC Shares upon the exercise of a CMHC Stock Option or CMHC Stock Warrant, there has not been any change in the authorized, issued and outstanding capital stock of CMHC from and after the Latest Balance Sheet Date. All of the outstanding capital stock of CMHC has been duly authorized and is validly issued, fully paid and nonassessable. All outstanding capital stock of CMHC was issued in compliance with the Articles of Incorporation and Code of Regulations of CMHC and with Applicable Law. Except as set forth on Schedule 3.4, there are no rights (whether by law, preemption, contracts or otherwise), subscriptions, warrants, options, conversion rights, commitments, understandings, arrangements or agreements of any kind authorized or outstanding to purchase or otherwise acquire from CMHC or to the Knowledge of CMHC any other Person, any capital stock, or other securities or obligations of any kind convertible into or exchangeable for any capital stock of CMHC or any other equity interest in CMHC. Except for the Shareholders Voting Agreement and as set forth on Schedule 3.4, there is no proxy, or any agreement, arrangement or understanding of any kind authorized or outstanding which restricts, limits or otherwise affects the ability to transfer or the right to vote any of the shares of the capital stock of CMHC. There are no accrued or unpaid dividends with respect to any issued and outstanding shares of the capital stock of CMHC.

3.5 No Conflicts.

Except for the necessary approvals of the Shareholders of CMHC and as set forth on Schedule 3.5, the execution and delivery by CMHC of this Agreement, the Related Agreements to which it is a party and any other agreement or certificate of CMHC executed and delivered in accordance with the terms hereof do not, and the performance by CMHC of its obligations under this Agreement, such Related Agreements and such other agreements or certificates and the consummation of all of the transactions contemplated hereby and thereby will not: (i) with or without the giving of notice or the passage of time or both, violate or conflict with or result in a breach of any provision of the Articles of Incorporation or Code of Regulations of CMHC; (ii) require CMHC to obtain the consent, waiver, approval, or authorization of, or CMHC to make a registration, declaration or filing with, any Person or Governmental Authority; and (iii) with or without the giving of notice or the passage of time or both, (a) violate or conflict with, or (b) result in a material breach or termination of, or (c) constitute a material default under, or grounds for the modification or cancellation of, or (d) result in the imposition of any penalty or revocation or suspension of rights under, or (e) accelerate or permit the acceleration of the performance required by, or (f) result in the creation of any Liens, except Permitted Liens, upon any of the material assets of CMHC, or otherwise give rise to any Liability under, any material agreement (including, without limitation, any Scheduled Contract or Government Contract), permit or any Order, or any statute or regulation to which CMHC is a party or by which CMHC or any of its assets may be bound or governed.

3.6 Financial Statements.

Attached hereto as Schedule 3.6 are the Financial Statements of CMHC. Except as set forth on Schedule 3.6, for the respective periods, the Financial Statements: (i) present fairly in all material respects the consolidated financial position of CMHC and the Partnership at such dates and the results of operations for the respective periods ended on such dates, subject only in the case of the unaudited financial statements for the quarter ended June 30, 2005, to normal year end adjustments; and (ii) were prepared in accordance with Past Practice and GAAP, consistently applied during the periods (except as may be indicated therein or in the notes thereto and except that the unaudited financial statements as and for the quarter ended June 30, 2005 may not contain all of the notes thereto required by GAAP).

3.7 Taxes.

(a) CMHC has delivered to, or made available for inspection by, Netsmart correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by CMHC filed or received since March 31, 2002.

(b) All Tax Returns of CMHC have been timely filed, and each such Tax Return is true, correct and complete in all material respects and was prepared in substantial compliance with all applicable laws and regulations.

(c) Except as set forth in Schedule 3.7(c), all Taxes due and owing by CMHC have been paid.

(d) CMHC has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(e) Except as set forth in Schedule 3.7(e), the Tax Returns of CMHC have not been audited by any Governmental Authority during the past three years. To the Knowledge of CMHC, no Governmental Authority has proposed any additional Taxes with respect to CMHC or for which CMHC may be liable or with respect to any of CMHC’s operations or business. There are no pending or, to the Knowledge of CMHC, threatened claims or assessments for Taxes with respect to CMHC. There are no pending or, to the Knowledge of CMHC, threatened examinations with respect to Taxes by any Governmental Authority with respect to CMHC.

(f) CMHC has not been granted an extension of any statutes of limitations with respect to any Taxes for any fiscal year. Except as set forth on Schedule 3.7(f), CMHC has not requested any extension of time within which to file any currently unfiled Tax Returns.

(g) There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the properties or assets of CMHC.

(h) Except as set forth in Schedule 3.7(h), CMHC is not liable for Taxes of any other person and is neither currently under any contractual obligation nor a party to any tax sharing agreement or other agreement providing for payments by CMHC with respect to Taxes.

(i) CMHC has not engaged in any transaction for which its participation is required to be disclosed under Treasury Regulation section 1.6011-4.

(j) Intercompany transactions engaged in by CMHC are in compliance with the transfer pricing provisions of Code § 482 and the Treasury Regulations thereunder (or any corresponding provision or regulation of state, local or foreign law).

(k) CMHC will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code § 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in the Treasury regulations under Code § 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(l) Schedule 3.7(l) lists all of the jurisdictions where CMHC is currently required or obligated to file Tax Returns. No claim has been made by a Governmental Authority in a jurisdiction where CMHC does not currently file Tax Returns that CMHC may be subject to taxation by that jurisdiction.

(m) CMHC has not filed or been included in a combined, consolidated or unitary tax return (or substantial equivalent thereof) of any Person (other than a return with respect to a group the common parent of which was CMHC), and has no Liability for the Taxes of any Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(n) CMHC is not a party to any agreement, contract, arrangement or plan that has resulted or would result separately, or in the aggregate, in the payment of an excess parachute payment within the meaning of Code § 280G (or any corresponding provision of state, local or foreign law) in connection with the Merger.

(o) CMHC has not been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii).

(p) CMHC has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code § 6662.

(q) CMHC has properly classified its workers as either employees or independent contractors for federal, state, local and foreign tax purposes.

(r) CMHC does not have a permanent establishment, as defined in an applicable tax treaty, in any country (other than the United States).

(s) Except as set forth on Schedule 3.7(s), CMHC has not distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Code § 355 or § 361.

3.8 No Adverse Changes.

Except as set forth on Schedule 3.8 and, in the case of clause (i) hereof except for conduct or changes related to the transactions contemplated by this Agreement, since the Latest Balance Sheet Date: (i) the business of CMHC has been conducted only in the Ordinary Course of Business; (ii) there has been no change in the financial condition, assets, liabilities, business, operations, or affairs of CMHC other than changes in the Ordinary Course of Business, none of which singly, and no combination of which in the aggregate has had, or would reasonably be expected to have, a Material Adverse Effect on CMHC; and (iii) to the Knowledge of CMHC, there is no threatened occurrence or development which would reasonably be expected to have a Material Adverse Effect on CMHC.

3.9 Conduct of Business.

Except as disclosed on Schedule 3.9, since the Latest Balance Sheet Date, CMHC has not: (i) except for transactions contemplated by, and actions taken in connection with, this Agreement, created or incurred any material Liability other than in the Ordinary Course of Business; (ii) subjected to any Liens, except Permitted Liens, any of its properties, real or personal, or assets, tangible or intangible; (iii) discharged or satisfied any Lien or paid any Liability except, in each case, in the Ordinary Course of Business; (iv) waived, released or compromised any claims or rights of material value under, or terminated or materially modified, any Material/Service Agreement; (v) entered into any settlement, compromise or consent with respect to any Action; (vi) sold, assigned, transferred, leased or otherwise disposed of any of its assets, tangible or intangible, or canceled any debts or claims except, in each case, for fair consideration in the Ordinary Course of Business; (vii) declared or paid any dividends, or made any other distribution on or in respect of, or directly or indirectly purchased, retired, redeemed or otherwise acquired any shares of its capital stock, or paid any notes or open accounts to, or paid any amount or transferred any asset to, any Shareholder, other than compensation paid in the Ordinary Course of Business in accordance with the terms of employment of such Shareholder in effect on the Latest Balance Sheet Date; (viii) except for (a) Government Contracts, Customer Contracts and Material/Service Agreements entered into in the Ordinary Course of Business, (b) any commitments to pay compensation to any employee hired after the Latest Balance Sheet Date and (c) contracts or commitments entered into in connection with the transaction contemplated by this Agreement, made or become a party to, or become bound by, any contract or commitment or renewed, extended, amended, modified or terminated any contract or commitment which in any one case involved an amount in excess of $20,000 or in the aggregate an amount in excess of $50,000; (ix) adopted or (except as otherwise required by Applicable Law), amended, any Employee Benefit Plan, or except (a) pursuant to an existing agreement, or (b) in connection with any incentive bonus payments to officers or employees in an amount that does not exceed the aggregate amount currently accrued by CMHC for such incentive bonuses and set forth in Schedule 3.9 hereto, (c) for the transactions with Key Employees described in Section 5.3(b) or (d) for the transactions described in Section 6.1(j): (1) paid, agreed to pay or entered into or modified any contract requiring it to pay, any bonus, extra compensation, pension or severance pay to any of its officers or employees, or (2) increased the rate or altered the form of compensation, including, without limitation, salaries, fees, commission rates, bonuses, profit sharing, incentive, pension, retirement or other similar payments to any of its directors, officers or employees; (x) increased the compensation, fees or other remuneration payable or to become payable to any of its independent contractors, consultants or agents; (xi) issued or sold any CMHC Shares or securities convertible into CMHC Shares (excluding any CMHC Shares issued in connection with the exercise of a CMHC Stock Option or CMHC Stock Warrant that was issued and outstanding on the Latest Balance Sheet Date); (xii) announced any material change in the form or manner of distribution of any of its products or services; (xiii) materially changed any of its accounting methods or principles used in recording transactions on its books or records or in preparing the Financial Statements; (xiv) entered into any contract or commitment to do any of the foregoing; or (xv) except for transactions contemplated by, and actions taken in connection with, this Agreement, entered into any other transaction or taken any other action not in the Ordinary Course of Business.

3.10 Title to Assets.

CMHC has good title to all of the assets owned by it and valid leasehold interests in all of the real and personal property leased by it, free and clear of all Liens except Permitted Liens. No condemnation, eminent domain or similar proceeding affecting all or any material portion of any such real property is pending or, to the Knowledge of CMHC, threatened. Except for license agreements entered into with customers of CMHC in the Ordinary Course of Business in respect of certain assets constituting Intellectual Property of CMHC, none of CMHC’s assets is subject to any sublease, sublicense or other agreement granting to any other Person any right to the use or enjoyment of such assets. Other than those of CMHC’s assets which are leased or licensed by CMHC from other Persons, there are no assets which are owned by any third party. All of the assets and properties owned or leased by CMHC (i) are in the aggregate sufficient and adequate to carry on the business of CMHC as currently conducted; (ii) are, in the aggregate, in all material respects in a good state of maintenance, repair and operating condition as required for the operation and use thereof in the Ordinary Course of Business; and (iii) comply (as to assets and properties owned by CMHC) in all respects with Applicable Law and comply with the terms and conditions of all leases and other agreements to which CMHC is a party relating to any such property, except where the failure to be in such compliance has not had, and would not reasonably be expected to have, a Material Adverse Effect on CMHC.

3.11 Real Property.

(a) CMHC does not own any real property.

(b) Schedule 3.11(b) sets forth a description of each parcel of real property leased by CMHC. CMHC has delivered to Netsmart a true and complete copy of a lease agreement dated as of January 6, 1994, including the First Amendment to Lease Agreement dated April 29, 1999 and as supplemented by the letter dated March 25, 2004 from CMHC to the Partnership relating the exercise of renewal options (collectively, the “Lease”) between CMHC and the Partnership with respect to certain real property located at 570 Metro Place North, Dublin, Ohio 43017. The real property leased to CMHC under the Lease is referred to herein as the “Business Premises”. Except as set forth on Schedule 3.11(b), the only real property leased or subleased to CMHC and/or used for or in connection with the business of CMHC currently is the Business Premises.

(c) CMHC enjoys quiet possession under the Lease and the lease referenced in item 2 of Schedule 3.11(b), each of which, to the Knowledge of CMHC, is enforceable in accordance with its respective terms against the lessor thereunder. CMHC is not in default under the terms of the Lease or the lease referenced in item 2 of Schedule 3.11(b), except for any such default which has not had, and would not reasonably be expected to have, a Material Adverse Effect on CMHC, and no condition exists and no event has occurred which, with or without the passage of time or the giving of notice or both, would constitute such a default. Each of the Lease and the lease referenced in item 2 of Schedule 3.11(b) is a valid and binding obligation of CMHC.

(d) The Business Premises are occupied solely by CMHC and are being used exclusively for, and in connection with, CMHC’s business. CMHC has not transferred, conveyed or encumbered any interest in the Lease except for Permitted Liens.

3.12 Inventory.

Schedule 3.12 hereto sets forth a summary of all of the inventory of CMHC as of the Latest Balance Sheet Date, whether or not reflected on the Latest Balance Sheet or in the Financial Statements (the “Inventory”). The Inventory summarized on Schedule 3.12 and all additions thereto acquired since the Latest Balance Sheet Date (not having been disposed of since the Latest Balance Sheet Date in the Ordinary Course of Business) are of a quantity and quality usable and saleable in the Ordinary Course of Business. All additions to the Inventory acquired since the Latest Balance Sheet Date were acquired in the Ordinary Course of Business at a cost not exceeding market prices at the time of purchase. Obsolete, discontinued, returned, damaged, overage or off-quality items do not constitute a material part of such Inventory. Finished goods in Inventory conform to published specifications, are free from material defects and are marketable and saleable in the Ordinary Course of Business at the current prices of CMHC in their current condition. All Inventory not written off has been recorded on the books of CMHC at the lower of cost or market value determined in accordance with GAAP.

3.13 Accounts Receivable.

All accounts and notes receivable of CMHC represent valid obligations to CMHC arising from bona fide transactions in the Ordinary Course of Business and, except as set forth on Schedule 3.13, to the Knowledge of CMHC, are not subject to claims or set-off or other defenses or counterclaims. All accounts and notes payable by CMHC arose in bona fide transactions in the Ordinary Course of Business.

3.14 Material/Service Agreements; Other Contracts.

(a) Exclusive of (i) the Government Contracts listed on Schedule 3.15(a) and (ii) contracts entered into with customers in the Ordinary Course of Business which are not Government Contracts (“Customer Contracts”), Schedule 3.14(a) sets forth a list of all contracts or agreements, whether oral or written, for the provision, purchase or sale of materials, inventory or services with a valuation of $20,000 or more to which CMHC is a party or by which CMHC or its assets or properties are bound and which have not yet been performed in full (collectively, the “Material/Service Agreements”). Except as set forth on Schedule 3.14(a), no party thereto has notified CMHC of its intention to terminate or cancel any such Material/Service Agreement in accordance with the terms thereof.

(b) Except as disclosed on Schedule 3.14(b) hereto, and other than disclosed on Schedule 3.14(a) or 3.15(a), regardless of whether oral or written, CMHC is not a party to, or bound by, any of the following:

(i) a contract, commitment or arrangement involving, in any one case, $20,000 or more, including without limitation, licenses (other than licenses for Intellectual Property) and those requiring capital expenditures;

(ii) a contract with a term of, or requiring performance, more than one year from its date;

(iii) a lease or lease purchase agreement, mortgage, conditional sale agreement, indenture, security agreement, credit agreement, pledge or option with respect to any property, real or personal (tangible or intangible), in any capacity;

(iv) a contract of employment;

(v) a contract or agreement with any independent contractor or consultant;

(vi) a note, loan, credit or financing agreement or other contract for money borrowed or other evidence of indebtedness of CMHC, all related security agreements and collateral documents, including any agreement for any commitment for future loans, credit or financing, and all other agreements that create a Lien on any property or asset;

(vii) a guarantee of a payment by any Person in excess of $20,000;

(viii) an agency (sales or otherwise), distribution, brokerage (including, without limitation, any brokerage or finder's agreement or arrangement with respect to any of the transactions contemplated by this Agreement) or advertising agreement;

(ix) a contract with investment bankers, accountants, or attorneys, including those relating to this Agreement;

(x) a shareholder agreement or contract with any shareholder, director or officer of CMHC or any Affiliate of such Persons;

(xi) a contract, commitment or arrangement which restricts CMHC from engaging or competing in any business or in any location or from soliciting clients, employees or other service providers or which requires CMHC to maintain the confidentiality of any material matter;

(xii) a partnership or joint venture agreement;

(xiii) a contract containing a change of control or acceleration of performance provision that would be triggered by the closing of the transactions contemplated by this Agreement;

(xiv) a Tax sharing arrangement with any Person pursuant to which CMHC or Netsmart will have to make any payments based on the transactions contemplated by this Agreement; and

(xv) a franchise or royalty agreement.

CMHC has made available for inspection by Netsmart a correct and complete copy of each written contract, agreement and other document listed on Schedule 3.14(a) or 3.14(b) hereto and all amendments thereto and any waivers granted thereunder (collectively, including the Material/Service Contracts and the Customer Contracts, the “Scheduled Contracts”).

(c) Except as described on Schedule 3.14(c) hereto, all Scheduled Contracts are valid and binding agreements, in full force and effect and enforceable in accordance with their respective terms, except as the enforcement thereof may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally now or hereafter in effect and subject to the application of equitable principles and the availability of equitable remedies. Except as described in Schedule 3.14(c), there is not, under any Scheduled Contract any existing material default or material breach by CMHC, or, to the Knowledge of CMHC, by any other party or any event, condition or act (including the consummation of the transactions contemplated by this agreement) which, with the giving of notice or the lapse of time (i) would constitute a default under or a breach by CMHC of any provision of any Scheduled Contract or (ii) would permit the acceleration of any obligation of any party to any Scheduled Contract or the creation of a Lien upon any of CMHC’s assets. CMHC has not received written notice of the pending or threatened cancellation, revocation or termination of any of the Scheduled Contracts, and does not have Knowledge that any such cancellation, revocation or termination is reasonably likely to occur (other than pursuant to the expiration of such Scheduled Contract in accordance with its terms). CMHC has not assigned, delegated or otherwise transferred any of its rights or obligations with respect to any Scheduled Contract. None of the Scheduled Contracts places restrictions on CMHC to engage in its business in any place or to solicit any Persons as customers, employees or independent contractors. Except for Scheduled Contracts entered into in connection with the transactions contemplated by this Agreement, none of the Scheduled Contracts was entered into outside of the Ordinary Course of Business.

3.15 Government Contracts.

(a) Schedule 3.15(a) sets forth a complete and accurate list as of the Latest Balance Sheet Date of the Government Contracts, true, complete and correct copies of which have been made available to Netsmart. “Government Contracts” shall mean all current contracts, having a valuation of $25,000 or more between CMHC and any Governmental Authority.

(b) Except as set forth in Schedule 3.15(b), CMHC is not a party to any current material dispute relating to a Government Contract. CMHC has not received notice that CMHC has breached or violated any Applicable Law, certification, representation, clause, provision, or requirement with respect to any Government Contract. There are no current or, to the Knowledge of CMHC, threatened Actions against CMHC arising out of or relating to any Government Contract. CMHC has not received a cure notice, a show cause notice, a suspension of work notice, or a stop work order with respect to any Government Contract.

(c) Except as set forth in Schedule 3.15(b), no Governmental Authority nor any other Person has notified CMHC that CMHC or any of its directors, officers, agents, or employees have breached or violated any Applicable Law, certification, regulation, representation, clause, provision, or requirement relating to any Government Contract.

(d) With respect to each Government Contract, except as set forth in Schedule 3.15(b), CMHC has not been challenged by the Governmental Authority as to any cost incurred by CMHC nor has any such cost been the subject of any audit or investigation by the Governmental Authority, or disallowed by the Governmental Authority. No payment due to CMHC relating to any Government Contract has been withheld (except to the extent such withholding is in the Ordinary Course of Business) or set off, nor has any claim been made by the Governmental Authority to withhold (except to the extent such withholding is in the Ordinary Course of Business) or set off money due to CMHC under a Government Contract.

(e) Except as set forth in Schedule 3.15(b), CMHC has complied in all material respects with the terms and conditions of each Government Contract, including all clauses, provisions and requirements incorporated expressly, by reference or by operation of law. CMHC has, with respect to all Government Contracts: (x) complied in all material respects with all certifications and representations it has executed, acknowledged or set forth with respect to each such contract; and (y) submitted certifications and representations with respect to each such contract that were in all material respects accurate, current and complete when submitted, and were properly updated in all material respects to the extent required by law or the applicable contract.

(f) Except as set forth in Schedule 3.15(b), CMHC has not been notified of any warranty claims relating to any Government Contract other than in the Ordinary Course of Business.

(g) CMHC has not received notice of any unfavorable past performance assessments, evaluations, or ratings relating to any Government Contract.

(h) Except as set forth in Schedule 3.15(b), to the Knowledge of CMHC, no Government Contracts are subject to any right of set off, except as provided under Applicable Law. CMHC has not received any written notice that monies due under any Government Contract are or may be subject to withholding or set off.

(i) Except as set forth in Schedule 3.15(i), during the past three (3) years, CMHC has not been nor is it now being audited or, to the Knowledge of CMHC, investigated, by any Governmental Authority in respect of any Government Contract.

(j) Neither CMHC, nor, to the Knowledge of CMHC, any of CMHC’s officers, directors, or employees, has knowingly or recklessly provided to any Person any materially false or misleading information with respect to CMHC, or any of its officers, directors, equity holders or employees, in connection with the procurement of, performance under or renewal of, any Government Contract.

3.16 Intellectual Property.

(a) Schedule 3.16(a) lists all of the following intellectual property owned by CMHC: (i) all issued Patents, and all pending applications for Patents; (ii) all registered Trademarks, and all pending applications for Trademarks; (iii) all registered Copyrights, and all pending applications for Copyrights; and (iv) all Domain Names that are material to CMHC’s business. Schedule 3.16(a) lists all common-law Trademarks owned by CMHC, and all Copyrights that are not registered or the subject matter or an application to register, that are material to CMHC’s business and owned by CMHC.

(b) Other than Customer Contracts and Government Contracts entered into in the Ordinary Course of Business, Schedule 3.16(b) lists all licenses, sublicenses, agreements or instruments involving the Intellectual Property which are material to CMHC’s business, including (i) licenses by CMHC to any Person of any Intellectual Property other than licenses granted to customers in the Ordinary Course of Business, and (ii) all licenses by any other Person to CMHC of any Intellectual Property (except with respect to generally available “off-the-shelf” software) which are necessary for the conduct of CMHC’s business (each, a “License”). Each License identified on Schedule 3.16(b) is a valid and binding agreement, in full force and effect and enforceable in accordance with its terms. With respect to each License, there is no default (or event that with the giving of notice or passage of time would constitute a default) by CMHC, or, to the Knowledge of CMHC, the other party thereto. There are no pending, or, to the Knowledge of CMHC, threatened claims with respect to any License. True and complete copies of all Licenses have been provided to Netsmart.

(c) CMHC has good and valid title to, or otherwise possesses the rights to use by written License, all Intellectual Property necessary for the conduct of CMHC’s business. Except for (i) Liens listed on Schedule 3.16(c), (ii) Intellectual Property owned by third parties and (iii) licenses granted to customers in the Ordinary Course of Business, to the Knowledge of CMHC, no Person other than CMHC has any right or interest of any kind or nature in or with respect to the Intellectual Property, or any portion thereof, or any rights to sell, license, lease, transfer or use or otherwise exploit the Intellectual Property or any portion thereof. CMHC is the owner of all Intellectual Property created by its officers or employees as “works for hire”. All independent contractors of CMHC who have created Intellectual Property for CMHC have executed an agreement under which all rights, title and ownership in and to such Intellectual Property have been assigned to CMHC.

(d) CMHC has not received written notice that it has, nor, to the Knowledge of CMHC, has CMHC, infringed upon, misappropriated or misused, any intellectual property or proprietary information of another Person. There are no pending or, to the Knowledge of CMHC, threatened claims or proceedings contesting or challenging the Intellectual Property, or CMHC’s use of the Intellectual Property owned by another Person. Except as set forth in Schedule 3.16(d), to the Knowledge of CMHC, no Person is infringing upon, misappropriating, or otherwise violating CMHC’s rights to the Intellectual Property.

(e) Schedule 3.16(e) contains a true and complete list of all of the Software included, embedded or incorporated in or developed for inclusion in CMHC’s products or in websites of CMHC, or used in the delivery of services or otherwise by CMHC. CMHC owns or has valid licenses to all Software identified on Schedule 3.16(e). Except as identified in Schedule 3.16(e), no open source or public library software, including any version of any software licensed pursuant to any GNU public license, is, in whole or in part, embodied or incorporated in the Software. CMHC has not incorporated any Intellectual Property owned by another Person into CMHC’s Software, except as set forth on Schedule 3.16(e). CMHC employs commercially reasonable measures to ensure that CMHC’s Software contain no “viruses” which, for the purposes of this Agreement, means any computer code intentionally designed to disrupt, disable or harm in any manner the operation of any Software or hardware, but does not include any CMHC intended features which limit a customer’s use of Software to the scope of the customer’s license.

(f) CMHC has taken commercially reasonable measures to protect the proprietary nature of the Intellectual Property and to maintain in confidence all Trade Secrets and other confidential Intellectual Property and information owned or used by CMHC in connection with CMHC’s business. To the Knowledge of CMHC, no material Trade Secret or other material confidential Intellectual Property or information of CMHC owned or used in connection with CMHC’s business has been disclosed to any third party, other than pursuant to a non-disclosure or confidentiality agreement or other conditional obligation intended to protect CMHC’s proprietary interests in and to such Trade Secrets or confidential Intellectual Property.

(g) Trademarks: (i) All registered Trademarks, and pending applications for Trademarks with the United States Patent and Trademark Office (“PTO”) or any other trademark office, are currently in compliance with all legal requirements (including the filing of affidavits of use and renewal applications as applicable), and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the date hereof; (ii) No Trademark has been or is now involved in any opposition, infringement, dilution, unfair competition or cancellation proceeding and, to the Knowledge of CMHC, no such action is threatened with respect to any of the Trademarks; (iii) No Trademark is alleged to infringe any trade name, trademark or service mark of any other Person and, to the Knowledge of CMHC, no Trademark is infringed; (iv) All of CMHC’s products displaying a Trademark which has been registered with the PTO bear the proper federal registration notice.

(h) Except as set forth on Schedule 3.16(h) the Intellectual Property is free and clear of any and all Liens, except Permitted Liens.

(i) CMHC uses commercially reasonable practices to ensure the physical and electronic protection of its information assets from unauthorized disclosure, use or modification. Other than as set forth on Schedule 3.16(i), to the Knowledge of CMHC, there has been no breach of security involving any websites or information assets of CMHC. All data which has been collected, stored, maintained or otherwise used by CMHC has been collected, stored, maintained and used in accordance with all applicable U.S. and foreign laws, rules and regulations. CMHC has not been notified of noncompliance with Applicable Law, or any pertinent guidelines or industry standards pertaining to information security, except as would not have a Material Adverse Effect on CMHC.

3.17 Customer and Supplier Relationships.

(a) Attached hereto as Schedule 3.17(a) is a list of the fifty (50) largest customers by dollar volume for the twelve months ended March 31, 2005 and the fifty (50) largest suppliers to CMHC for the twelve months ended March 31, 2005, with dollar volumes identified for the period from April 1, 2005 through September 12, 2005.

(b) Except as set forth on Schedule 3.17(b), there exists no actual or, to the Knowledge of CMHC, threatened termination, cancellation or limitation of, or any change in, the business relationship that any of the customers or suppliers identified in Schedule 3.17(a) has with CMHC that has had, or would reasonably be expected to have, a Material Adverse Effect on CMHC. To the Knowledge of CMHC, no such customer or supplier has experienced any work stoppage or other circumstance or condition that has had or would reasonably be expected to have a Material Adverse Effect on CMHC or that has had, or would reasonably be expected to have, a Material Adverse Effect on CMHC’s future relationship with any such customer or supplier. There are no pending material disputes or controversies between CMHC and any such customer or supplier of CMHC. No such customer of CMHC has any right to any credit or refund for products sold or services rendered or to be rendered by CMHC pursuant to any contract, understanding or practice of CMHC other than pursuant to the normal course return policy of CMHC.

3.18 Employees.

(a) Except as set forth on Schedule 3.18(a), each employee of CMHC is employed on an at-will basis and CMHC does not have any written or oral agreement with any such employees which would interfere with the ability to discharge such employees. Except for (i) Merger Consideration payments under this Agreement, (ii) rights to benefits pursuant to CMHC personnel policies and practices set forth on Schedule 3.18(a) or under Applicable Law, or (iii) such other matters described on Schedule 3.18(a), CMHC has not promised or represented or distributed any written material to any of its directors, officers, employees, consultants, independent contractors, or other personnel that any of such Persons will be employed or engaged by or receive any particular benefits from (i) CMHC or any of its Affiliates or (ii) Netsmart or any of its Affiliates, in each case on or after the Closing Date. Except as described Schedule 3.18(a), to the Knowledge of CMHC, as of the date of this Agreement, no employee of CMHC identified on Schedule 6.1(j) has any plans to terminate or modify their status as an employee or employees of CMHC (including upon consummation of the transactions contemplated hereby).

(b) Schedule 3.18(b) sets forth a true, complete and correct list of all current employees, independent contractors and consultants of CMHC and, with respect to each such employee, independent contractor and consultant, the total compensation (including, without limitation, with respect to employees, salary, bonuses and incentive compensation, and, with respect to independent contractors and consultants, fees) received by such employee and independent contractor in the immediately preceding fiscal year of CMHC, each such employee’s, independent contractor’s and consultant’s current compensation, each such employee’s current title, the number of years of continuous service of each such employee and the period of service of each such independent contractor and consultant with CMHC. Schedule 3.18(b) also sets forth a true, complete and correct list of all outstanding loans by CMHC to its officers or employees. All material income taxes, social security, unemployment and other taxes due and payable have been timely withheld by CMHC from its employees for all periods in compliance with Applicable Law. All material federal, state, local and foreign Tax Returns, as required by Applicable Law, have been filed by CMHC for all periods for which Tax Returns were due with respect to employee income tax withholding, social security and unemployment taxes, and the amounts shown thereon to be due and payable have been paid or deposited, together with any interest and penalties that are due as a result of CMHC’s failure to file such Tax Returns when due and pay or deposit when due the amounts shown thereon to be due.

(c) CMHC does not have any liability based upon, arising out of or relating to the classification of any individual working for or related to CMHC as an independent contractor or “leased employee” (within the meaning of Section 414(n) of the Code) rather than as an employee.

(d) All obligations to individuals who are or have been directors, officers, employees, independent contractors, consultants, agents or representatives of CMHC for wages, reimbursements, fees, retirement, severance, deferred compensation, incentive, stock option, vacation, bonus, unemployment and other payments, distributions and benefits accrued to and including the Closing Date and all contributions (voluntary or otherwise) to any payments under all employee benefit plans have been duly paid or provided for by CMHC other than obligations arising in the Ordinary Course of Business of CMHC that are not yet due to be paid.

(e) Except as set forth in Schedule 3.18(e), to the Knowledge of CMHC, no employee of CMHC is bound by any agreement with any other Person that is violated or breached by such employee performing the services he or she is performing for CMHC.

3.19 Employee and Labor Relations.

(a) There is no collective bargaining agreement or union contract binding on CMHC which covers employees of CMHC. CMHC has not been negotiating, nor is it under any obligation to negotiate, any collective bargaining agreement or union contract with respect to any employees of CMHC and to the Knowledge of CMHC, the employees of CMHC are not seeking to be covered by a collective bargaining agreement or union contract. As related to CMHC, no labor organization or group of employees of CMHC has made a pending demand for recognition or certification, to the Knowledge of CMHC, there are no existing organization drives, and there are and have been no representation or certification proceedings or petitions seeking a representation proceeding, with the National Labor Relations Board or any other labor relations tribunal or authority, nor have any such demands, proceedings or petitions been brought or filed or threatened to be brought or filed within the past three (3) years.

(b) CMHC is currently in material compliance with, and during the last six years there has been no material violation of, Applicable Law with respect to the employment of individuals by, or the employment practices or work conditions of CMHC or their respective terms and conditions of employment, wages and hours. CMHC is not engaged in any unfair labor practice or other unlawful employment practice (including under any immigration laws). Except as set forth on Schedule 3.19(b), there are no unfair labor practice charges or other employee related complaints or claims against CMHC pending or, to the Knowledge of CMHC, threatened before the National Labor Relations Board, the Equal Employment Opportunity Commission, the Occupational Safety and Health Review Commission, the Department of Labor, or any other Governmental Authority. CMHC has not been notified in writing by any Governmental Authority of any alleged violation by CMHC of Applicable Law that remains unresolved respecting employment and employment practices, terms and conditions of employment, or wage and hours.

(c) There is no existing, or to the Knowledge of CMHC, threatened, work stoppage, strike, dispute, boycott, slowdown, lockout, picketing or other labor problem involving employees of CMHC or related to the business or operations of CMHC, nor, to the Knowledge of CMHC, have any such problems occurred or been threatened within the past three years.

(d) CMHC has not received any written notice of the intent of any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation of CMHC, and, to the Knowledge of CMHC, no such investigation is in progress.

(e) There are no outstanding Orders against CMHC under any occupational health or safety legislation and, to the Knowledge of CMHC, none has been threatened. All material levies, assessments and penalties made against CMHC pursuant to all applicable workers compensation legislation as of the date hereof have been paid by CMHC, unless subject to a good faith challenge or dispute by CMHC, and CMHC has not been reassessed under any such legislation.

3.20 Benefit Plans.

(a) Schedule 3.20(a) hereto sets forth a true and complete list of each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) maintained by CMHC or any trade or business under common control with CMHC within the meaning of Section 4001(a)(14) of ERISA (each, an “ERISA Affiliate”) or to which CMHC or an ERISA Affiliate contributes or is required to contribute, including any multiemployer employee welfare benefit plan, on behalf of officers and employees of CMHC (such multiemployer and other employee welfare benefit plans being hereinafter collectively referred to as the “Welfare Benefit Plans”). With respect to each Welfare Benefit Plan, all contributions or premiums due by, or attributable to the period ending on, the Closing Date have been paid or accrued and no such amounts are delinquent. Except for COBRA coverage, there are no Welfare Benefit Plans or Benefit Arrangements that provide medical or death benefits to current or former employees of CMHC beyond their retirement or termination of employment. CMHC has furnished or made available to Netsmart copies of each Welfare Benefit Plan, Pension Benefit Plan and Benefit Arrangement, the most recent annual report and summary plan description for each Welfare Benefit Plan, Pension Benefit Plan and Benefit Arrangement, where applicable, and a written summary of each other Welfare Benefit Plan, Pension Benefit Plan and Benefit Arrangement where no formal plan or summary exists.

(b) Schedule 3.20(b) hereto sets forth a true and complete list of each “employee pension benefit plan” (as defined in Section 3(2) of ERISA) maintained by CMHC or an ERISA Affiliate or to which CMHC or an ERISA Affiliate contributes or is required to contribute, including any multiemployer employee pension benefit plan, on behalf of officers and employees of CMHC (such multiemployer and other employee pension benefit plans being hereinafter collectively referred to as the “Pension Benefit Plans”). No Pension Benefit Plan is a “defined benefit plan” (as defined in Section 3(35) of ERISA). Neither CMHC nor any of its ERISA Affiliates has any liability or potential liability under Title IV of ERISA. With respect to each Pension Benefit Plan, all contributions due by or attributable to the period ending on the date hereof have been made or accrued on the Latest Balance Sheet.

(c) To the Knowledge of CMHC, each Pension Benefit Plan, each Welfare Benefit Plan, each Benefit Arrangement and each related trust agreement and annuity contract and insurance policy, where applicable, complies currently and has complied in the past, both as to form and operation, with the provisions of (A) the Code and, with respect to each Pension Benefit Plan, such provisions to be tax qualified under Section 401(a) or 403(a) of the Code; (B) ERISA; and (C) all other Applicable Laws; all necessary Government Approvals for the Pension Benefit Plans have been obtained; and favorable determination letters, copies of which have been made available to Netsmart, as to the qualification under the Code of each of the Pension Benefit Plans, as amended, have been received from the Internal Revenue Service.

(d) No Welfare Benefit Plan or Pension Benefit Plan or trustee or administrator thereof has engaged in any transaction that might subject CMHC to a tax or penalty under Section 4975 of the Code or a penalty under Section 502 of ERISA. Each Welfare Benefit Plan and each Pension Benefit Plan and, where applicable, each Benefit Arrangement has been administered to date in material compliance with its terms, the requirements of the Code for favorable tax treatment, ERISA and all other Applicable Laws and all reports required by any Government Authority with respect to each Welfare Benefit Plan, each Pension Benefit Plan and each Benefit Arrangement have been timely filed.

(e) Schedule 3.20(e) lists each material salary practice or arrangement and each deferred compensation plan, bonus plan, stock option plan, incentive compensation plan, employee stock purchase plan and any other employee benefit, retirement savings, insurance, sick pay, vacation pay or severance pay plan, agreement, arrangement or commitment or other compensatory plan or program, whether formal or informal, which is applicable to any employee of CMHC in his or her capacity as an employee of CMHC and not required under a previous subsection to be listed on Schedule 3.20(a) or 3.20(b) maintained by CMHC or an Affiliate with respect to any of CMHC’s employees (collectively, the “Benefit Arrangements”). Copies or summaries of each Benefit Arrangement have been given or made available to Netsmart.

(f) There are no Actions (other than routine claims for benefits) pending or, to CMHC’s Knowledge, threatened against CMHC in connection with, or against, any Pension Benefit Plan, Welfare Benefit Plan or Benefit Arrangement, and there are no civil or criminal actions pending or, to CMHC’s Knowledge, threatened against any fiduciary, Pension Benefit Plan, Welfare Benefit Plan or Benefit Arrangement.

(g) Other than as set forth on Schedule 3.20(g), at Closing, there will be no severance obligation due to any former or current employees of CMHC arising solely as a result of the anticipated termination of any such employee from any Welfare Benefit Plan, Pension Benefit Plan or Benefit Arrangement, except as to such employees that will not continue to be employed after the Closing Date by Netsmart or the Surviving Corporation.

(h) Other than as set forth on Schedule 3.20(h), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in (a) any payment or transfer of money, property or other consideration (including, without limitation, severance, unemployment compensation or bonus payments) (whether or not such payment would constitute a “parachute payment” or “excess parachute payment” within the meaning of Section 280G of the Code) becoming due to any employee or former employee of CMHC; (b) any increase in the amount of compensation, benefits or fees payable to any such individual; (c) the acceleration of the accrual, vesting or timing of payment of any benefits, compensation or fees payable to any such individual; or (d) the acceleration or creation of any other additional rights, under any Benefit Arrangement, severance, parachute, employment, change in control or other agreement or arrangement by or to which CMHC is a party that would reasonably be expected to have a Material Adverse Effect on CMHC.

3.21 Litigation; Compliance; Permits.

(a) Schedule 3.21 lists all Actions pending or, to the Knowledge of CMHC, threatened against, by or affecting CMHC, including, without limitation, those which may prevent, hinder or delay the execution and performance of this Agreement or of any of the transactions contemplated hereby, or could declare this Agreement unlawful or cause the rescission of any of the transactions hereunder.

(b) CMHC has been since January 1, 2001 and is in compliance with all Applicable Law relating to its business, including, without limitation, relating to the bidding for Government Contracts, except where the failure to be in compliance with an Applicable Law has not had and would not reasonably be expected to have a Material Adverse Effect on CMHC. CMHC is not subject to any Order relating to its business which has resulted in, or would reasonably be expected to result in Liability to CMHC of $50,000 or more. Since January 1, 2001, CMHC has not been notified in writing by any Governmental Authority of any material violation by it of any Applicable Law, and, to the Knowledge of CMHC, no investigation, or audit or other proceeding by any Governmental Authority predicated upon an alleged violation of Applicable Law is threatened.

(c) CMHC has all material licenses, franchises, permits, certificates, approvals or other authorizations issuable by any Governmental Authority (collectively, “Permits”) required for the lawful conduct of its business as conducted on the Closing Date and for the ownership and use by CMHC of its assets and properties in the manner in which it currently owns and uses such assets and properties, all of which Permits are in full force and effect and listed on Schedule 3.21 hereto, together with the names of the Governmental Authority or other Person issuing such Permits. There is no Action pending or, to the Knowledge of CMHC, threatened, to terminate any rights under any Permits. CMHC has not received written notice from any Governmental Authority or any other Person regarding any actual, alleged, possible or potential contravention of any Permit. All applications required to have been filed for the renewal of such Permits have been duly filed on a timely basis with the appropriate Governmental Authorities, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Authorities.

3.22 Environmental Compliance.

(a) The Business Premises is currently, and all other properties when owned, leased or occupied by CMHC were, in compliance with all Environmental Laws, except where such non-compliance has not resulted in and would not reasonably be expected to result in liability to CMHC of $25,000 or more;

(b) There has not been any Release or Hazardous Discharge (A) into, on, from or under the Business Premises or any other real property when such property was owned, leased or operated by CMHC or (B) to the Knowledge of CMHC, into, on or under any other properties, including landfills, in which wastes generated or transported by CMHC have been Released;

(c) There are no pending or, to the Knowledge of CMHC, threatened Environmental Actions against CMHC or against any of the owners or operators of any facilities that received solid waste or Hazardous Substances generated by CMHC in connection with the operation of its business;

(d) None of the assets and properties which have been or are now owned, leased or operated by CMHC, have been used by CMHC for the generation, storage, manufacture, use, transportation, disposal or treatment of Hazardous Substances, except in material compliance with Environmental Laws;

(e) CMHC currently maintains all environmental Permits (“Environmental Permits”) necessary for the operation of its business and, except where the failure to do so has not had, and would not reasonably be expected to have, a Material Adverse Effect, CMHC has been and is in compliance with such Environmental Permits, and there are no legal proceedings pending nor to the Knowledge of CMHC, threatened revocations of such Environmental Permits;

(f) CMHC is not subject to any outstanding Order or a party to any agreement with any Governmental Authority with respect to any Environmental Law or which would require a Remedial Action;

(g) There are no Actions by any employee of CMHC pending or to the Knowledge of CMHC, threatened, based on alleged injury to such employee’s health caused by exposure to any Hazardous Substance; and

(h) Neither this Agreement nor the consummation of the transactions contemplated by this Agreement will impose any obligations for site investigation or cleanup, or to notify or obtain the consent of any Governmental Authority or third parties under any Environmental Laws (including any so-called “transaction-triggered” or “responsible property transfer” laws and regulations).

3.23 Absence of Material Liabilities.

CMHC has no material liabilities other than those (i) set forth on Schedule 3.23, (ii) disclosed in the most recent CMHC Financial Statement, or (iii) incurred in the Ordinary Course of Business since the date of the most recent CMHC Financial Statement.

3.24 Corporate Records.

The copy of the Articles of Incorporation of CMHC, and all amendments thereof to date, certified by the Secretary of State of its jurisdiction of incorporation and by the Secretary or an Assistant Secretary of CMHC, as applicable, and of the Code of Regulations of CMHC, as amended to date, certified by the Secretary or an Assistant Secretary of CMHC, as applicable, all as of a date not more than five (5) days prior to the date hereof which have been or will be delivered to Netsmart are in all material respects complete and correct.

3.25 Bank Accounts; Power of Attorney.

Schedule 3.25 hereto sets forth: (i) a list of all banks in which CMHC has an account, lock box or safety deposit box, account number, purpose of such account, lock box or safety deposit box and the names of all persons authorized to draw thereon or have access thereto; and (ii) the names of all persons holding powers of attorney from CMHC.

3.26 Warranties.

Schedule 3.26 contains a sample of the standard warranty given by CMHC with respect to any of its products or services. Variations to such warranty have been agreed to by CMHC from time to time, and such variations are set forth in Government Contracts or Scheduled Contracts, which have been given or made available to Netsmart. Schedule 3.26 also sets forth a description of all claims in excess of $10,000 concerning product liability or performance failure or arising from services provided which have been made in writing against CMHC. Except as set forth on Schedule 3.26, there are no losses, claims, damages, expenses or Liabilities (whether absolute, accrued, contingent or otherwise) of CMHC asserted and arising out of or based upon incidents occurring on or prior to the date hereof with respect to: (i) any product liability or any similar claim that relates to any of the products designed, manufactured, produced, distributed, supplied or sold by CMHC; (ii) the delivery of faulty services by or on behalf of CMHC; or (iii) any claim for the breach of any express or limited product warranty, or any similar claim that relates to any of CMHC’s products or services, and, to the Knowledge of CMHC, there are no product or service defects which are reasonably likely to give rise to any such losses, claims, damages, expenses or Liabilities.

3.27 Brokers, Finders, etc.

Except as set forth on Schedule 3.27, neither CMHC nor, to the Knowledge of CMHC, any shareholder of CMHC has dealt with or employed any broker, finder, investment banker or financial advisor in connection with the negotiation, execution or performance of this Agreement.

3.28 Absence of Certain Business Practices.

Neither CMHC nor, to the Knowledge of CMHC, any other Person acting with authority on behalf of CMHC, or for which any of them would have liability, acting alone or together, has with respect to CMHC’s business: (i) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, trading company, shipping company, Governmental Authority, governmental employee or other Person with whom CMHC has done business directly or indirectly in violation of Applicable Law; or (ii) directly or indirectly in violation of Applicable Law given or agreed to give any gift or similar benefit to any customer, supplier, trading company, shipping company, Governmental Authority, governmental employee or other Person, which would subject CMHC to damage or penalty in any civil, criminal or governmental Action, except where any such violations or the disclosure thereof have not had, and would not reasonably be expected to have, a Material Adverse Effect on CMHC. CMHC has conducted its business in a manner that complies with the U.S. Foreign Corrupt Practices Act.

3.29 Insurance.

Schedule 3.29 sets forth a true, correct and complete list, and a description of the coverage provided thereby, of all insurance policies maintained by CMHC on its assets or properties or in relation to its business. All of such policies are in full force and effect. All premiums due on such insurance policies on or prior to the date hereof have been paid. Except as set forth on Section 3.29, there are no pending claims with respect to CMHC or its assets or properties under any such insurance policies, and there are no claims as to which the insurers have notified CMHC that they intend to deny liability. There is no existing default by CMHC under any such insurance policies.

3.30 Information Technology.

Except as disclosed on Schedule 3.30:

(a) CMHC has made available to Netsmart an accurate list of all material Information Technology owned or used by CMHC and in the conduct of CMHC’s business and all material and currently in force agreements or arrangements (including amendments and modifications thereto) relating to the maintenance and support, security, disaster recovery management and utilization (including facilities management, escrow agreements relating to the deposit of software source codes and computer bureau services agreements) of the Information Technology owned or used by CMHC in the conduct of its business.

(b) All Information Technology currently used in connection with CMHC’s business is either owned or leased or licensed to CMHC. During the past three (3) years, no notice of a material defect has been sent or received by CMHC in respect of any license or lease under which CMHC receives Information Technology.

(c) The Information Technology owned or used by CMHC in the conduct of its business has the capacity and performance necessary to fulfill the requirements it currently performs.

(d) CMHC has not been notified in writing of any breach of any of the agreements or arrangements referred to in Section 3.30(a) and, to the Knowledge of CMHC, CMHC is not in breach of any of the agreements or arrangements referred to in Section 3.30(a).

(e) CMHC has access to the source codes for all software owned by it.

(f) None of the records, systems, controls, and/or data used by CMHC to conduct its business is recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process whether computerized or not) which are not under the exclusive ownership and control of CMHC.

3.31 Related Party Transactions.

Except as set forth on Schedule 3.31, no Related Party has any direct or indirect interest in any material asset used in or otherwise relating to CMHC’s business. Except as set forth on Schedule 3.31, no Related Party has entered into any material contract, transaction or business dealing with CMHC. To the Knowledge of CMHC, no Related Party is competing with CMHC.

3.32 Sales Order Backlog.

Schedule 3.32 contains a true, complete and accurate reflection of the Sales Backlog of CMHC as of June 30, 2005 based on bona fide orders received from customers of CMHC and, to the Knowledge of CMHC, none of the orders included in the backlog have been cancelled.

3.33 Change of Control Payments.

Except as disclosed on Schedule 3.33, there are no contract, arrangements or agreements in effect which provide for any amount to become due or payable to current or former officers, directors or any CMHC employee as a result of, or in connection with, the consummation of the transactions contemplated by this Agreement.

3.34 Net Working Capital.

The Final Net Working Capital will not be less than a negative $7.5 million.

3.35 Disclosure.

No representation or warranty by CMHC contained in this Agreement, in the accompanying schedules or in any certificate delivered in accordance with the terms hereof contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances in which they were made, not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF NETSMART AND ACQUISITION

Netsmart and Acquisition, jointly and severally, represent and warrant to CMHC as follows:

4.1 Organization and Authority.

Netsmart is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted. Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio with all requisite corporate power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted. Acquisition was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has been engaged in no other business activities, has conducted operations only as contemplated hereby and has no material liabilities. Netsmart and Acquisition are duly licensed or qualified to do business and are in good standing in each jurisdiction in which they are required to be so qualified or licensed, except where failure to be so qualified or licensed would not have, and would not reasonably be expected to have, a Material Adverse Effect on Netsmart. Netsmart has previously delivered to CMHC correct and complete copies of the Certificate of Incorporation and Bylaws of Netsmart and the Articles of Incorporation and Regulations of Acquisition, each of which as so delivered is in full force and effect.

4.2 Authority for Agreements.

Each of Netsmart and Acquisition has the requisite corporate power and authority to execute, deliver and enter into this Agreement and each of the Related Agreements to which each of them is a party and to perform its respective obligations under this Agreement and each of the Related Agreements to which it is a party. The execution, delivery and performance by each of Netsmart and Acquisition of this Agreement and each of the Related Agreements to which each of them is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Netsmart and Acquisition. This Agreement has been, and the Related Agreements to which it is a party will be, duly executed and delivered by each of Netsmart and Acquisition, and each does and will constitute the binding obligation of Netsmart and Acquisition, respectively, enforceable against it in accordance with its terms, except as the enforcement thereof may be subject to or limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally now or hereafter in effect and subject to the application of equitable principles and the availability of equitable remedies.

4.3 Capital Stock.

(a) Netsmart. The authorized, issued and outstanding capital stock of Netsmart is set forth on Schedule 4.3. All of the outstanding capital stock of Netsmart has been duly authorized and is validly issued, fully paid and nonassessable. All outstanding capital stock of Netsmart was issued in compliance with the Certificate of Incorporation and Bylaws of Netsmart and with Applicable Law. Except as disclosed in the Netsmart SEC Reports, there are no rights (whether by law, preemption, contracts or otherwise), subscriptions, warrants, options, conversion rights, commitments, understandings, arrangements or agreements of any kind authorized or outstanding to purchase or otherwise acquire from Netsmart, any capital stock, or other securities or obligations of any kind convertible into or exchangeable for any capital stock Netsmart or any other equity interest in Netsmart. There has been no material change in such capitalization since March 31, 2005, other than the issuance of Netsmart Common Stock upon the exercise of options and warrants in the ordinary course since such date. Except as set forth on Schedule 4.3, there are no obligations, contingent or otherwise, of Netsmart to repurchase, redeem or otherwise acquire any shares of Netsmart common stock. The Netsmart Common Stock to be issued in exchange for the CMHC Shares in the Merger, when issued in accordance with the terms of this Agree-ment, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

(b) Acquisition. The authorized capital stock of Acquisition consists of 1500 shares of common stock, .001 par value, all of which shares, as of the date of this Agreement, are validly issued and outstanding, fully paid and nonassessable and are owned by Netsmart free and clear of all liens and encumbrances.

(c) No Shares of CMHC. Neither Netsmart nor any of its subsidiaries (including Acquisition) or other Affiliates beneficially owns any CMHC Shares.

4.4 No Conflicts.

Except as set forth on Schedule 4.4, the execution, delivery and performance of this Agreement and the Related Agreements, any other agreement or certificate contemplated herein or therein and the consummation of the transactions contemplated hereby and thereby: do not and will not; (i) with or without the giving of notice or the passage of time or both, violate or conflict with or result in a breach of any provision of the Certificate of Incorporation or Bylaws of Netsmart or the Articles of Incorporation or Regulations of Acquisition; (ii) require the consent, waiver, approval, license, designation or authorization of, or registration, declaration or filing with, any Person or Governmental Authority; and (iii) with or without the giving of notice or the passage of time or both, (a) violate or conflict with, or (b) result in a material breach or termination of, or (c) constitute a material default under, or grounds for the modification or cancellation of, or (d) result in the imposition of any penalty or revocation or suspension of rights under, or (e) accelerate or permit the acceleration of the performance required by, or (f) result in the creation of any Liens, except Permitted Liens, upon any of the material assets of Netsmart or Acquisition, or otherwise give rise to any Liability under, any material agreement, mortgage, deed of trust, indenture, license, permit or any Order, or any statute or regulation to which Netsmart or Acquisition is a party or by which Netsmart, Acquisition or any of their respective its assets may be bound or governed.

4.5 Litigation.

There are no Actions pending, or, to the Knowledge of Netsmart, threatened against, by or affecting Netsmart, Acquisition or any of their respective stockholders, officers or directors in which, individually or in the aggregate, an unfavorable determination could (i) prevent, hinder or delay the execution and performance of this Agreement or any of the transactions contemplated hereby, (ii) declare this Agreement unlawful, (iii) cause the rescission of any of the transactions hereunder or require Netsmart to divest itself of the Shares or (iv) except as disclosed in the Netsmart SEC Reports, reasonably be expected to have a Material Adverse Effect on Netsmart.

4.6 Brokers, Finders, etc.

Except as set forth on Schedule 4.6, neither Netsmart nor Acquisition has dealt with or employed any broker, finder, investment banker or financial advisor in connection with the negotiation, execution or performance of this Agreement.

4.7 Provisions for Merger Consideration.

Netsmart has, and shall have as of the Closing Date, (i) sufficient funds with which to pay the Cash Consideration and consummate the transactions contemplated by this Agreement, and (ii) sufficient shares available for the issuance of the Stock Consideration.

4.8 SEC Reports and Financial Statements.

(a)  Since January 1, 2003, Netsmart has filed with the SEC all forms, reports, schedules, registration statements, and other documents (together with all amendments thereof and supplements thereto) (as such documents have since the time of their filing been amended or supplemented, the “Netsmart SEC Reports”) required to be filed by Netsmart with the SEC. As of their respective dates and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, the Netsmart SEC Reports (i) complied as to form in all material respects with the requirements of the Securities Act, and the rules and regulations thereunder, or the Exchange Act, and the rules and regulations thereunder, as the case may be, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)  The audited consolidated financial statements and unaudited interim consolidated financial statements (including, in each case, the notes, if any, thereto) included in Netsmart SEC Reports (the “Netsmart Financial Statements”) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments) the consolidated financial position of Netsmart and its consolidated subsidiaries as at the respective dates thereof and the consolidated results of their operations and cash flows for the respective periods then ended. Each subsidiary of Netsmart is treated as a consolidated subsidiary of Netsmart in Netsmart Financial Statements for all periods covered thereby.

4.9 Absence of Changes.

Since June 30, 2005, (i) the businesses of Netsmart and its Affiliates have been conducted only in the Ordinary Course of Business; (ii) there has been no change in the financial condition, assets, liabilities, business, operations, or affairs of Netsmart other than changes in the Ordinary Course of Business, none of which singly, and no combination of which in the aggregate has had, or would reasonably be expected to have, a Material Adverse Effect on Netsmart; and (iii) to the Knowledge of Netsmart, there is no threatened occurrence or development which would reasonably be expected to have a Material Adverse Effect on Netsmart.

4.10 Disclosure.

No representation or warranty by Netsmart of Acquisition contained in this Agreement, in the accompanying schedules or in any certificate delivered in accordance with the terms hereof contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances in which they were made, not misleading.

ARTICLE V
COVENANTS AND AGREEMENTS

5.1 Covenants and Agreements of CMHC.

CMHC covenants and agrees with Netsmart and Acquisition as follows:

(a) Shareholder Approval. Unless this Agreement has been earlier terminated in accordance with its terms, CMHC will, through its Board of Directors, duly call, give notice of, convene and hold a meeting of its shareholders (the “CMHC Shareholders’ Meeting”) for the purpose of, among other things, voting on the adoption of this Agreement and the appointment of the Securities Holders’ Representative under this Agreement as soon as reasonably practicable after the date hereof. Subject to the exercise of fiduciary obligations as advised in writing by outside counsel, the Company shall, through its Board of Directors, recommend that the CMHC Shareholders adopt this Agreement and shall use commercially reasonable efforts to obtain such adoption.

(b) Conduct of Business. Except (x) as expressly contemplated or permitted by this Agreement, (y) to the extent that Netsmart or Acquisition shall otherwise previously consent in writing or (z) to the extent set forth on Schedule 5.1(b), between the date of this Agreement and the Effective Time:

(i) CMHC will not engage in any activities or transactions which will be outside the Ordinary Course of Business;

(ii) CMHC will not (a) subdivide or reclassify any shares of its capital stock, (b) issue any shares of its capital stock or securities convertible into its capital stock, other than the issuance of CMHC Shares pursuant to the exercise of CMHC Stock Options and CMHC Stock Warrants outstanding on the date of this Agreement and in accordance with their present economic terms or as required to be amended by the terms of the Stock Option Purchase Agreement(s) or Stock Warrant Purchase Agreement(s), as the case may be, or (c) amend its Articles of Incorporation or Code of Regulations;

(iii) CMHC will afford to the officers, attorneys, accountants and other authorized representatives of Acquisition and Netsmart reasonable access to its plants, properties, books, tax returns and minute books and other corporate records upon reasonable prior notice and during normal business hours in order that Acquisition and Netsmart may have full opportunity to make such investigation as Acquisition and Netsmart shall desire of the affairs of CMHC. If for any reason the Merger is not consummated, Acquisition and Netsmart will return to CMHC any of CMHC’s documents, records or materials (and any copies thereof) and will cause confidential information of CMHC and its Affiliates obtained in connection with such investigation to be treated as confidential. Any such information or material obtained pursuant to this Section 5.1(b)(iii) that constitutes “Confidential Information” (as such term is defined in the Confidentiality Agreement dated as of June 30, 2005 between CMHC and Netsmart (the “Confidentiality Agreement”)) shall until the Closing be governed by the terms of the Confidentiality Agreement, and until the Closing Netsmart shall comply with, and shall cause Acquisition to comply with, the terms of the Confidentiality Agreement.

(iv) CMHC will not take any action to institute any new severance or termination pay practices with respect to any directors, officers, or employees of CMHC or increase the benefits payable under its severance or termination pay practices in effect on the date hereof;

(v) CMHC will not adopt or amend, in any material respect, except as may be required by Applicable Law, any collective bargaining, bonus, profit sharing, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund, plan or arrangement for the benefit or welfare of any directors, officers or employees of CMHC or, in the case of stock options, except as required to be amended by the terms of the Stock Option Purchase Agreement(s);

(vi) CMHC will use commercially reasonable efforts to maintain its relationships with its suppliers and customers, and if requested by Acquisition or Netsmart, (a) CMHC will attempt to make reasonable arrangements for representatives of Acquisition or Netsmart to meet with suppliers and customers of CMHC (but only with the participation of CMHC’s management), and (b) CMHC shall schedule, and the management of CMHC may participate in, meetings of representatives of Acquisition or Netsmart with employees of CMHC;

(vii) CMHC will maintain all of its properties in customary repair, order and condition, reasonable wear and tear excepted, and will maintain insurance upon all of its properties and with respect to the conduct of its business in such amounts and of such kinds comparable to that in effect on the date of this Agreement;

(viii) CMHC will maintain its books, accounts and records in the usual, regular and ordinary manner, on a basis consistent with Past Practice;

(ix) CMHC will duly comply in all material respects with all Applicable Law pertaining to it and to the conduct of its business;

(x) no change shall be made in the banking and safe deposit arrangements of CMHC existing on the date hereof and no powers of attorney shall be granted by CMHC;

(xi) CMHC will not acquire or agree to acquire by merging or consolidating with, purchasing substantially all of the assets of or otherwise, any business or any corporation, partnership, association, or other business organization or division thereof;

(xii) CMHC will promptly advise Acquisition and Netsmart in writing of any event, transaction, circumstance or condition which has had or would reasonably be expected to have a Material Adverse Effect on CMHC and/or which causes any of the representations or warranties made by CMHC herein to become untrue, incorrect or misleading in any material respect;

(xiii)  CMHC will not make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to CHMC, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to CMHC, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other actions would have the effect of increasing the Tax liability of CMHC for any period ending after the Effective Time or decreasing any Tax attribute of CMHC existing at the Effective Time; and

(xiv) to the extent not set forth above, CMHC will not engage in any of the transactions described in Section 3.9 of this Agreement.

(c) Stock Options. After the date hereof, CMHC will not issue any stock options under the CMHC Systems, Inc. 1999 Stock Option Plan or otherwise.

(d) Acquisition Proposals/No Solicitation by CMHC. (i) From and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to its terms, CMHC shall not, and shall cause its Representatives (as hereinafter defined) not to, directly or indirectly:

(1) initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information or assistance) any inquiries or expressions of interest or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, (x) a proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase directly or indirectly (including by way of lease, exchange, sale, mortgage, pledge, tender offer, exchange offer or otherwise, as may be applicable) of the assets of or equity interests (in economic or voting power) in CMHC, in each case, other than a proposal or offer made by Netsmart or an Affiliate thereof, or (y) a breach of this Agreement or any interference with the completion of the Merger (any of the foregoing inquiries, expressions of interest, proposals or offers being hereinafter referred to as an “Acquisition Proposal”);

(2) have any discussions with or provide any nonpublic information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal;

(3) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal;

(4) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement (other than a confidentiality agreement to the extent permitted by this Section 5.1(d)); or

(5) agree to do any of the foregoing related to any Acquisition Proposal.

(ii) Notwithstanding the foregoing, CMHC and its Board of Directors shall be permitted to (A) make any disclosures as to factual matters that are required by Applicable Law or which its Board of Directors, after consultation with outside counsel, determines in good faith is required in the exercise of its fiduciary duties under Applicable Law, (B) effect a Change in CMHC Recommendation (as hereinafter defined) or (C) engage in any discussions or negotiations with, or provide nonpublic information or data to, any person in response to an unsolicited bona fide written Acquisition Proposal by any such person first made after the date of this Agreement, if and only to the extent that, in any such case referred to in clause (B) or (C):

(1) CMHC has complied in all material respects with this Section 5.1(d);

(2) the Board of Directors of CMHC, after consultation with outside counsel, determines in good faith that such action is required in the exercise of its fiduciary duties under Applicable Law;

(3) in the case of clause (B) above, (I) if CMHC has received an unsolicited bona fide written Acquisition Proposal from a third party, the Board of Directors of CMHC concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal (as hereinafter defined) after giving effect to all of the adjustments which may be offered by Netsmart pursuant to clause (III) below, (II) CMHC has notified Netsmart, at least three business days in advance, of the intention to effect a Change in CMHC Recommendation, specifying the material terms and conditions of any such Superior Proposal and furnishing to Netsmart a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents and (III) prior to effecting such a Change in CMHC Recommendation, CMHC has negotiated, and has caused its financial and legal advisors to, negotiate with Netsmart in good faith to make such adjustments in the terms and conditions of this Agreement as would enable CMHC to proceed with the Merger and the other transactions contemplated hereby without violating the Board of Directors’ fiduciary duties under Applicable Law;

(4) in the case of clause (C) above, the CMHC Board of Directors concludes in good faith that there is a reasonable likelihood that such Acquisition Proposal will constitute a Superior Proposal, and prior to providing any nonpublic information or data to any person in connection with the Acquisition Proposal, the Board of Directors receives from such Person an executed confidentiality agreement having provisions that are no less favorable to CMHC than those contained in the Confidentiality Agreement between CMHC and Netsmart; and

(5) CMHC promptly (and in any event prior to providing any nonpublic information or data to any person or entering into discussions or negotiations with any person) notifies Netsmart of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the identity of such person and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence). CMHC agrees that it will advise Netsmart of any material developments (including any changes in such terms and conditions) with respect to such inquiries, proposals or offers as promptly as practicable after the occurrence thereof.

(iii) Subject to clause (ii) above, CMHC agrees that it will immediately cease and cause its subsidiaries, and its and their Representatives, to cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal (other than those with Netsmart contemplated by this Agreement), and shall use its best efforts to cause any such third parties in possession of nonpublic information about it or any of its subsidiaries that was furnished by or on its behalf in connection with any of the foregoing to return or destroy all such information in the possession of any such third party or in the possession of any Representative of any such third party, and it will not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its subsidiaries is a party with respect to any Acquisition Proposal.

(iv) As used herein, the following terms shall have the meanings set forth below:

(1) As used herein, a “Change in CMHC Recommendation” means any withdrawal, modification or qualification in any manner adverse to Netsmart the recommendation by CMHC Board of Directors or any committee thereof of the Merger or this Agreement.

(2) As used herein, “Superior Proposal” means an unsolicited bona fide written Acquisition Proposal which the CMHC Board of Directors concludes in good faith, after consultation with its financial advisors and legal advisors, taking into account material legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (i) is more favorable to the Securities Holders of CMHC, from a financial point of view, than the transactions contemplated by this Agreement, (ii) is from a Person that, in the written belief of CMHC’s financial advisor, is financially capable of consummating such proposal, (iii) is not subject to any condition the fulfillment of which, in the good faith judgment of CMHC Board of Directors, is not probable, and (iv) is not subject to any financing contingencies.

(v) If CMHC (A) observes the covenants set forth in this Section 5.1(d) and is authorized to effect a Change in CMHC Recommendation and thereafter terminates this Agreement, or (B) fails to observe the covenants set forth in this Section 5.1(d), in either of which events the Merger is not consummated, CMHC shall become obligated and liable to pay Netsmart, as liquidated damages, the sum of $1,000,000.

(e) Financial Statements. CMHC will deliver to Netsmart all regularly prepared audited and unaudited financial statements of CMHC prepared after the date hereof in the format historically used internally, promptly after same are available.

(f) Certification of Shareholder Vote. On or prior to the Closing Date, CMHC shall deliver to Acquisition and Netsmart a certificate of its secretary setting forth the number of CMHC Shares outstanding and entitled to vote on the adoption of this Agreement and approval of the Merger, the number of CMHC Shares voted in favor of adoption of this Agreement and approval of the Merger, and the number of CMHC Shares voted against adoption of this Agreement and approval of the Merger.

5.2 Covenants and Agreements of Netsmart and Acquisition.

Except (x) as expressly contemplated or permitted by this Agreement, (y) to the extent that CMHC shall otherwise previously consent in writing, between the date of this Agreement and the Effective Time:

(a) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock, or property or any combination thereof) in respect of any of its capital stock; or

(b) take or agree to take any action which would make any of the representations or warranties of Netsmart or Acquisition contained in this Agreement untrue, incorrect or misleading in a material respect or prevent Netsmart or Acquisition from performing or cause Netsmart or Acquisition not to perform their respective covenants hereunder.

(c) Netsmart and Acquisition will promptly advise CMHC in writing of any event, transaction, circumstance or condition which has or is reasonably likely to have a Material Adverse Effect on Netsmart or Acquisition and/or which causes any of the representations or warranties made by Netsmart of Acquisition herein to become untrue, incorrect or misleading in any material respect.

5.3 Other Covenants and Agreements.

(a) Further Action; Consents; Approvals. Upon the terms and subject to the conditions contained herein, CMHC and Netsmart shall each use their respective commercially reasonable efforts (i) to take or cause to be taken all actions necessary, proper or advisable to consummate and make effective as promptly as reasonably practicable the transactions contemplated by this Agreement and the Related Agreements, and (ii) to obtain all Permits, Orders, consents, waivers, approvals or authorizations, if any, required by any Governmental Authority or under any contract, obligation or commitment to which any of them may be subject in connection with the Merger (it being understood that CMHC shall not be acting in a commercially unreasonable manner if it refuses to pay third Persons any money or other consideration, or refuses to agree to contractual concessions, in order to obtain any consent, waiver, approval or authorization required under any contract, obligation or commitment to which CMHC is a party), and CMHC and Netsmart shall make all filings with any Governmental Authorities required in connection with the authorization, execution and delivery of this Agreement by CMHC, Acquisition and Netsmart and the consummation by them of the transactions contemplated hereby. CMHC and Netsmart shall furnish promptly to the other party all information concerning itself required to be included in a proxy statement, prospectus or the Registration Statement or for any application or other filing to be made pursuant to the Applicable Law of any Governmental Authority in connection with the transactions contemplated by this Agreement.

(b) Expenses. Except as set forth on Schedule 5.3(b), each of CMHC, Netsmart and Acquisition shall bear their own respective fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby and in connection with all obligations required to be performed by each of them under this Agreement, regardless of whether the Merger is consummated or the Closing occurs; provided however, if the Merger is consummated, the Securities Holders shall be responsible for the payment of all of the following fees and expenses: (i) the fees and expenses of legal counsel to CMHC related to the negotiation and consummation of the transactions contemplated by this Agreement; (ii) the fees and expenses of any investment banker to CMHC related to the negotiation and consummation of the transactions contemplated by this Agreement, including but not limited to, all fees and expenses payable to Crowe Capital Markets, LLC under the agreement dated April 22, 2005; (iii) the fees and expenses of accountants to CMHC related to the providing of advice regarding the tax effects of the transactions contemplated by this Agreement; and (iv) as set forth on Schedule 5.3(b), the severance and other payments to be made at the Closing to each of the Key Employees listed on Schedule 5.3(b) whose employment will be terminated on the Closing Date and whose right to receive such payments under their employment agreements with CMHC will have matured as a result of the change in control that occurs when the Merger is consummated (“Change in Control Payments”) (collectively, the “Shareholder Expenses”). Except for the payments described in Section 2.10 of this Agreement, (x) neither CMHC, Surviving Corporation, Acquisition nor Netsmart shall pay any of the Shareholder Expenses in connection herewith, and (y) any such amounts so paid shall be refunded to Surviving Corporation by the Securities Holders at the Closing or from the Escrow Fund in the manner provided herein or in the Escrow Agreement.

(c) Covenant of Netsmart. Netsmart hereby covenants and agrees with CMHC that Netsmart shall cause Acquisition to perform and comply with all of its covenants and agreements contained in this Agreement.

(d) Minute Books, Stock Books and Corporate Records. The minute books, Articles of Incorporation, Code of Regulations, share certificate and transfer books, share ledgers, financial and other corporate records and the corporate seal of CMHC, if any, shall be delivered to Acquisition by CMHC on or before the Closing Date.

(e) Registration and Listing of Netsmart Shares. Pursuant to the terms of the Registration Rights Agreement to be executed and delivered at the Closing, Netsmart shall use commercially reasonable efforts to cause to be filed with the SEC within 30 days of the Effective Time, a registration statement (the “Registration Statement”) with respect to the resale by the Securities Holders of the Netsmart Common Stock to be issued to them in the Merger.

(f) Benefit Plans. As of the Effective Time, the entity, whether Netsmart or the Surviving Corporation, by which CMHC’s employees are employed shall have the option of continuing some or all of the Welfare Benefit Plans, Pension Benefit Plans and Benefit Arrangements for such periods as Netsmart shall determine. To the extent that any such Welfare Benefit Plans, Pension Benefit Plans or Benefit Arrangements are not continued on or after the Effective Time, all employee benefit plans or programs of Netsmart or Surviving Corporation in which CMHC’s employees participate after such date shall, (i) to the extent allowable by Applicable Law, including the Health Insurance Portability and Accountability Act, provide coverage for pre-existing health conditions to the extent covered under the applicable plans or programs of CMHC as of the Effective Time, (ii) provide employees of the Surviving Corporation credit for their prior service with CMHC for eligibility and vesting purposes and for vacation accrual purposes, and (iii) to the extent that any such change in welfare benefit plan coverage for any group of CMHC employees occurs other than at the end of the accounting period of the plan (for which deductible amounts and co-payments are determined), recognize expenses and claims that were incurred by CMHC’s employees under CMHC’s plans as of the date of change, for purposes of computing deductible amounts and co-payments.

5.4 Shareholders Voting Agreement.

Concurrently herewith, the Significant Shareholder is entering into an agreement with Netsmart, Acquisition and CMHC (the “Shareholders Voting Agreement”) relative to (i) such Shareholder’s covenant to vote its CMHC Shares in favor of adoption of this Agreement and authorization of the Merger, and (ii) such Shareholder’s title to its CMHC Shares.

5.5 Net Working Capital Adjustment.

(a) Within ninety (90) days following the Effective Time, Netsmart shall prepare and deliver to the Securities Holders’ Representative an unaudited balance sheet of CMHC as of the Closing Date immediately prior to Closing (“Proposed Closing Balance Sheet”), which shall include a statement of Net Working Capital as of the Closing Date immediately prior to Closing (“Proposed Closing Working Capital Statement”). The Proposed Closing Balance Sheet and Proposed Closing Working Capital Statement shall be prepared in accordance with GAAP and shall be consistent with Past Practice. The Proposed Closing Balance Sheet shall present fairly in all material respects the financial condition of CMHC as of that date.

(b) The Securities Holders’ Representative and one independent certified public accountant or firm designated by the Securities Holders’ Representative shall have the right to observe the work performed by Netsmart and/or its Representatives in connection with the preparation of the Proposed Closing Balance Sheet and Proposed Closing Working Capital Statement, to examine and make copies of the work papers and other documents generated or reviewed in connection with the preparation of the Proposed Closing Balance Sheet and Proposed Closing Working Capital Statement and to access the books and records of CMHC related to the preparation of the Proposed Closing Balance Sheet and Proposed Closing Working Capital Statement.

(c) (i) If the Proposed Closing Working Capital Statement reflects Net Working Capital equal to or above a deficit of $7.5 Million Dollars and, in accordance with the 5.5(c)(iv), such Statement becomes final and binding on Netsmart, then within five (5) business days following the earlier of (x) the expiration of the Review Period (without a Notice of Disagreement having been delivered to Netsmart) or (y) the receipt by Netsmart of a written statement from the Securities Holders’ Representative agreeing to the calculation, the Net Working Capital Adjustment Fund shall be paid to the Securities Holders entitled to receive a portion of such amount by the Escrow Agent in accordance with the terms of the Escrow Agreement.

(ii) The Securities Holders’ Representative shall have thirty (30) days after the receipt of the Proposed Closing Balance Sheet and Proposed Closing Working Capital Statement (“Review Period”) to review the Proposed Closing Balance Sheet and Proposed Closing Working Capital Statement, the work papers and other documents generated or reviewed by Netsmart in connection with the preparation of the Proposed Closing Balance Sheet and Proposed Closing Working Capital Statement, and the books and records of CMHC related to the preparation of the Proposed Closing Balance Sheet and the Proposed Closing Working Capital Statement.

(iii) If, within the Review Period, the Securities Holders’ Representative disputes any item(s) on the Proposed Closing Balance Sheet or Proposed Closing Working Capital Statement, the Securities Holders’ Representative shall give Netsmart written notice of such disagreement prior to the expiration of the Review Period specifically identifying the item(s) and amount(s) in dispute and the basis for such dispute (the “Notice of Disagreement”).

(iv) If the Securities Holders’ Representative either does not deliver a Notice of Disagreement to Netsmart or otherwise manifests in writing his agreement with such calculation prior to the expiration of the Review Period, Netsmart’s Proposed Closing Balance Sheet and Proposed Closing Working Capital Statement shall be deemed final and binding on Netsmart, the Surviving Corporation, the Securities Holders’ Representative and the Securities Holders for all purposes of this Agreement.

(v) The parties shall use commercially reasonable efforts to reach agreement with respect to such disputed items within thirty (30) days following the delivery of the Notice, or such longer period as may be agreed upon by the parties (the “Resolution Period”). If Netsmart and the Securities Holders’ Representative mutually agree upon the Proposed Closing Balance Sheet and the Proposed Closing Working Capital Statement within the Resolution Period, such agreement shall be conclusive and binding on all parties. Any item(s) on the Proposed Closing Balance Sheet or Proposed Closing Working Capital Statement not specifically identified in writing as a disputed item before the end of the Review Period, shall be deemed to have been accepted by the Securities Holders’ Representative and shall not be subject to any further dispute, review or change.

(d) If the parties fail to resolve any disputes with respect to the Proposed Closing Balance Sheet and/or Proposed Closing Working Capital Statement within the Resolution Period, the unresolved dispute(s) shall be submitted for resolution within ten (10) days after the expiration of the Resolution Period to, and finally determined by, Grant Thornton LLP (the “Accounting Firm”), which shall act as expert and not as arbitrator and whose determination shall be final and binding. The Accounting Firm’s determination of such dispute(s) shall be made in a manner consistent with the principles set forth in this Section 5.5 in a written, reasoned opinion delivered not later than forty-five (45) days after the submission of the same to such Accounting Firm. The Accounting Firm shall allocate its costs associated with such determination equally between Netsmart and the Securities Holders’ Representative. Any such determination shall be final and binding. The Proposed Closing Balance Sheet and the Proposed Closing Working Capital Statement as mutually agreed to by Netsmart and the Securities Holders’ Representative or otherwise finally determined shall be referred to as the “Closing Balance Sheet” and the “Final Working Capital Determination”.

(e) If the amount of Net Working Capital determined pursuant to the Final Working Capital Determination (the “Final Net Working Capital” and the date of such determination being the “Determination Date”) decreases below a deficit of $7.5 Million Dollars, then, within five (5) business days following the Determination Date, the amount of such difference (the “Reduction Amount”), shall be paid to Netsmart by the Escrow Agent in accordance with the terms of the Escrow Agreement. The Reduction Amount shall be treated for income tax purposes as an adjustment to the Merger Consideration. To the extent that the Reduction Amount is less than the full amount of the Net Working Capital Adjustment Fund, then, within five (5) business days following the Determination Date, the amount of the difference between the full amount of the Net Working Capital Adjustment Fund and the Reduction Amount shall be paid to the Securities Holders’ entitled to receive a portion of such amount on a Pro Rata Percentage basis in accordance with the terms of the Escrow Agreement.

(f) If the Final Net Working Capital increases above a deficit of $7.5 Million Dollars, then, within two (2) business days following the Determination Date, Netsmart shall deposit with the Payment Agent the amount of such increase (the “Increased Amount”), and within five (5) business days following the Determination Date, the Increased Amount shall be distributed by the Payment Agent to the Securities Holders entitled to receive a portion of such amount on a Pro Rata Percentage basis. This distribution shall constitute the Contingent Net Working Capital Distribution as described in Article II of this Agreement. In addition, if (i) the Net Working Capital Adjustment Fund has not been disbursed pursuant to Section 5.5(c)(i), and (ii) if the Final Net Working Capital reflects an Increased Amount or reflects that there is neither an Increased Amount nor a Reduction Amount, then, within five (5) business days following the Determination Date, the Escrow Agent shall distribute to the Securities Holders entitled thereto the Net Working Capital Adjustment Fund on a Pro Rata Percentage basis in accordance with the terms of the Escrow Agreement. The Increased Amount shall be treated for income tax purposes as an adjustment to the Merger Consideration.

5.6 Public Announcements.

Netsmart and CMHC shall consult with each other before issuing any press releases with respect to this Agreement, the transactions contemplated hereby and/or the performance of the obligations required to be performed by either or both of them hereunder, and none of the parties hereto shall issue any other press release or make any public statement pertaining to this Agreement or the transactions contemplated herein prior to obtaining the other party’s written approval, which approval shall not be unreasonably withheld or delayed, except that no such approval shall be necessary to the extent disclosure may be required, in the written opinion of their respective securities counsel, by Applicable Law or applicable stock exchange rules or any listing agreement of any party hereto.

5.7 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Netsmart shall cause the Surviving Corporation to indemnify, advance expense to, and hold harmless the present and former officers and directors of CMHC and its Affiliates in respect of their acts or omissions in their capacity as officers and directors occurring prior to the Effective Time to the fullest extent provided or permitted under (i) CMHC’s or any Affiliate’s Articles (or Certificate) of Incorporation or Code of Regulations (or Bylaws) on the date of this Agreement, or (ii) the OGCL. From and after the Effective Time, the Surviving Corporation shall be liable to pay and perform in a timely manner all such obligations.

(b) Netsmart and the Surviving Corporation shall, for a period of not less than three (3) years after the Effective Time, use its best efforts to cause to be maintained in effect, at no cost to the beneficiaries thereof, the policies of directors’ and officers’ liability insurance maintained by CMHC and its Affiliates as of the date hereof (or policies of at least the same coverage and amounts containing terms that are no less advantageous to the insured parties without any gaps or lapses in coverage) with respect to acts or omissions occurring prior to the Effective Time; provided, however, that Netsmart and the Surviving Corporation shall not be required to pay premiums in excess of $49,800 for such insurance over such three-year period; provided further, that if the existing director and officer liability insurance expires, is terminated or canceled during such three-year period, the Surviving Corporation will use its best efforts to obtain as much director and officer liability insurance as can be obtained for the same cost for the remainder of such period.

(c) The obligations of Netsmart and the Surviving Corporation under this Section 5.7 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any indemnified party to whom this Section 5.7 applies without the consent of such affected indemnified party (it being expressly agreed that the indemnified parties to whom this Section 5.7 applies shall be third party beneficiaries of this Section 5.7, each of whom may enforce the provisions of Section 5.7).

(d) If Netsmart or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Netsmart or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.7.

ARTICLE VI
CONDITIONS PRECEDENT

6.1 Conditions to Obligations of Netsmart and Acquisition.

Consummation of the Merger and the other transactions contemplated hereby is subject to the fulfillment (or waiver by Acquisition or Netsmart) on or prior to the Closing Date, of the following conditions, which CMHC agrees to use its commercially reasonable efforts to cause to be fulfilled:

(a) Representations, Performance. The representations and warranties contained in Article III hereof shall be true at and as of the Closing Date with the same force and effect as if they had been made at and as of such date, except (i) as affected by the transactions contemplated hereby, (ii) for those representations and warranties which address matters only as of a particular date (which shall be true as of such date), and (iii) where the failure to be so true has not had, and would not reasonably be expected to have, a Material Adverse Effect, after the Effective Time, on the Surviving Corporation. CMHC shall have duly performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date. CMHC shall have delivered to Acquisition a certificate dated the Closing Date to the effect set forth above in this Section 6.1(a).

(b) Shareholder Approval. Adoption of this Agreement and approval of the Merger by the Shareholders as required by Applicable Law and by any applicable provisions of CMHC’s Articles of Incorporation or Code of Regulations shall have been obtained.

(c) Consents and Approvals. All required consents, licenses, Permits, approvals, authorizations, qualifications or Orders necessary for the consummation of the Merger or any of the other transactions contemplated hereby, including under any of the Scheduled Contracts and under any Netsmart bank loan agreement shall have been obtained, except for any consents required under the contracts identified in Items 1 or 2 of Schedule 3.5 and except for those for which failure to obtain such consents, licenses, Permits, approvals, authorizations, qualifications or Orders would not have a Material Adverse Effect, after the Effective Time, on the Surviving Corporation.

(d) Litigation. No temporary restraining order, preliminary or permanent injunction or other Order issued by a court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect. No Action shall be pending or threatened which has had or is reasonably likely to have a Material Adverse Effect on CMHC.

(e) Shareholders Agreements. Except for the Shareholders Voting Agreement, or as otherwise set forth on Schedule 6.1(e) all shareholder agreements, voting trusts, proxies, agreements, arrangements or understandings of any kind which restrict or limit the ability to transfer, the right to vote or otherwise affect any of the CMHC Shares or other securities of CMHC shall have been terminated, cancelled, rescinded and of no further force and effect.

(f) Escrow Agreement. The Escrow Agent, the Securities Holders’ Representative, Netsmart and the other signatories thereto shall have executed and delivered to each other the Escrow Agreement.

(g) CMHC Stock Options. The holders of all CMHC Stock Options shall have executed and delivered Stock Option Cancellation Agreements and, between the date of this Agreement and the Closing Date, without the prior written consent of Netsmart, no holder of a CMHC Stock Option shall have exercised any CMHC Stock Option.

(h) CMHC Stock Warrants. The holders of all CMHC Stock Warrants shall executed and delivered Stock Warrant Exchange Agreements.

(i) Opinion of Counsel. Netsmart and Acquisition shall have received an opinion, addressed to Netsmart and Acquisition and dated the Closing Date, of Vorys, Sater, Seymour and Pease LLP, counsel for CMHC, in the form reasonably satisfactory to counsel for Netsmart.

(j) Employment, Consulting and Retention Agreements. Each of the employees of CMHC identified on Schedule 6.1(j) shall have executed and delivered, as described in Schedule 6.1(j), either an employment agreement, consulting agreement or retention agreement, as the case may be, with the economic terms described in such schedule for each such Person and with the form of such agreement being substantially in the form most recently delivered to such Persons before the date of this Agreement.

(k) Good-Standing Certificate. Acquisition shall have received a certificate as of a date not more than 5 days prior to the Closing Date attesting to the good standing of CMHC as a corporation in its jurisdiction of incorporation by the Secretary of State of such jurisdiction.

(l) Lease. The Partnership shall have executed and delivered the New Lease.

(m) FIRPTA Certificate. Netsmart shall have received a statement meeting the requirements of Treasury Regulation section 1.1445-2(c)(3) that CMHC is not, and has not been during the applicable period specified in Code section 897(c)(1)(a), a United States real property holding corporation, as defined in Code section 897(c)(2).

(n) Severance Agreements. Each Key Employee shall have entered into a severance and release agreement in respect of the payments being made to such Key Employees that are described in Schedule 5.3(b).

(o) Silicon Valley Bank. CMHC shall have received adequate assurance from Silicon Valley Bank that, upon payment of all outstanding amounts due under the Silicon Valley Bank loan, Silicon Valley Bank will release its Liens on the assets of the Company.

6.2 Conditions to Obligations of CMHC.

Consummation of the Merger and the other transactions contemplated hereby is subject to the fulfillment (or waiver by CMHC), on or prior to the Closing Date, of the following conditions, which Netsmart and Acquisition agree to use their commercially reasonable efforts to cause to be fulfilled:

(a) Representations, Performance. The representations and warranties of Netsmart and Acquisition contained in Article IV hereof and in any certificate delivered in connection herewith shall be true at and as of the Closing Date with the same force and effect as if they had been made at and as of such date, except (i) as affected by the transactions contemplated hereby, (ii) for those representations and warranties which address matters only as of a particular date (which shall be true as of such date), and (iii) where the failure to be so true has not had, and would not reasonably be expected to have, a Material Adverse Effect on Netsmart or, after the Effective Time, on the Surviving Corporation. Netsmart and Acquisition shall have duly performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date. Each of Netsmart and Acquisition shall have delivered to CMHC and the Securities Holders’ Representative an officer’s certificate dated the Closing Date to the effect set forth above in this Section 6.2(a).

(b) Shareholder Approval. Adoption of this Agreement and approval of the Merger by the shareholders of CMHC, Netsmart and Acquisition to the extent required by Applicable Law or by any applicable provisions of the respective Certificate or Articles of Incorporation or Bylaws or Regulations shall have been obtained.

(c) Consents and Approvals. All required consents, licenses, Permits, approvals, authorizations, qualifications or Orders necessary for the consummation of the Merger or any of the other transactions contemplated hereby, including under any Netsmart bank loan agreement shall have been obtained, except where the failure to obtain such consents, licenses, Permits, approvals, authorizations, qualifications or Orders would not have a Material Adverse Effect on Netsmart or, after the Effective Time, on the Surviving Corporation.

(d) Litigation. No temporary restraining order, preliminary or permanent injunction or other Order issued by a court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect. No Action shall be pending or threatened which has had or is reasonably likely to have a Material Adverse Effect on Netsmart.

(e) Escrow Agreement. The Escrow Agent, the Securities Holders’ Representative, Netsmart and the other signatories thereto shall have executed and delivered to each other the Escrow Agreement.

(f) Opinion of Counsel. CMHC and the Securities Holders’ Representative shall have received an opinion, addressed to them and dated the Closing Date, of Kramer, Coleman, Wactlar & Lieberman, P.C., counsel for Netsmart and Acquisition, in the form reasonably satisfactory to counsel for CMHC.

(g) Employment, Consulting and Retention Agreements. Each of the employees of CMHC identified on Schedule 6.1(j) shall have executed and delivered, as described in Schedule 6.1(j), either an employment agreement, consulting agreement or retention agreement, as the case may be, with the economic terms described in such schedule for each such Person and with the form of such agreement being substantially in the form most recently delivered to such Persons before the date of this Agreement.

(h) Good-Standing Certificates. Netsmart and Acquisition shall have delivered to CMHC and the Securities Holders’ Representative a certificate as of a date not more than five (5) days prior to the Closing Date attesting to the good standing of Netsmart and Acquisition as corporations in their respective jurisdiction of incorporation.

(i) Registration Rights Agreement and Related Questionnaires. Netsmart and the Securities Holders’ Representative shall have executed and delivered to each other the Registration Rights Agreement, in the form attached hereto as Exhibit A (the “Registration Rights Agreement”), and the Securities Holders shall have delivered to Netsmart the duly completed and executed Questionnaires (as defined in the Registration Rights Agreement).

ARTICLE VII
DEFINITIONS

7.1 Definition of Certain Terms.

As used herein, the following terms shall have the following meanings:

Accounting Firm: as defined in Section 5.5(d).

Acquisition: as defined in the preamble to this Agreement.

Acquisition Common Shares: as defined in Section 2.1(a).

Acquisition Proposal: as defined in Section 5.1(d)(i).

Action:  means any pending civil, criminal or administrative claim, demand, complaint, protest, charge, proceeding, suit, action, hearing or investigation (and appeals therefrom) before any Governmental Authority or other judicial or administrative tribunal or body and/or any officer thereof.

Affiliate: with respect to any Person, any Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

Agreement: as defined in the preamble to this Agreement.

Applicable Law: means, with respect to any Person, any domestic or foreign, federal, state or local statute, law, ordinance, rule, regulation or Order of any Governmental Authority applicable to such Person or any of its Affiliates or any of their respective properties, assets, officers, directors or employees (in connection with such officer’s, director’s or employee’s activities on behalf of such Person or any of its Affiliates).

Basket: as defined in Section 8.8(a).

Benefit Arrangements: as defined in Section 3.20(e).

Business Premises: as defined in Section 3.11(b).

Cash Consideration: shall mean the amount determined from the following calculation: (a) $13,822,576 minus the aggregate amount payable to holders of cancelled CMHC Stock Options under Section 2.1(e)(1)(A) of this Agreement, with the resulting number divided by 964,546. The amount determined from the foregoing calculation shall be expressed in U.S. Dollars and shall be rounded to the nearest cent.

Cash Consideration Per Share Reduction Amount: shall mean the sum of the Holdback Per Share Amount and the Closing Payment Per Share Amount.

Certificate of Merger: as defined in Section 1.2(b).

Change in CMHC Recommendation: as defined in Section 5.1(d)(iv).

Change in Control Payments: as defined in Section 5.3(b).

Claim Threshold: as defined in Section 8.8(c).

Closing: as defined in Section 1.2(a).

Closing Balance Sheet: as defined in Section 5.5(d).

Closing Date: as defined in Section 1.2(a).

Closing Payment Per Share Amount: means the quotient of the sum of the Shareholder Expenses (including the Change in Control Payments) divided by the sum of (x) the aggregate number of the issued and outstanding CMHC Shares entitled to receive Cash Consideration per share pursuant to Section 2.1(c)(i); (y) the aggregate number of CMHC Shares that were the subject of cancelled CMHC Stock Options; and (z) the aggregate number of CMHC Shares that were the subject of the cancelled CMHC Stock Warrants. The amount determined from the foregoing calculation shall be expressed in U.S. Dollars and shall be rounded to the nearest cent.

CMHC: as defined in the preamble to this Agreement.

CMHC Certificates: a certificate or certificates which immediately prior to the Effective Time represented outstanding CMHC Shares.

CMHC Share: shall mean a common share, without par value, of CMHC.

CMHC Shareholders’ Meeting: as defined in Section 5.1(a).

CMHC Stock Options: as defined in Section 2.1(e).

CMHC Stock Warrants: as defined in Section 2.1(f).

Code: the Internal Revenue Code of 1986, as amended, together with the U.S. Treasury rulings and regulations promulgated thereunder.

Confidentiality Agreement: as defined in Section 5.1(b)(iii).

Constituent Corporations: as defined in Section 1.1.

Contingent Net Working Capital Distribution: shall mean an amount of cash that Netsmart shall cause to be paid on a per share basis on the terms and conditions set forth in this Agreement to (i) each holder of CMHC Shares in respect of each CMHC Share that is converted into the right to receive the Merger Consideration as of the Effective Time, (ii) each holder of a cancelled CMHC Stock Option in respect of each CMHC Share that was the subject of such cancelled option, as contemplated by Section 2.1(e) and (iii) each holder of a cancelled CMHC Stock Warrant in respect of each CMHC Share that was the subject of such cancelled warrant, as contemplated by Section 2.1(f).  The amount payable on a per share basis shall be determined by dividing the Increased Amount (as defined in Section 5.5(f) of this Agreement and determined in accordance with this Agreement) by the number of fully diluted CMHC Shares as of the Closing Date (i.e., is 1,088,491, comprised of (a) the number of issued and outstanding CMHC Common Shares as of the date of this Agreement (895,998), (b) the number of CMHC Shares that are currently the subject of CMHC Stock Options (123,945) and (c) the number of CMHC Shares that are currently the subject of CMHC Stock Warrants (68,548)). The amount determined from the foregoing calculation shall be expressed in U.S. Dollars and shall be rounded to the nearest cent.

Copyright: as defined in the definition of Intellectual Property, below.

Determination Date: as defined in Section 5.5(e).

Dissenting Share: as defined in Section 2.1(d).

Effective Time: as defined in Section 1.3.

Environmental Action: refers to any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, proceeding, judgment, letter or other communication from any federal, state, local or municipal agency, department, bureau, office or other authority or any third party involving a Hazardous Discharge or any violation of any order, permit or Environmental Laws.

Environmental Law: each and every applicable federal, state, local and foreign law, statute, ordinance, regulation, rule, judicial or administrative order or decree, permit license, approval, authorization or similar requirement of each and every federal, and pertinent state, local and foreign governmental agency or other governmental authority, pertaining to the protection of human health and safety or the environment including, without limitation, the Comprehensive Environmental Response Compensation and Liability Act (CERCLA), 42 U.S.C. 9601 et set, the Resource Conservation and Recovery Act (RCRA), 42 U.S.C. 6901 et seq., the Toxic Substances Control Act (TSCA), 15 U.S.C. 2601 et seq., the Water Pollution Control Act (FWPCA), 33 U.S.C. 1251 et seq., and the Occupational Safety and Health Act (OSHA), 42 U.S.C. 655.

Environmental Liability: any and all Liabilities, damages, losses, penalties, fines, and Liens incurred: (i) to comply with, or by reason of, the violation of any Environmental Law; (ii) to investigate, evaluate, respond to, remediate or otherwise which result from, the Release or threatened Release of Hazardous Substances or the existence of contamination in, on, under, to, from or about any properties formerly or currently owned, leased or operated by CMHC, (iii) by reason of any injury to any Person, property or the natural resources caused by, or resulting from any environmental conditions present at any properties formerly or currently owned, leased or operated by CMHC or created by or arising out of the current or former operation of CMHC or any prior owner or operator of a facility or site at which CMHC operates, has operated or disposes or has disposed of Hazardous Substances.

Environmental Permits: as defined in Section 3.22(v).

ERISA: the Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate: as defined in Section 3.20(a).

Escrow Agent: means the escrow agent to be appointed for the Escrow Agreement as mutually agreed upon by Netsmart, Acquisition and CMHC prior to the Closing.

Escrow Agreement: means the Escrow Agreement among the Escrow Agent, the Securities Holders’ Representative, and Netsmart and Surviving Corporation in the form attached hereto as Exhibit B and such other form requested by the Escrow Agent and mutually agreed to by Netsmart, Acquisition and CMHC prior to the Closing.

Escrow Amount: as defined in Section 2.9.

Escrow Fund: shall mean (a) the Securities Holders’ Indemnity Fund, (b) the Net Working Capital Adjustment Fund, and (c) the Reimbursement Fund.

Exchange Act: means the Securities Exchange Act of 1934, as amended.

Final Net Working Capital: as defined in Section 5.5(e).

Final Working Capital Determination: as defined in Section 5.5(d).

Financial Statements: the audited consolidated financial statements of CMHC, as at and for the years ended March 31, 2004 and 2005 and the unaudited consolidated financial statements of CMHC, as at and for the quarter ended June 30, 2005, which financial statements include, in each case, a balance sheet, a statement of operations, a statement of shareholders’ equity and a statement of cash flows.

GAAP: means accounting principles generally accepted in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination.

Governmental Authority: means any federal, state, local or foreign governmental authority, quasi governmental authority, court, regulatory or administrative organization or agency, commission and tribunal or a department, branch or division of any of the foregoing.

Government Contracts: as defined in Section 3.15(a).

Hazardous Discharge: means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping of Hazardous Substances which violates Environmental Laws.

Hazardous Substance: means any substance, compound, chemical or element which is (i) defined or classified as a hazardous substance, hazardous material, toxic substance, hazardous waste, pollutant or contaminant under any Environmental Law, or (ii) a petroleum hydrocarbon, including crude oil or any fraction thereof, (iii) hazardous, toxic, corrosive, flammable, explosive, infectious, radioactive, carcinogenic or a reproductive toxicant, or (iv) regulated pursuant to any Environmental Law. The term “Hazardous Substance” shall also include asbestos-containing materials and manufactured products containing Hazardous Substances.

Holdback Per Share Amount: shall mean $2.16, of which (a) $1.93 shall be allocated to the Securities Holders Indemnity Fund, (b) $0.09 shall be allocated to the Net Working Capital Adjustment Fund and (c) $0.14 shall be allocated to the Reimbursement Fund.

Increased Amount: as defined in Section 5.5(f).

Indemnified Party: a party hereto or other Person designated herein entitled to indemnification under this Agreement.

Indemnifying Party: shall mean, as the case may be, (a) Netsmart or (b) the Securities Holders, acting through the Securities Holders’ Representative, where either is required to provide indemnification under this Agreement.

Information Technology: means all computer hardware, software, networks, microprocessors, firmware, and other information technology and communications equipment currently used by CMHC in the operation of the information technology systems of CMHC’s business.

Intellectual Property: means all intellectual property owned, used or licensed (as licensor or licensee) by CMHC that is used in its business, or in any products, service, technology or process currently offered or sold within the last three years by CMHC or in its business, or currently under development by CMHC for use in connection with its business, including: (i) all domestic and foreign copyright interests in any original work of authorship, whether registered or unregistered, including but not limited to all copyright registrations or foreign equivalent, all applications for registration or foreign equivalent, all moral rights, all common-law rights, and all rights to register and obtain renewals and extensions of copyright registrations, together with all other copyright interests accruing by reason of international copyright convention (collectively, “Copyrights”); (ii) all domestic and foreign patents (including certificates of invention and other patent equivalents), provisional applications, patent applications and patents issuing therefrom as well as any division, continuation or continuation in part, reissue, extension, reexamination, certification, revival or renewal of any patent, all Inventions and subject matter related to such patents, in any and all forms (collectively, “Patents”); (iii) all domestic and foreign trademarks, trade dress, service marks, trade names, icons, logos, slogans, and any other indicia of source or sponsorship of goods and services, designs and logotypes related to the above, in any and all forms, all trademark registrations and applications for registration related to such trademarks (including, but not limited to intent to use applications), and all goodwill related to the foregoing (collectively, “Trademarks”); (iv) any formula, design, device or compilation, or other information which is used or held for use by a business, which gives the holder thereof an advantage or opportunity for advantage over competitors which do not have or use the same, and which is not generally known by the public (“Trade Secrets”) - Trade Secrets can include, by way of example, formulas, algorithms, market surveys, market research studies, information contained on drawings and other documents, and information relating to research, development or testing; (v) novel devices, processes, compositions of matter, methods, techniques, observations, discoveries, apparatuses, machines, designs, expressions, theories and ideas, whether or not patentable; (vi) scientific, engineering, mechanical, electrical, financial, marketing or practical knowledge or experience useful in the operation of CMHC’s business; (vii) (A) any and all computer programs and/or software programs (including all source code, object code, firmware, programming tools and/or documentation), (B) machine readable databases and compilations, including any and all data and collections of data, and (C) all content contained on Internet site(s) (collectively, “Software”); (viii) all documentation and media constituting, describing or relating to the above, including memoranda, manuals, technical specifications and other records wherever created throughout the world; and (ix) the right to sue for past, present, or future infringement and to collect and retain all damages and profits related to the foregoing.

Inventory: as defined in Section 3.12.

Key Employees: shall mean Alistair John Deakin, Michael Morgan, Michael Payne, David Kersys, Michael Littman and Zackary Zettler.

Knowledge: means (a) with respect to CMHC, the actual knowledge, after reasonable inquiry, of John Paton, Alistair Deakin and Michael Payne and (b) with respect to either Netsmart or Acquisition, the actual knowledge, after reasonable inquiry, of James Conway, Kevin Scalia and Anthony Grisanti and shall be deemed to include a representation by CMHC or Netsmart, as the case may be, that one or more of such individuals made reasonable inquiry on behalf of CMHC or Netsmart, as the case may be, in respect of matters that are qualified by knowledge of CMHC, Netsmart or Acquisition.

Latest Balance Sheet: means the unaudited Balance Sheet of CMHC as at June 30, 2005.

Latest Balance Sheet Date: means June 30, 2005.

Lease: as defined in Section 3.11(b).

Liability: means with respect to any Person, any liability or obligation of such Person of any kind, character, or description, whether known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise.

License: as defined in Section 3.16(b).

Lien: means with respect to any asset, any mortgage, title defect, encumbrance, pledge, charge, security interest, hypothecation or other lien.

Loss(es): as defined in Section 8.3.

Majority in Interest: as defined in Section 9.4.

March 31, 2005 Balance Sheet: as defined in Section 5.5(a).

Material Adverse Effect: with respect to any Person means any material adverse change in the business, properties, results of operations, financial condition or current prospects of such Person or its business, taken as a whole; provided, however, that any change resulting from economic conditions applicable to businesses in the United States generally or to software companies in the market(s) in which products and services are offered by CMHC shall not be considered in any determination of a material adverse change except to the extent CMHC or Netsmart, as the case may be, is disproportionately affected adversely thereby.

Material/Service Agreements: as defined in Section 3.14(a).

Merger: as defined in the recitals to this Agreement.

Merger Consideration: as defined in Section 2.1(c).

Netsmart: as defined in the preamble to this Agreement.

Netsmart Common Stock: shall mean the common stock of Netsmart, par value $.01 per share.

Netsmart Financial Statements: as defined in Section 4.8(b).

Netsmart Indemnified Parties: as defined in Section 8.3.

Netsmart SEC Reports: as defined in Section 4.8(a).

Netsmart Tax Return(s): as defined in Section 4.10.

Net Working Capital: shall mean for purposes of Section 5.5, as of the Closing Date, the current assets of CMHC (including cash) less its current liabilities (including amounts outstanding under its line of credit and short term notes) and long term indebtedness, but (a) excluding Shareholder Expenses (including Change in Control Payments) which shall not be taken into consideration and (b) a credit shall be provided for all fees and expenses paid by CMHC or that are accrued by CMHC in respect of services rendered by Saltz, Shamis & Goldfarb, and (c) if any CMHC Stock Warrants are exercised on or after the date hereof, the proceeds received by CMHC from such exercise shall be excluded.

Net Working Capital Adjustment Fund: together with all interest earned thereon, the sum of (i) a cash amount equal to the product of (x) the aggregate number of the issued and outstanding CMHC Shares entitled to receive Cash Consideration under Section 2.1(c)(i) and (y)$0.09, (ii) a cash amount equal to the product of (x) the aggregate number of CMHC Shares that were the subject of the cancelled CMHC Stock Options and (y)$0.09, and (iii) a cash amount equal to the product of (x) the aggregate number of CMHC Shares that were the subject of the cancelled CMHC Stock Warrants and (y)$0.09.

New Lease: the lease for the Business Premises between CMHC and the Partnership dated the Closing Date in the form attached as Exhibit C hereto.

Notice of Disagreement: as defined in Section 5.5(c)(iii).

OGCL: as defined in Section 1.1.

Order: means any order, writ, injunction, directive, judgment, determination, decree, ruling, assessment or award of any Governmental Authority.

Ordinary Course of Business: means the ordinary course of business consistent with past custom and practice.

Option Cancellation Agreements: the agreements pursuant to which the holders of CMHC Stock Option agree to the cancellation of their CMHC Stock Option in exchange for the payment, after the Effective Time, of the amounts set forth in Section 2.1(e) of this Agreement.

Option Cash Consideration: shall mean the sum of: (a) $13.23 and (b) the amount resulting from the product of (1) 49,578 and (2) Volume Weighted Average Price of Netsmart Common Stock, which product is divided by 123,945. The amount determined from the foregoing calculation shall be expressed in U.S. Dollars and shall be rounded to the nearest cent.

Partnership: means 570 Metro Place North Limited Partnership, an Ohio limited partnership, which is not owned by CMHC and which is not being acquired by Netsmart or Acquisition in connection with the transactions contemplated by this Agreement.

Past Practice: means the practices and procedures used by CMHC during the three-year period ended March 31, 2005.

Patent: as defined in the definition of Intellectual Property, above.

Payment Agent: as defined in Section 2.2(a).

Payment Fund: as defined in Section 2.2(a).

Pension Benefit Plans: as defined in Section 3.20(b).

Permits: as defined in Section 3.21(c).

Permitted Lien: means with respect to CMHC:

(a) Liens for Taxes not yet delinquent or which are being contested in good faith by appropriate proceedings diligently pursued, provided that adequate reserves for the full payment of all such Taxes have been maintained on the Financial Statements in accordance with and as required by GAAP;

(b) mechanics’, materialmen’s, banker’s, carriers’, warehousemen’s and similar Liens arising in the Ordinary Course of Business and securing obligations of such Person that are not overdue or are being contested in good faith by appropriate proceedings diligently pursued, provided that in the case of any such contest adequate reserves for the full payment of such Liens have been maintained on the Financial Statements in accordance with and as required by GAAP;

(c) Liens arising in connection with worker’s compensation, unemployment insurance, old age pensions and social security benefits and similar statutory obligations which are not overdue or are being contested in good faith by appropriate proceedings diligently pursued, provided that in the case of any such contest adequate reserves for the full payment of such Liens have been maintained on the Financial Statements in accordance with and as required by GAAP;

(d) (i) Liens incurred in the Ordinary Course of Business to secure the performance of obligations under Applicable Law arising in connection with progress payments or advance payments due under contracts with a Governmental Authority entered into in the Ordinary Course of Business and (ii) Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of obligations under Applicable Law, bids, leases, fee and expense arrangements with trustees and fiscal agents and other similar obligations (exclusive of obligations incurred in connection with the borrowing of money, any lease-purchase arrangements or the payment of the deferred purchase price of property) , provided that adequate reserves for the full payment of all such obligations set forth in clauses (i) and (ii) have been maintained on the Financial Statements in accordance with and as required by GAAP;

(e) survey exceptions, easements, reservations or rights-of-way for utilities and other similar purposes which do not materially interfere with the business of CMHC as it is currently conducted;

(f) interests of lessors in leased property, including filings for notification purposes; and

(g) Liens securing executory obligations under leases of any real property including the Business Premises.

Person: any natural person, firm, partnership, limited liability company, association, corporation, trust, public body or government or other legal entity.

Proposed Closing Balance Sheet: as defined in Section 5.5(a).

Proposed Closing Working Capital Statement: as defined in Section 5.5(a).

Pro Rata Percentage: means, with respect to a Securities Holder, the quotient, in percentage form, of (a) the aggregate number of (i) CMHC Shares from which the Securities Holder is entitled to receive Merger Consideration under Section 2.1(c), (ii) CMHC Shares that are the subject of the Option Cancellation Agreements executed and delivered by such Securities Holder and (iii) CMHC Shares that are the subject of Warrant Exchange Agreements executed and delivered by such Securities Holder, divided by (b) the aggregate number of (i) CMHC Shares entitled to receive Merger Consideration under Section 2.1(c),(ii) CMHC Shares that are the subject of the Option Cancellation Agreements executed and delivered by any Securities Holder and (iii) CMHC Shares that are the subject of Warrant Exchange Agreements executed and delivered by any Securities Holder.

PTO: as defined in Section 3.16(g).

Reduction Amount: as defined in Section 5.5(e).

Registration Rights Agreement: as defined in Section 6.2(j).

Registration Statement: as defined in Section 5.3(e).

Regulations: as defined in Section 1.4.

Reimbursement Fund: together with all interest earned thereon, the sum of (i) a cash amount equal to the product of (x) the aggregate number of the issued and outstanding CMHC Shares entitled to receive Cash Consideration under Section 2.1(c)(i) and (y)$0.14, (ii) a cash amount equal to product of (x) the aggregate number of CMHC Shares that were the subject of the cancelled CMHC Stock Options and (y) $0.14, and (iii) a cash amount equal to the product of (x) the aggregate number of CMHC Shares that were the subject of the cancelled CMHC Stock Warrants and (y) $0.14.

Related Agreements: the Escrow Agreement, the Shareholders Voting Agreement, the Registration Rights Agreement and the New Lease.

Related Party: means (i) each Person who owns beneficially or of record at least 10% of the outstanding CMHC Shares; (ii) each individual who is an officer or director of CMHC; (iii) each Affiliate of any of the Persons referred to in clauses (i) or (ii) above; (iv) any trust or other Person (other than the CMHC) in which any one of the individuals referred to in clauses (i), (ii) and (iii) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

Release: means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching, or migration on or into the indoor or outdoor environment or in, on, under, into or out of any property including any property currently or at any time previously owned, leased or operated by CMHC.

Remedial Action: means those response actions, including any investigation, testing or monitoring activities required by Environmental Law or by any Governmental Authority to clean up, remove, contain, treat, investigate or abate any Hazardous substance or in connection with any property (including, without limitation, actions to address Releases of Hazardous Substances to the environment).

Representative: means, with respect to any Person, any officer, director, employee, Affiliate, agent, representative or advisor, including any investment banker, attorney or accountant retained by such person or any of its subsidiaries.

Resolution Period: as defined in Section 5.5(c)(v).

Review Period: as defined in Section 5.5(c)(ii).

Scheduled Contract(s): as defined in Section 3.14(b).

SEC: means the United States Securities and Exchange Commission.

Secretary of State: as defined in Section 1.3.

Securities Act: means the Securities Act of 1933, as amended.

Securities Holders: unless the context otherwise requires, shall mean, collectively, all Shareholders and all holders of CMHC Stock Options and CMHC Stock Warrants immediately prior to the Effective Time.

Securities Holders’ Indemnity Fund: together with all interest earned thereon, the sum of (i) a cash amount equal to the product of (x) the aggregate number of the issued and outstanding CMHC Shares entitled to receive Cash Consideration under Section 2.1(c)(i) and (y) $1.93, (ii) a cash amount equal to product of (x) the aggregate number of CMHC Shares that were the subject of the cancelled CMHC Stock Options and (y) $1.93, and (iii) a cash amount equal to the product of (x) the aggregate number of CMHC Shares that were the subject of the cancelled CMHC Stock Warrants and (y)$1.93.

Securities Holders’ Indemnity Obligations: shall mean the obligations of the Securities Holders to indemnify Netsmart, Surviving Corporation and their respective Affiliates and all other Persons identified in Section 8.3 for Losses pursuant to Article VIII hereof, which obligations are limited to amounts in the Securities Holders’ Indemnity Fund.

Securities Holders’ Representative: as defined in Section 9.1.

Shareholder Expenses: as defined in Section 5.3(b).

Shareholders: unless the context otherwise requires, shall mean the shareholders of the CMHC Shares immediately prior to the Effective Time.

Shareholders Voting Agreement: as defined in Section 5.4.

Significant Shareholder: shall mean the following Shareholder: John Paton.

Software: as defined in the definition of Intellectual Property, above.

Stock Consideration: shall mean 0.45175 shares of Netsmart Common Stock.

Stock Option Purchase Agreement(s): means the Stock Option Purchase Agreements that may be entered into between John Paton and any one or more of the current holders of CMHC Stock Options.

Superior Proposal: as defined in Section 5.1(d)(iv).

Surviving Corporation: as defined in Section 1.1.

Surviving Corporation Common Shares: as defined in Section 2.1(a).

Tax(es): shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

Tax Law: as defined in Section 2.9.

Tax Return: shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Termination Date: as defined in Section 10.1(b).

Trademark: as defined in the definition of Intellectual Property, above.

Trade Secret: as defined in the definition of Intellectual Property, above.

Volume Weighted Average Price of Netsmart Common Stock: shall mean the volume weighted average price of a share of Netsmart Common Stock during the period of 10 trading days immediately preceding the second day prior to the Closing Date. As used in this definition, “trading days” shall mean days on which actual trades of Netsmart Common Stock occur.

Warrant Exchange Agreements: the agreements pursuant to which the holders of CMHC Stock Warrants agree to the cancellation of their CMHC Stock Warrants in exchange for the payment, after the Effective Time, of the amounts set forth in Section 2.1(f) of this Agreement.

Warrant Purchase Agreement(s): means the Warrant Purchase Agreements that may be entered into between John Paton and any one or more of the current holders of CMHC Stock Warrants.

Welfare Benefit Plans: as defined in Section 3.20(a).

ARTICLE VIII
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; TAX MATTERS

8.1 Survival of Representations and Warranties.

Except as expressly provided in this Agreement, all representations and warranties made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall not terminate, but shall survive the Closing and continue in effect until eighteen months following the Closing Date; provided, however, that representations and warranties under: (i) Section 3.4 (Capital Stock) shall remain in effect for so long as permitted by Applicable Law, (ii) Section 3.7 (Taxes) shall remain in effect until the expiration of the applicable statute of limitations, and (iii) Section 3.22 (Environmental) shall remain in effect until six (6) years following the Closing Date; and, further, provided that any such representations or warranties as to which a claim shall have been asserted during such survival period shall continue in effect until such time as such claim shall have been resolved or settled.

8.2 Survival of Covenants and Agreements.

Except as expressly provided in this Agreement, all covenants and agreements made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall not terminate but shall survive the Closing.

8.3 Indemnification by Securities Holders.

Effective upon the Closing, the Securities Holders, without any right of recourse against CMHC or the Surviving Corporation for contribution, offset or otherwise or as a defense thereto, shall indemnify and hold harmless Netsmart, Surviving Corporation, their Affiliates, their respective officers, directors and principal shareholders and their respective successors and assigns (the “Netsmart Indemnified Parties”) from and against any claims, Liabilities, losses, damages or expenses (any one such item being herein called a “Loss” and all such items being herein collectively called “Losses”) which are caused by or arise out of:

(a) any breach or default in the performance by CMHC of any covenant or agreement of CMHC to be performed by CMHC prior to the Closing contained herein or in any certificate delivered pursuant hereto at the Closing;

(b) any breach of warranty or representation made by CMHC contained in Article III of this Agreement or in any certificate delivered pursuant hereto at the Closing, except for any breach of the representation contained in Section 3.34 (“Net Working Capital”);

(c) without regard to the Basket (as hereinafter defined), which shall not apply, but after deduction of that portion of the Net Working Capital Adjustment Fund paid to Netsmart by the Escrow Agent in respect of the Reduction Amount, any breach of the representation contained in Section 3.34 (“Net Working Capital”);

(d) without regard to the Basket, which shall not apply, any Shareholder Expenses not paid by the Securities Holders in accordance with Section 5.3(e);

(e) without regard to the Basket, which shall not apply, any of the Stock Option Purchase Agreements, any of the Warrant Purchase Agreements or the transactions contemplated thereby or related thereto;

(f) any and all Actions, Orders, costs and expenses (including reasonable attorneys fees, accountant fees and consultants fees) incident to the foregoing;

(g) without regard to the Basket, which shall not apply, the matter described in Schedule 3.13, Item 1(b), to the extent not paid or accrued by CMHC on or prior to the Effective Time; and

(h) without regard to the Basket, which shall not apply, the matter described in Schedule 3.9, Item 4, to the extent not paid or accrued by CMHC on or prior to the Effective Time.

Such indemnification shall be made by Indemnified Party’s recourse to, and payment from, the Securities Holders’ Indemnity Fund held pursuant to the Escrow Agreement, in accordance with the terms thereof.

8.4 Indemnification by Netsmart.

Effective upon the Closing, Netsmart agrees to indemnify and hold harmless the Securities Holders, their respective Affiliates, their respective officers, directors and principal shareholders and their respective successors and assigns from and against any Losses which are caused by or arise out of:

(a) any breach or default in the performance by Netsmart, Acquisition or the Surviving Corporation of any covenant or agreement of Netsmart or Acquisition contained herein or in any certificate delivered pursuant hereto or thereto or at the Closing; and

(b) any breach of warranty or representation made by Netsmart or Acquisition contained in Article IV of this Agreement or in any certificate delivered pursuant hereto at the Closing.

(c) any and all Actions, Orders, costs and expenses (including, reasonable attorney’s fees, accountants’ fees, and consultants’ fees) incident to the foregoing.

8.5 Procedure - Third-Party Claims.

(a) Promptly after receipt by an Indemnified Party of notice of the commencement of any Action against it by any Person who is not (i) a party to this Agreement, (ii) a Security Holder (in such capacity), or (iii) an Affiliate of any such Person described in clause (i) or (ii), for which an Indemnifying Party is obligated to provide indemnification under this Agreement, such Indemnified Party will, if a claim is to be made against an Indemnifying Party, give written notice to the Indemnifying Party of the commencement of such Action, together with a copy of the claim, process or other legal pleading, but the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such action is prejudiced by the Indemnifying Party’s failure to give such notice.

(b) If any Action referred to in Section 8.5(a) is brought against an Indemnified Party and it gives notice to the Indemnifying Party of the commencement of such Action, the Indemnifying Party will be entitled to participate in such Action and, to the extent that it wishes (unless (i) the Indemnifying Party is also a party to such Action and the Indemnified Party reasonably determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such proceeding and provide indemnification with respect to such proceeding), to assume the defense of such Action with counsel reasonably satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such Action, the Indemnifying Party will not, so long as it diligently conducts such defense, be liable to the Indemnified Party under this Article VIII for any fees of other counsel or any other expenses with respect to the defense of such Action, in each case subsequently incurred by the Indemnified Party in connection with the defense of such Action. If the Indemnifying Party assumes the defense of the Action, the Indemnified Party will cooperate in good faith with the Indemnifying Party in such defense and will have the right to participate in the defense of such Action assisted by counsel of its own choosing and at its own expense. If the Indemnifying Party assumes the defense of an Action, (i) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party’s consent (which consent will not be unreasonably withheld, conditioned or delayed) unless (A) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any other claims that may be made against the Indemnified Party, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (ii) the Indemnified Party will have no liability with respect to any compromise or settlement of such claims effected without its consent if such consent is required by this sentence. If notice is given to an Indemnifying Party of the commencement of any Action and the Indemnifying Party does not, within thirty (30) days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to assume the defense of such Action, the Indemnifying Party will be bound by any determination made in such Action or any compromise or settlement effected by the Indemnified Party to which the Indemnifying Party consents, which consent by the Indemnifying Party may not be unreasonably withheld, conditioned or delayed.

(c) Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that an Action for which an Indemnifying Party is obligated to provide indemnification under this Agreement is reasonably likely to have a Material Adverse Effect upon it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such Action, but the Indemnifying Party, although still liable for the payment of all reasonable legal fees, costs and expenses incurred in connection therewith, will not be bound by any determination of an Action so defended or any compromise or settlement effected without its consent (which may not be unreasonably delayed, conditioned or withheld). Netsmart and the Securities Holders’ Representative agree to act reasonably and in good faith in determining whether to settle, compromise, defend and/or appeal any claim.

8.6 Procedure - Other Claims.

A claim for indemnification for any matter not involving a third-party claims described in Section 8.5 may be asserted by written notice to the party from whom indemnification is sought setting forth, in reasonable detail, the amount and basis for the claim.

8.7 Remedies.

Effective upon the Closing, except as otherwise specifically provided in this Agreement and the Escrow Agreement or in the case of fraud, the sole and exclusive remedy of Netsmart, Acquisition, Surviving Corporation, and the Securities Holders hereunder shall be restricted to the indemnification rights set forth in this Article VIII.

8.8 Certain Limitations.

Notwithstanding any other provision in this Agreement to the contrary, the liability of the Securities Holders or Netsmart, as the case may be, for claims under this Agreement shall be limited by the following:

(a) Except as set forth in Section 8.3(c), no claim or claims shall be asserted pursuant to the provisions of Section 8.3 unless and until the aggregate amount of such Indemnified Party’s Losses exceeds $100,000 (the “Basket”). Subject to the other limitations contained herein (including, without limitation, those contained in Sections 8.8(b) and 8.8(c)), once the Basket is exceeded, the Indemnified Party shall be entitled to recover the amount of its Losses, only to the extent that such Losses exceed, and only in amounts that exceed, the Basket. For purposes of this limitation, the parties agree that, in applying the Basket to the Securities Holders, the Losses of the Securities Holders shall be cumulated (i.e., the Basket does not apply to each Security Holder on an individual basis).

(b) The aggregate amount of Losses recoverable pursuant to the provisions of Article VIII by the Netsmart Indemnified Parties, and the Securities Holders’ liability for Losses in respect of the Securities Holders’ Indemnity Obligations, shall be limited solely and exclusively to the Securities Holders’ Indemnity Fund.

(c) The aggregate amount of Losses recoverable pursuant to the provisions of Article VIII by the Securities Holders shall be limited to $2,100,000.

(d) No individual claim of a Netsmart Indemnified Party for indemnification (other than any such claim under Section 8.11) shall be valid and assertable unless it is for Losses in an amount in excess of $3,000 (the “Claim Threshold”) in which event, subject to the provisions of Section 8.8(a), such claim shall be paid in full, provided, however, that to the extent that individual claims are related to one another, they may be aggregated for purposes of meeting the Claim Threshold. Any individual claims that do not exceed the Claim Threshold nevertheless shall constitute Losses for the purpose of calculating whether a party’s Losses exceed the Basket.

8.9 Calculation of Damages.

(a) For purposes of this Article VIII, “Losses” suffered in respect of any particular claim shall be calculated after making appropriate adjustments for (i) net insurance proceeds actually received by the parties (after taking into consideration the costs incurred to collect such proceeds and the applicable portion of the premiums paid for the policy under which such is recovery is had), and (ii) any payments received from third parties in respect of such claim less the costs incurred to collect such amounts.

(b) Except as and to the extent that the same are components of a third party claim for which an Indemnified Party is seeking indemnification hereunder, in the absence of actual fraud or willful misconduct, no Indemnified Party shall be entitled to recover from any Indemnifying Party hereunder special, indirect, incidental, punitive or consequential damages. The term “Losses” as used in Article VIII is not limited to matters asserted by third parties but includes damages incurred or sustained by an Indemnified Party in the absence of third party claims.

8.10 Satisfaction of Indemnification Obligations; Escrow Fund; Reimbursement Fund.

The Escrow Amount will be deposited by Netsmart with, and will be held by, the Escrow Agent. The Securities Holders’ Indemnity Fund together with the Net Working Capital Adjustment Fund and the Reimbursement Fund constitute the Escrow Fund to be governed by the terms set forth in the Escrow Agreement. Payment of any Loss from the Securities Holders’ Indemnity Fund shall be deemed to have been made from the Securities Holders’ Indemnity Fund on a Pro Rata Percentage basis. Payment of any amount from the Net Working Capital Adjustment Fund shall be deemed to have been made from the Net Working Capital Adjustment Fund on a Pro Rata Percentage basis. The Reimbursement Fund will be deposited by Netsmart with, and held separately by, the Escrow Agent, such deposit to constitute the sole and exclusive fund for reimbursement of expenses incurred by the Securities Holders’ Representative, which shall be governed by the Escrow Agreement. Payment of any amount out of the Reimbursement Fund shall be deemed to have been made from the Reimbursement Fund on a Pro Rata Percentage basis.

8.11 Tax Indemnification and Other Matters.

(a) Tax Indemnification. Effective upon the Closing, the Securities Holders, without regard to the Basket, and without any right of recourse against CMHC or the Surviving Corporation for contribution, offset or otherwise or as a defense thereto, shall indemnify and hold harmless the Netsmart Indemnified Parties from and against all Losses attributable to (i) all Taxes of CMHC for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (the “Pre-Closing Tax Period”), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which CMHC (or any predecessor thereof) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation § 1.1502-6 or any analogous or similar state, local or foreign law or regulation, and (iii) any and all Taxes of any period imposed on CMHC as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to a taxable event or transaction occurring before the Closing Date; provided that this Section 8.11(a) shall apply only to the extent that Losses covered by this Section 8.11(a) exceed the amount of Taxes which are included as current liabilities on the Closing Balance Sheet.

(b) Straddle Period. In case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of CMHC for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which CMHC holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of CMHC for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. The parties hereto will, to the extent permitted by applicable law, elect with the relevant Governmental Authority to treat a portion of any Straddle Period as a short taxable period ending as of the close of business on the Closing Date.

(c) Responsibility for Filing Tax Returns. Netsmart shall cause CMHC to prepare and file all Tax Returns for CMHC that are filed after the Closing Date, and shall cause CMHC to pay any Taxes due in respect of such Tax Returns, subject to the provisions of Section 8.11. Any such Tax Return that relates to a Pre-Closing Tax Period shall be prepared in a manner consistent with Past Practice. Netsmart shall deliver any such Tax Return relating to a Pre-Closing Tax Period to the Securities Holders’ Representative for its review at least thirty (30) days prior to the date on which such Tax Return is required to be filed. If the Securities Holders’ Representative disputes any item on such Tax Return, it shall notify Netsmart of such disputed item (or items) and the basis for its objection. The parties shall act in good faith to resolve any such dispute prior to the date on which the relevant Tax Return is required to be filed. If the parties cannot resolve any disputed item, the item in question shall be resolved by the Accounting Firm. The fees and expenses of the Accounting Firm relating to the resolution of the dispute shall be borne equally by the Securities Holders and Netsmart.

(d)  Neither Netsmart nor any of its Affiliates shall (or shall cause or permit CMHC to) amend, refile or otherwise modify any Tax Return relating in whole or in part to CMHC with respect to any Pre-Closing Tax Period without the written consent of the Securities Holders’ Representative, which consent may be withheld in the sole discretion of the Securities Holders’ Representative; provided that, in the event that such amendment, refiling or modification, or the failure to file such amendment, refiling or modification, is likely to result in an indemnification obligation under Section 8.11 in an amount in excess of the amount remaining in the Securities Holders’ Indemnity Fund at such time, then the consent of the Securities Holders’ Representative may not be unreasonably withheld.

(e) Cooperation on Tax Matters. From and after the Effective Time:

(i) Securities Holders, acting through the Securities Holders’ Representative, and Netsmart shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to Section 8.11(c) and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Netsmart and Securities Holders agree (A) to retain all books and records within their respective control with respect to Tax matters pertaining to CMHC relating to any taxable period beginning before the Effective Time until the expiration of the statute of limitations (and, to the extent notified by Netsmart or Securities Holders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Netsmart or Securities Holders, as the case may be, shall allow the other party to take possession of such books and records.

(ii) Netsmart and Securities Holders further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(iii) Netsmart and Securities Holders further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Code § 6043 and all Treasury Regulations promulgated thereunder.

(f) Tax-Sharing Agreements. All tax-sharing agreements or similar agreements with respect to or involving CMHC shall be terminated as of the Effective Time and, after the Effective Time, CMHC shall not be bound thereby or have any liability thereunder.

(g) Certain Taxes and Fees. The CMHC Securities Holders, on the one hand, and Netsmart, on the other hand, shall be responsible for and shall pay one-half of all transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges, and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement, if any. Each of the parties hereto will, at his, her or its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by Applicable Law, Acquisition will join in the execution of such Tax Returns and other documentation.

8.12 Knowledge.

It shall not be a defense, nor shall Netsmart or the Securities Holders, as the case may be, be deemed to have waived or released or otherwise be estopped from asserting any claim for indemnification for breach of a representation, warranty, covenant, agreement, or condition by having consummated the Closing despite actual or constructive knowledge of such breach prior to Closing.

ARTICLE IX
SECURITIES HOLDERS’ REPRESENTATIVE

9.1 Appointment.

In the event that the Shareholders approve the Merger and the Merger is consummated, then (a) by virtue of the approval of the Merger by the Shareholders and/or any consent or power of appointment executed by a Shareholder, each Shareholder, other than the holder of Dissenting Shares, (b) by virtue of the terms of the Option Cancellation Agreement, each holder of a CMHC Stock Option who executed and delivered an Option Cancellation Agreement in respect of such option, and (c) by virtue of the terms of the Warrant Exchange Agreement, each holder of a CMHC Stock Warrant who executed and delivered a Warrant Exchange Agreement in respect of such warrant, shall, from and after the Closing Date and without any further action by such Securities Holders, irrevocably appoint John Paton (the “Securities Holders’ Representative”) to act as the true and lawful agent of such Securities Holders and attorney-in-fact with respect to all matters arising in connection with this Agreement, the Escrow Agreement and the Registration Rights Agreement. For purposes of this Article IX, the context in which the term “Securities Holders” is used shall refer only to the Securities Holders described in 9.1(a),(b) and (c).

9.2 Powers and Authority.

From and after the Closing Date, the Securities Holders’ Representative shall have full power and authority to represent all of the Securities Holders and their successors with respect to all matters arising under this Agreement, the Escrow Agreement and the Registration Rights Agreement and all actions taken by the Securities Holders’ Representative hereunder and thereunder shall be binding upon all such Securities Holders and their successors as if expressly confirmed and ratified in writing by each of them and no Securities Holder shall have the right to object, dissent, protest or otherwise contest the same. The Securities Holders’ Representative shall take any and all actions which he believes are necessary or appropriate under this Agreement, the Escrow Agreement and Registration Rights Agreement for and on behalf of the Securities Holders, as fully as if the Securities Holders were acting on their own behalf, including, without limitation, executing the Escrow Agreement as Securities Holders’ Representative, executing the Registration Rights Agreement as Securities Holders’ Representative, giving and receiving any notice or instruction permitted or required under this Agreement, the Escrow Agreement or the Registration Rights Agreement by the Securities Holders’ Representative or any Securities Holder, interpreting all of the terms and provisions of this Agreement, the Escrow Agreement or the Registration Rights Agreement, authorizing payments to be made with respect hereto or thereto, obtaining reimbursement as provided for herein for all out-of-pocket fees and expenses and other obligations of or incurred by the Securities Holders’ Representative in connection with this Agreement, the Escrow Agreement or the Registration Rights Agreement, defending all Claims against the Securities Holders pursuant to Article VIII hereof, the Escrow Agreement and the Registration Rights Agreement, consenting to, compromising or settling all claims, conducting negotiations with Netsmart and its agents regarding such claims, dealing with Netsmart and the Escrow Agent under this Agreement, the Escrow Agreement, and the Registration Rights Agreement with respect to all matters arising under this Agreement, the Escrow Agreement and the Registration Rights Agreement, taking any and all other actions specified in or contemplated by this Agreement, the Escrow Agreement and the Registration Rights Agreement and engaging counsel, accountants or other Representatives of the Securities Holders’ Representative in connection with the foregoing matters. Without limiting the generality of the foregoing, the Securities Holders’ Representative shall have full power and authority to interpret all the terms and provisions of this Agreement, the Escrow Agreement and the Registration Rights Agreement and to consent to any amendment hereof or thereof on behalf of all such Securities Holders and such successors. Notwithstanding the foregoing, each Securities Holder shall have the right to exercise any voting rights appertaining to the Escrow Amount.

9.3 Authorization.

Without limiting the generality of the foregoing, the Securities Holders’ Representative has been appointed as the Securities Holders’ Representative to act as the true and lawful agent of the Securities Holders and attorney-in-fact with respect to all matters arising in connection with this Agreement, the Escrow Agreement and the Registration Rights Agreement, including but not limited to the power and authority on behalf of each Securities Holder (other than in his or her own right) to do any one or all of the following:

(a) Receive all notices or documents given or to be given to any of the Securities Holders by Netsmart pursuant this Agreement, the Escrow Agreement or the Registration Rights Agreement or in connection herewith or therewith and to receive and accept service of legal process in connection with any suit or proceeding arising under this Agreement, r the Escrow Agreement or the Registration Rights Agreement;

(b) Deliver to Netsmart at the Closing all certificates and documents to be delivered to Netsmart by any of the Securities Holders pursuant to this Agreement, together with any other certificates and documents executed by any of the Securities Holders and deposited with the Securities Holders’ Representative for such purpose;

(c) Engage counsel and such accountants and other advisors for any of the Securities Holders and incur such other expenses on behalf of any of the Securities Holders in connection with this Agreement, the Escrow Agreement or the Registration Rights Agreement and the transactions contemplated hereby or thereby as the Securities Holders’ Representative may in his sole discretion deem appropriate; and

(d) Take such action on behalf of any of the Securities Holders as the Securities Holders’ Representative may in his sole discretion deem appropriate in respect of:

(i) waiving any inaccuracies in the representations or warranties of Netsmart contained in this Agreement or in any document delivered by Netsmart pursuant hereto;

(ii) waiving the fulfillment of any of the conditions precedent to obligations under the Escrow Agreement or the Registration Rights Agreement;

(iii) taking such other action as the Securities Holders’ Representative or any of the Securities Holders is authorized to take under this Agreement, the Escrow Agreement or the Registration Rights Agreement;

(iv) receiving all documents or certificates and making all determinations, on behalf of any of the Securities Holders, required under this Agreement, the Escrow Agreement or the Registration Rights Agreement;

(v) all such other matters as the Securities Holders’ Representative may in his sole discretion deem necessary or appropriate to consummate this Agreement, the Escrow Agreement or the Registration Rights Agreement and the transactions contemplated hereby and thereby; and

(vi) all such action as may be necessary after the Closing Date to carry out any of the transactions contemplated by this Agreement, including, without limitation, the defense and/or settlement of any claims for which indemnification is sought pursuant to Article VIII of this Agreement and any waiver of any obligation of Netsmart or the Surviving Corporation.

All actions, decisions and instructions of the Securities Holders’ Representative shall be conclusive and binding upon all of the Securities Holders and no Securities Holder nor any other Person shall have any claim or cause of action against the Securities Holders’ Representative, and the Securities Holders’ Representative shall have no liability to any Securities Holder or any other Person, for any action taken, decision made or instruction given by the Securities Holders’ Representative in connection with this Agreement, the Escrow Agreement or the Registration Rights Agreement, except in the case of his own gross negligence or willful misconduct.

9.4 Indemnification of Securities Holders’ Representative.

The Securities Holders’ Representative shall incur no liability to the Securities Holders or the Escrow Agent or any other Person with respect to any action taken or suffered by him in reliance upon any note, direction, instruction, consent, statement or other documents reasonably believed by the Securities Holders’ Representative to be genuinely and duly authorized by at least a Majority in Interest of the Securities Holders (or the successors or assigns thereto), nor for other action or inaction taken or omitted in good faith in connection herewith, the Escrow Agreement or the Registration Rights Agreement, in any case except for liability to the Securities Holders for his own gross negligence or willful misconduct. The Securities Holders’ Representative shall be indemnified by the Securities Holders for and shall be held harmless against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Securities Holders’ Representative arising out of or in connection with its performance under this Agreement, the Escrow Agreement and the Registration Rights Agreement. This indemnification shall survive the termination of this Agreement. For all purposes hereunder, a “Majority in Interest” of the Securities Holders shall be determined on the basis of each Securities Holder’s ownership of CMHC Common Stock immediately prior to the Effective Time (assuming the exercise or conversion of all options and warrants outstanding immediately prior to the Effective Time). The Securities Holders’ Representative may, in all questions arising under this Agreement, the Escrow Agreement or the Registration Rights Agreement rely on the advice of counsel and for anything done, omitted or suffered in good faith by the Securities Holders’ Representative in accordance with such advice, the Securities Holders’ Representative shall not be liable to the Securities Holders or the Escrow Agent or any other Person. In no event shall the Securities Holders’ Representative be liable hereunder or in connection herewith for (i) any indirect, punitive, special or consequential damages, or (ii) any amounts other than those that are satisfied out of the Reimbursement Fund.

9.5 Access to Information.

The Securities Holders’ Representative shall have reasonable access to information of and concerning any claim and which is in the possession, custody or control of Netsmart and the reasonable assistance of Netsmart’s officers and employees for purposes of performing the Securities Holders’ Representative’s duties under this Agreement, the Escrow Agreement and the Registration Rights Agreement and exercising his rights under this Agreement, the Escrow Agreement and the Registration Rights Agreement; provided that the Securities Holders’ Representative shall treat confidentially and not disclose any nonpublic information from or concerning any claim to anyone (except to the Securities Holders’ Representative’s attorneys, accountants and other advisers, to Securities Holders, to any mediators or arbitrators appointed to resolve disputes pursuant to this Agreement, the Escrow Agreement and the Registration Rights Agreement, to or in connection with any litigation relating to a dispute pursuant to this Agreement, the Escrow Agreement and the Registration Rights Agreement, and on a need-to-know basis to other individuals who agree to keep such information confidential).

9.6 Reasonable Reliance.

In the performance of his duties hereunder, the Securities Holders’ Representative shall be entitled to rely upon any document or instrument reasonably believed by him to be genuine, accurate as to content and signed by any Securities Holder or Netsmart. The Securities Holders’ Representative may assume that any person purporting to give any notice in accordance with the provisions hereof has been duly authorized to do so.

9.7 Attorney-in-Fact.

(a) The Securities Holders’ Representative is hereby appointed and constituted the true and lawful attorney-in-fact of each Securities Holder, with full power in his, her or its name and on his, her or its behalf to act according to the terms of this Agreement, the Escrow Agreement and the Registration Rights Agreement in the absolute discretion of the Securities Holders’ Representative; and in general to do all things and to perform all acts including, without limitation, executing and delivering this Agreement, the Escrow Agreement, the Registration Rights Agreement and any other agreements, certificates, receipts, instructions, notices or instruments contemplated by or deemed advisable in connection with this Agreement, the Escrow Agreement and the Registration Rights Agreement.

(b) This power of attorney and all authority hereby conferred is granted and shall be irrevocable and shall not be terminated by any act of any Securities Holder, by operation of law, whether by such Securities Holder’s death, disability protective supervision or any other event. Without limitation to the foregoing, this power of attorney is to ensure the performance of a special obligation and, accordingly, each Securities Holder hereby renounces its, his or her right to renounce this power of attorney unilaterally any time before the end of the Escrow Period (as defined in the Escrow Agreement).

(c) Each Securities Holder hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the Securities Holders’ Representative taken in good faith under this Agreement.

(d) Notwithstanding the power of attorney granted in this Article IX, no agreement, instrument, acknowledgement or other act or document shall be ineffective by reason only of the Securities Holders having signed or given such directly instead of the Securities Holders’ Representative.

9.8 Liability.

If the Securities Holders’ Representative is required by the terms of this Agreement, the Escrow Agreement or the Registration Rights Agreement to determine the occurrence of any event or contingency, the Securities Holders’ Representative shall, in making such determination, be liable to the Securities Holders only for his proven gross negligence or willful misconduct as determined in light of all the circumstances, including the time and facilities available to him in the ordinary conduct of business. In determining the occurrence of any such event or contingency, the Securities Holders’ Representative may request from any of the Securities Holders or any other person such reasonable additional evidence as the Securities Holders’ Representative in his sole discretion may deem necessary to determine any fact relating to the occurrence of such event or contingency, and may at any time inquire of and consult with others, including any of the Securities Holders, and the Securities Holders’ Representative shall not be liable to any Securities Holder for any damages resulting from his delay in acting hereunder pending his receipt and examination of additional evidence requested by him.

9.9 Orders.

The Securities Holders’ Representative is authorized, in his sole discretion, to comply with final, nonappealable orders or decisions issued or process entered by any court of competent jurisdiction or arbitrator with respect to the Escrow Fund. If any portion of the Escrow Fund is disbursed to the Securities Holders’ Representative and is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court or arbitration affecting such property or any part thereof, then and in any such event, the Securities Holders’ Representative is authorized, in his sole discretion, but in good faith, to rely upon and comply with any such order, writ, judgment or decree which he is advised by legal counsel selected by him is binding upon him without the need for appeal or other action; and if the Securities Holders’ Representative complies with any such order, writ, judgment or decree, he shall not be liable to any Securities Holder or to any other Person by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

9.10 Removal or Resignation of Securities Holders’ Representative; Authority of Successor Securities Holders’ Representative.

(a) Securities Holders who in the aggregate hold at least a Majority in Interest in the Escrow Fund shall have the right at any time during the term of the Escrow Agreement to remove the then-acting Securities Holders’ Representative and to appoint a successor Securities Holders’ Representative; provided, however, that neither such removal of the then acting Securities Holders’ Representative nor such appointment of a successor Securities Holders’ Representative shall be effective until the delivery to the Escrow Agent of executed counterparts of a writing signed by each such Securities Holder with respect to such removal and appointment, together with an acknowledgment signed by the successor Securities Holders’ Representative appointed in such writing that he or she accepts the responsibility of successor Securities Holders’ Representative and agrees to perform and be bound by all of the provisions of this Agreement applicable to the Securities Holders’ Representative. The removed Securities Holders’ Representative shall thereafter be discharged from any further duties and liability under this Agreement. The Escrow Agent shall give notice to the Securities Holders promptly after such appointment describing the identity of the successor Securities Holders’ Representative.

(b) The Securities Holders’ Representative may resign at any time upon giving at least thirty (30) days written notice to the other parties hereto and to the Securities Holders; provided, however, that no such resignation shall become effective until the appointment of a successor Securities Holders’ Representative in accordance with this Section. Securities Holders who in the aggregate hold at least a Majority in Interest in the Escrow Fund shall appoint a successor Securities Holders’ Representative and shall use their commercially reasonable efforts to make such appointment within thirty (30) days after receiving such notice. Such appointment of a successor Securities Holders’ Representative shall not be effective until the delivery to the Escrow Agent of executed counterparts of a writing signed by each such Securities Holder with respect to such removal and appointment, together with an acknowledgment signed by the successor Securities Holders’ Representative appointed in such writing that he or she accepts the responsibility of successor Securities Holders’ Representative and agrees to perform and be bound by all of the provisions of this Agreement applicable to the Securities Holders’ Representative. The resigned Securities Holders’ Representative shall thereafter be discharged from any further duties and liability under this Agreement. The Escrow Agent shall give notice to the Securities Holders promptly after such appointment describing the identity of the successor Securities Holders’ Representative.

(c) Each successor Securities Holders’ Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Securities Holders’ Representative, and the term “Securities Holders’ Representative” as used herein and in the Escrow Agreement shall be deemed to include any interim or successor Securities Holders’ Representative.

9.11 Expenses of Securities Holders’ Representative.

The Securities Holders’ Representative shall be entitled to recover from the Reimbursement Fund for out-of-pocket fees and expenses (including legal, accounting and other advisors’ fees and expenses, if applicable) incurred by the Securities Holders’ Representative in performing under this Agreement, the Escrow Agreement and the Registration Rights Agreement. In connection therewith, the Securities Holders’ Representative shall be entitled to withdraw cash amounts held in the Reimbursement Fund as reimbursement for such fees and expenses as provided herein and in the Escrow Agreement. The Securities Holders (i) shall have no claim or cause of action against, may not assert any claim against, and shall indemnify and hold harmless the Securities Holders’ Representative and each of its Affiliates and any of their respective partners, directors, officers, employees, agents, shareholders, consultants, attorneys, accountants, advisors, brokers, representatives or controlling persons; and (ii) shall pay promptly upon request to the Securities Holders’ Representative, upon the exhaustion of the Reimbursement Fund promptly upon request, such Securities Holder’s pro rata share of any amounts paid by the Securities Holders’ Representative on behalf of the Securities Holders and all costs and expenses (including legal, accounting and other advisors’ fees and expenses, if applicable) incurred by the Securities Holders’ Representative in connection with the protection, defense or enforcement of any rights under this Agreement, the Escrow Agreement or the Registration Rights Agreement. Under no circumstances shall the Securities Holders’ Representative be entitled to recover any out-of-pocket expenses or fees from the Securities Holders’ Indemnity Fund or the Net Working Capital Adjustment Fund unless and until, pursuant to the terms of the Escrow Agreement, the whole or any portion of such funds are to be paid to the Securities Holders. Accordingly, in connection with clause (ii) above, the Securities Holders’ Representative shall be entitled to recover from any distribution, when it is to be made to the Securities Holders from the Escrow Fund, from time to time, the amount of any such unpaid fees and expenses.

9.12 Irrevocable Appointment.

The appointment of the Securities Holders’ Representative hereunder is irrevocable and any action taken by the Securities Holders’ Representative pursuant to the authority granted in this Article IX shall be effective and absolutely binding on each Securities Holder thereof notwithstanding any contrary action of, or direction from, any Securities Holder, except for actions taken by the Securities Holders’ Representative which are in bad faith.

9.13 Netsmart’s Reliance.

Netsmart shall be entitled to rely on any and all action taken by the Securities Holders’ Representative, without any liability to, or obligation to inquire of, any Securities Holder, even if Netsmart or such party had Knowledge of any actual or potential dispute among the Securities Holders. Netsmart shall not be obliged to inquire into the authority of the Securities Holders’ Representative or the genuineness of his signature on any writing, and Netsmart otherwise shall be fully protected in dealing with the Securities Holders’ Representative in all respects.

9.14 Binding Appointment.

The provisions of this Agreement, including without limitation Article IX hereof, shall be binding upon each Securities Holder and the executors, heirs, legal representatives and successors of each Securities Holder, and any references in this Agreement to a Securities Holder or the Securities Holders shall mean and include the successors to the Securities Holders’ rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

ARTICLE X
TERMINATION, AMENDMENT AND WAIVER

10.1 Termination.

This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Merger by the Shareholders of CMHC:

(a) by mutual written consent duly authorized by the Boards of Directors of Netsmart and CMHC;

(b) by either CMHC or Netsmart if the Merger shall not have been consummated by October 17, 2005 (“Termination Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either CMHC or Netsmart if a Governmental Authority shall have issued an Order having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Order is final and nonappealable;

(d) by Netsmart, if by reason of either (i) a breach of any representation, warranty or covenant made by CMHC in this Agreement, which breach is not curable or, if curable, has not been cured within thirty (30) days following receipt by CMHC of notice from Netsmart of such breach or (ii) the occurrence or non-occurrence of any other event, condition or circumstance, there shall have been a Material Adverse Effect regarding CMHC since the date of this Agreement;

(e) by CMHC if by reason of either (i) a breach of any representation, warranty or covenant made by Netsmart in this Agreement, which breach is not curable or, if curable, has not been cured within thirty (30) days following receipt by Netsmart of notice from CMHC of such breach or (ii) the occurrence or non-occurrence of any other event, condition or circumstance, there shall have been a Material Adverse Effect regarding Netsmart or Acquisition since the date of this Agreement; or

(f) by CMHC pursuant to an authorized Change in CMHC Recommendation effected in accordance with, and as provided by, Section 5.1(d).

10.2 Notice of Termination; Effect of Termination.

Any termination of this Agreement under Section 10.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall be of no further force or effect, and there will be no liability or obligation on the part of either CMHC or Netsmart (or any of their respective Representatives or Affiliates), except (i) as set forth in Section 5.1(d), Section 5.3(b), this Section 10.2 and Article XI, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. In addition, the Confidentiality Agreement shall not be affected by the termination of this Agreement.

ARTICLE XI
MISCELLANEOUS

11.1 Governing Law; Jurisdiction and Venue.

Other than the validity of the Merger which shall be governed by the laws of the State of Ohio, this Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. For all actions and proceedings, the parties hereby irrevocably and unconditionally (i) consent to the personal jurisdiction of the United States District Court for the Eastern District of New York located in Central Islip, New York, and to the designation of such action as a “Long Island Action,” or if subject matter jurisdiction is lacking in such Court, to the jurisdiction of the Supreme Court of the State of New York for the County of Nassau; (ii) agree not to commence any action, suit or proceeding arising out of or relating to this Agreement except in such courts, (iii) agree that service of any process, summons, notice or document sent by U.S. certified mail, return receipt requested, or by nationally recognized overnight courier service to either Netsmart or to the Shareholders’ Representative on behalf of any one or more of the Shareholders, at their respective addresses herein provided, shall be legally effective and sufficient for all purposes; and (iv) waive any defense or objection to proceeding in such court, including those objections and defenses based on an alleged lack of personal jurisdiction, improper venue and forum non-conveniens.

11.2 Waiver of Jury Trial.

In the event that any dispute shall arise between Netsmart or Acquisition, on the one hand, and CMHC or the Securities Holders, on the other hand, and litigation ensues, WITH RESPECT TO ANY LITIGATION ARISING OUT OF THIS AGREEMENT OR ANY RELATED TRANSACTION, THE PARTIES EXPRESSLY WAIVE ANY RIGHT THEY MAY HAVE TO A JURY TRIAL AND AGREE THAT ANY SUCH LITIGATION SHALL BE TRIED BY A JUDGE WITHOUT A JURY.

11.3 Severability.

If any provision of this Agreement shall be held or deemed to be or shall, in fact, be inoperative or unenforceable as applied in any particular case because it conflicts with any other provision or provisions hereof or any constitution or statute or rule of public policy, or for any other reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatever. The invalidity of any one or more phrases, sentences, clauses, sections, or subsections of this Agreement shall not affect the remaining portions of this Agreement.

11.4 Notices.

All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be validly given, made or served, if in writing and delivered personally or sent by certified mail (return receipt requested), postage prepaid, recognized national or international air courier or by facsimile transmission electronically confirmed:

if to Netsmart or Acquisition:

Netsmart Technologies, Inc.
3500 Sunrise Highway
Great River, New York 11739
Fax: (516) 968-2123
Attn.: James Conway, CEO

with a copy to:

Kramer, Coleman, Wactlar & Lieberman, P.C.
100 Jericho Quadrangle
Jericho, New York 11753
Fax: (516) 822-4824
Attn.: Nancy D. Lieberman, Esq. and Edward S. Wactlar, Esq.

if to CMHC:

CMHC Systems, Inc.
570 Metro Place North
Dublin, Ohio 43017
Fax: (614) 764-1208
Attn: John Paton, Chairman

with a copy to:

Vorys, Sater, Seymour and Pease LLP
52 East Gay Street
Columbus, Ohio 43215
Fax (614) 464-6350
Attn: Anker M. Bell, Esq.

if to the Securities Holders’ Representative:

John Paton
6761 Cook Road
Powell, Ohio 43065

with a copy to:

Vorys, Sater, Seymour and Pease LLP
52 East Gay Street
Columbus, Ohio 43215
Fax: (614) 464-6350
Attn: Anker M. Bell, Esq.

or, in each case, at such other address or facsimile as may be specified in writing to the other parties.

11.5 Waiver.

Any party may waive compliance by another party with any of the provisions of this Agreement. No waiver of any provisions shall be construed as a waiver of any other provision or a future waiver of any provision hereof. Any waiver cannot be implied and must be in writing to be effective.

11.6 Assignment.

No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties.

11.7 General Construction Principles.

The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any information or matters contained in any Schedule annexed to this Agreement shall not be deemed to be referable or applicable to, or incorporated in, any other Section or Schedule unless specific reference is made thereto in such other Section or Schedule or where such reference is inadvertently omitted from a Schedule, such information or matter, by its very nature and substance, is reasonably referable or applicable to such other Schedule. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Subject to Applicable Law, this Agreement may only be amended by an instrument in writing duly executed and delivered on behalf of each of the parties hereto. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument.

11.8 Third Parties.

Except as expressly provided herein, nothing in this Agreement shall be deemed to be for the benefit of, or enforceable by or on behalf of any party, including, without limitation, any employee or former employee of CMHC, any dependent or beneficiary of any such employee, any labor union or other party or organization, any obligee, owner or holder of any obligation or liability, other than the parties to this Agreement and the Indemnified Parties.

11.9 Enforcement Rights of Securities Holders .

From and after the Effective Time, the Securities Holders, through the Securities Holders Representative, shall be entitled to enforce all of the rights of CMHC hereunder and all of the representation, warranties and covenants made by Netsmart or Acquisition under this Agreement.

11.10 Acknowledgement of Non-CMHC Assets .

The parties acknowledge and agree that Schedule 11.10 identifies certain assets that, although currently located within the Business Premises, are not owned or leased by CMHC. The parties acknowledge and agree that the owners of such assets are entitled to remove such assets from the Business Premises at any time.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

NETSMART TECHNOLOGIES, INC.

By: /s/James L. Conway
Name: James L. Conway
Title: CEO

HAYES ACQUISITION CORP.

By: /s/James L. Conway
Name: James L. Conway
Title: President

CMHC SYSTEMS, INC.

By: /s/John A. Paton
Name: John A. Paton
Title: Chairman

SECURITIES HOLDERS’ REPRESENTATIVE

Name: /s/John A. Paton

EXHIBITS

ExhibitA	Form of Registration Rights Agreement
Exhibit B	Form of Escrow Agreement
Exhibit C	Form of New Lease

EXHIBIT A

REGISTRATION RIGHTS AGREEMENT

This Registration Rights Agreement (this “Agreement”) is made and entered into as of September ___, 2005 between Netsmart Technologies, Inc., a Delaware corporation (the “Company”), and John Paton (the “Securities Holders’ Representative”), as representative and on behalf of the securities holders of CMHC Systems, Inc., an Ohio corporation (“CMHC”), identified on Schedule A hereto (collectively, the “CMHC Securities Holders”).

WHEREAS, the Company, CMHC and Hayes Acquisition Corp. (“Acquisition”) are parties to an Agreement and Plan of Merger dated as of September 20, 2005 (the “Merger Agreement”), pursuant to which the Company is acquiring CMHC through the merger of Acquisition (which is a wholly-owned subsidiary of the Company) with and into CMHC, with CMHC being the surviving corporation after such merger (the “Merger”);

WHEREAS, pursuant to the Merger Agreement, the Company will issue and deliver to the CMHC Securities Holders, as part of the consideration to be paid under the Merger Agreement, 435,730 shares of the Company’s common stock, par value $.01 per share (the “Shares”); and

WHEREAS, the Company has agreed to provide certain registration rights to the CMHC Securities Holders under the Securities Act (as defined herein) with respect to the Shares.

NOW, THEREFORE, in consideration of the representations, warranties and agreements contained herein and other good and valuable consideration, the receipt and legal adequacy of which are hereby acknowledged by the parties, the Company and the Securities Holders’ Representative hereby agree as follows:

1. Definitions.

Capitalized terms used but not otherwise defined herein shall have the meanings given such terms in the Merger Agreement. As used in this Agreement, the following terms shall have the following meanings:

“Acquisition” shall have the meaning set forth in the recitals to this Agreement.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls or is controlled by or under common control with such Person. For the purposes of this definition, “control,” when used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “affiliated,”“controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

“Blackout Period” shall have the meaning set forth in Section 3(k).

“Board” shall have the meaning set forth in Section 3(k).

“Business Day” means any day except Saturday, Sunday and any day which is a legal holiday or a day on which banking institutions in the state of New York generally are authorized or required by law or other government actions to close.

“CMHC” shall have the meaning set forth in the preamble to this Agreement.

“CMHC Securities Holders” shall have the meaning set forth in the preamble to this Agreement.

“Commission” means the Securities and Exchange Commission.

“Company” shall have the meaning set forth in the preamble to this Agreement.

“Effectiveness Date” means, with respect to any Registration Statement, a date which is within five (5) Business Days of the date on which the Commission informs the Company that the Commission (a) will not review the Registration Statement or (b) that the Company may request the acceleration of the effectiveness of the Registration Statement.

“Effectiveness Period” shall have the meaning set forth in Section 2(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Holder” means each beneficial holder from time to time of the Registrable Securities including, without limitation, the CMHC Securities Holders who receive Shares as of the Effective Time (the “Initial Holders”) and any of their assignees permitted pursuant to Section 9(f) (each, a “Permitted Assignee”).

“Indemnified Party” shall have the meaning set forth in Section 6(c).

“Indemnifying Party” shall have the meaning set forth in Section 6(c).

“Initial Holders” shall have the meaning set forth in the definition of “Holder.”

“Initial Registration Statement” shall have the meaning set forth in Section 2(a).

“Losses” shall have the meaning set forth in Section 6(a).

“Material Event” means any event, fact or circumstance that results in any statement made in any Registration Statement or Prospectus or any document incorporated or deemed to be incorporated therein by reference being untrue in any material respect or that requires any revisions to any Registration Statement, Prospectus or other documents so that such document will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

“Merger” shall have the meaning set forth in the recitals to this Agreement.

“Merger Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Nasdaq” shall mean The Nasdaq Stock Market.

“Person” means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Prospectus” means the prospectus included in any Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by the Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference in such Prospectus.

“Questionnaire” means the questionnaire prepared by the Company and delivered by each Holder to the Company regarding the information about such Holder as may be required by Applicable Law (including, without limitation, the information required by Items 507 and 508 of Regulation S-K promulgated by the Commission under the Securities Act) to be contained in a Registration Statement covering the sale of Registrable Securities by such Holder.

“Registrable Securities” means the Shares issued to the CMHC Securities Holders as of the Effective Time and any other shares of the Company’s common stock issued upon any stock split, stock dividend, recapitalization or similar event with respect to such Shares and any other securities issued in exchange of or replacement of such Shares until such securities (a) have been disposed of in accordance with a Registration Statement under the Securities Act or (b) are eligible to be sold pursuant to Rule 144(k).

“Registration Statement” means any registration statement of the Company that covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such registration statement or Prospectus, including pre- and post-effective amendments, all exhibits thereto, and all material incorporated by reference in such registration statement.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Securities Holders’ Representative” shall have the meaning set forth in the preamble to this Agreement.

“Shares” shall have the meaning set forth in the recitals to this Agreement.

“Special Counsel” means legal counsel appointed by the Holders of a majority in interest of the of the Registrable Securities to represent the Holders in connection with the registration and sale of the Registrable Securities.

2. Registration. (a) The Company shall prepare and file with the Commission, as soon as reasonably practicable, but in any event by the date thirty (30) days after (i) the date of the closing of the Merger or (ii) if later, the date on which each of the Initial Holders have delivered to the Company a completed Questionnaire in accordance with Section 4(b)(i), a Registration Statement registering an offering to be made on a delayed or continuous basis pursuant to Rule 415 of the Securities Act for the resale of all of the Registrable Securities by the Holders from time to time in accordance with the methods of distribution elected by the Initial Holders (the “Initial Registration Statement”). The Initial Registration Statement shall be on Form S-3 (except if the Company is not then eligible to register for resale the Registrable Securities on Form S-3, in which case such registration shall be on another appropriate form in accordance with the Securities Act). The Company shall use its commercially reasonable efforts to cause the Initial Registration Statement to be declared effective under the Securities Act as soon as reasonably practicable in the existing circumstances after the filing thereof, and to keep the Initial Registration Statement continuously effective under the Securities Act for a period of two (2) years from the Effectiveness Date pertaining thereto or such earlier date as all the Registrable Securities covered by the Initial Registration Statement have been sold or are saleable without registration under the Securities Act pursuant to Rule 144(k) or any successor provision thereto (the “Effectiveness Period”).

(b) The Holders and the Company hereby agree that the obligation of the Company to use commercially reasonable efforts hereunder shall not (i) require the Company to make any initial or continuing disclosure or (ii) prevent the Company from contesting any position taken by the Commission in any comment letter that, in each case, it determines in good faith or is advised by counsel is not required or may not be in the best interests of the Company or its securities holders.

(c) From and after the date the Initial Registration Statement is declared effective by the Commission, the Company shall, as promptly as practicable after the date a subsequent Holder returns a completed Questionnaire to the Company, and in any event within five (5) Business Days after such date, if required by Applicable Law, prepare and file with the Commission a post-effective amendment to a Registration Statement or a supplement to the related Prospectus or a supplement or amendment to any document incorporated therein by reference or file any other required document so that the Holder delivering such Questionnaire is named as a selling security holder in a Registration Statement and the related Prospectus in such a manner as to permit such Holder to deliver such Prospectus to purchasers of the Registrable Securities in accordance with Applicable Law; provided that if a Questionnaire is delivered to the Company during a Blackout Period, the Company shall so inform the Holder delivering such Questionnaire and shall take the actions set forth in this Section 2(c) upon the expiration of the Blackout Period.

3. Registration Procedures; Company’s Obligations. In connection with the registration of the Registrable Securities, the Company shall:

(a) (i) Prepare and file with the Commission such amendments, including post-effective amendments, to the Registration Statement as may be necessary to keep such Registration Statement continuously effective during the Effectiveness Period; (ii) cause the related Prospectus to be supplemented by any required Prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) promulgated under the Securities Act; (iii) subject to the provisions of Section 2(b), respond promptly to any comments received from the Commission with respect to the Registration Statement or any amendment thereto; and (iv) comply in all material respects with the provisions of the Securities Act and the Exchange Act with respect to the disposition of all Registrable Securities covered by the Registration Statement during the Effectiveness Period in accordance with the intended methods of disposition by the Holders set forth in such Registration Statement as so amended or in such Prospectus as so supplemented.

(b) As promptly as practicable, notify the Holders and Special Counsel (i) when any Prospectus, Prospectus supplement, Registration Statement or post-effective amendment to a Registration Statement has been filed with the Commission and, with respect to a Registration Statement or any post-effective amendment, when the same has been declared effective; (ii) of any request, following the effectiveness of a Registration Statement, by the Commission or any other federal or state governmental authority for amendments or supplements to any Registration Statement or related Prospectus or for additional information; (iii) of the issuance by the Commission or any other federal or state governmental authority of any stop order suspending the effectiveness of any Registration Statement covering any or all of the Registrable Securities or the initiation of any Proceedings for that purpose; (iv) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any Proceeding for such purpose; (v) of the occurrence or existence of (but not the nature of or details concerning) any Material Event; provided, however, that no notice by the Company shall be required pursuant to this clause (v) in the event that the Company promptly files a Current Report on Form 8-K or other appropriate Exchange Act report that is incorporated by reference into any Registration Statement which contains the requisite information with respect to such Material Event that results in such Registration Statement no longer containing any untrue statement of a material fact or omitting to state a material fact necessary to make the statements contained therein not misleading; and (vi) of the determination by the Company that a post-effective amendment to a Registration Statement should be filed with the Commission.

(c) Use commercially reasonable efforts to avoid the issuance of, or, if issued, obtain as soon as reasonably practicable in the existing circumstances, the withdrawal or rescission of, (i) any order suspending the effectiveness of a Registration Statement, or (ii) any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any U.S. jurisdiction. If a stop order suspending the effectiveness of a Registration Statement has not been rescinded within thirty (30) days of its issue date, subject to the provisions of Section 2(b), the Company shall amend such Registration Statement in a manner reasonably expected to obtain the withdrawal of the order suspending the effectiveness thereof, or file a new Registration Statement covering all of the then outstanding Registrable Securities.

(d) If reasonably requested by a Holder, promptly incorporate in a Prospectus supplement or post-effective amendment to a Registration Statement, such information as the Securities Holders’ Representative or Holder shall, based on the opinion of Special Counsel, determine to be required to be included therein by Applicable Law and make any required filings of such Prospectus supplement or such post-effective amendment; provided, however, that the Company shall not be required to take any actions under this Section that are not, in the reasonable opinion of counsel to the Company, in compliance with Applicable Law.

(e) Promptly deliver to the Holders and any Special Counsel, without charge, as many copies of the Registration Statement, Prospectus or Prospectuses (including each form of Prospectus) and each amendment or supplement thereto as such Persons may reasonably request; and the Company hereby consents to the use of such Prospectus and each amendment or supplement thereto by the Holders in connection with the offering and sale of the Registrable Securities covered by such Prospectus and any amendment or supplement thereto.

(f) Use commercially reasonable efforts to: (i) register or qualify or, at the option of the Company, cooperate with the Holders and Special Counsel in connection with the registration or qualification (or perfection of an exemption from such registration or qualification) of such Registrable Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions within the United States as the Holder reasonably requests in writing; (ii) keep each such registration or qualification (or exemption therefrom) effective during the Effectiveness Period; and (iii) do any and all other acts or things reasonably necessary or advisable to enable the disposition in such jurisdictions of the Registrable Securities in the manner set forth in the relevant Registration Statement and the related Prospectus; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not otherwise required to be so qualified but for this Agreement or to take any action that would subject it to general service of process or taxation in any such jurisdiction where it is not then so subject.

(g) Upon the occurrence of any Material Event, promptly prepare a supplement or amendment, including a post-effective amendment, to the Registration Statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other document that would be incorporated by reference into such Registration Statement or Prospectus so that, as thereafter delivered, neither the Registration Statement nor such Prospectus will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(h) Use its commercially reasonable efforts to cause all Registrable Securities relating to such Registration Statement to be listed on Nasdaq and any other securities exchange, quotation system, market or over-the-counter bulletin board, if any, on which the same securities issued by the Company are then listed.

(i) Comply in all material respects with all Applicable Laws, including applicable rules and regulations of the Commission and Nasdaq.

(j) Enter into such customary agreements and take all such other necessary actions in order to expedite or facilitate the disposition of the Registrable Securities.

(k) Upon (i) any Material Event or (ii) the occurrence or existence of (x) any material non-public information regarding the Company which the Company’s Board of Directors (the “Board”) reasonably determines not to be in the Company’s best interest to disclose and which the Company is not otherwise required to disclose, or (y) a significant business opportunity (including, but not limited to, the acquisition or disposition of assets (other than in the ordinary course of business) or any merger, consolidation, tender offer or other similar transaction) available to the Company which the Board reasonably determines not to be in the Company’s best interest to disclose and which the Company would be required to disclose under a Registration Statement, the Company may suspend effectiveness of a Registration Statement and suspend the sale of Registrable Securities under a Registration Statement; provided, however, that the Company may not suspend its obligation more three times during any twelve month period nor for more than thirty (30) days in the aggregate in any three month period or sixty (60) days in the aggregate in any twelve month period (each, a “Blackout Period”); and provided, further, that no such suspension shall be permitted for more than forty (40) consecutive days, arising out of the same set of facts, circumstances or transactions.

4. Registration Procedures; Holder’s Obligations. In connection with the registration of the Registrable Securities, each Holder shall:

(a) If the Registration Statement refers to the Holder by name or otherwise as the holder of any securities of the Company, have the right to require (if such reference to the Holder by name or otherwise is not required by the Securities Act or any similar federal statute then in force) the deletion of the reference to the Holder in any amendment or supplement to the Registration Statement filed or prepared subsequent to the time that such reference ceases to be required.

(b) (i) if an Initial Holder, provide a completed Questionnaire to the Company at the closing of the Merger, (ii) upon any change in the information provided in the initial Questionnaire, promptly furnish to the Company amended information regarding such Holder and the distribution of such Registrable Securities as is required by Applicable Law to be disclosed in the Registration Statement, (iii) not sell any Registrable Securities under the Registration Statement until it has received copies of the Prospectus as then amended or supplemented as contemplated in Section 3(e) and notice from the Company that such Registration Statement and any post-effective amendments thereto have become effective, and (iv) comply with the prospectus delivery requirements of the Securities Act as applicable to it in connection with sales of Registrable Securities pursuant to the Registration Statement.

(c) upon receipt of a notice from the Company of the occurrence of any Material Event or event of the kind described in Section 3(b)(iii), 3(b)(iv) or 3(b)(vi), forthwith discontinue disposition of such Registrable Securities under the Registration Statement until the Holder’s receipt of the copies of the supplemented Prospectus and/or amended Registration Statement contemplated by Section 3(g), or until it is advised in writing by the Company that the use of the applicable Prospectus may be resumed, and, in either case, has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus or Registration Statement.

5. Registration Expenses. All reasonable fees and expenses incident to the performance of, or compliance with, this Agreement by the Company shall be borne by the Company whether or not the Registration Statement is filed or becomes effective and whether or not any Registrable Securities are sold pursuant to the Registration Statement. The fees and expenses referred to in the foregoing sentence shall include, without limitation, the following: (i) all registration and filing fees including, without limitation, fees and expenses with respect to (x) filings required to be made with Nasdaq and (y) compliance with federal and state securities or Blue Sky laws; (ii) printing expenses; (iii) messenger, telephone and delivery expenses; (iv) fees and disbursements of counsel for the Company; and (v) fees and expenses of all other Persons retained by the Company in connection with the consummation of the transactions contemplated by this Agreement. In no event, however, shall the Company be responsible for any fees and expenses of the Special Counsel or any other advisor to the Holders.

6. Indemnification; Contribution.

(a) Indemnification by the Company. The Company shall, to the fullest extent permitted by Applicable Law, notwithstanding any termination of this Agreement, indemnify and hold harmless the Securities Holders’ Representative and the Holders and each Person, if any, who controls the Securities Holders’ Representative or any Holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all claims, losses, damages, liabilities, penalties, judgments, costs (including reasonable attorneys’ fees and expenses) (collectively, “Losses”), as incurred, arising out of or relating to any untrue or alleged untrue statement of a material fact contained in the Registration Statement or any Prospectus, or any supplements or amendments thereto, if applicable, or arising out of or relating to any omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or form of prospectus or supplement thereto, in the light of the circumstances under which they were made) not misleading, except (x) to the extent that such untrue statements or omissions are made in reliance upon and in conformity with information regarding a Holder furnished in writing to the Company by such Holder expressly for use therein, or (y) as a result of the failure of a Holder to deliver a Prospectus, or any supplement or amendment thereto, to a purchaser in connection with an offer or sale of the Registrable Securities. The Company shall notify the Holders promptly of the institution, threat or assertion of any Proceeding of which the Company is aware in connection with the transactions contemplated by this Agreement.

(b) Indemnification by the Holders. In connection with any Registration Statement in which a Holder is participating, such Holder shall, severally and not jointly with any other Holders, indemnify and hold harmless the Company and each Person who controls the Company within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act, from and against any and all Losses, as incurred, arising out of or relating to, any untrue or alleged untrue statement of a material fact contained in the Registration Statement or any Prospectus, or any supplements or amendments thereto, if applicable, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or form of prospectus or supplement thereto, in the light of the circumstances under which they were made) not misleading, to the extent, but only to the extent, that such untrue statement or omission is contained in or omitted from any information relating to such Holder furnished in writing to the Company by such Holder or Special Counsel expressly for use in such Registration Statement, Prospectus or any amendment or supplement thereto.

(c) Conduct of Indemnification Proceedings. If any Proceeding shall be brought or asserted against any Person entitled to indemnity pursuant to Section 6(a) or 6(b) hereunder (an “Indemnified Party”), such Indemnified Party shall as promptly as practicable notify the Person from whom indemnity is sought (the “Indemnifying Party) in writing, and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, however, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that such failure shall have materially and adversely prejudiced the Indemnifying Party.

An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (i) the Indemnifying Party has agreed in writing to pay such fees and expenses (ii) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding; or (iii) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel in writing that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and such counsel shall be at the expense of the Indemnifying Party). The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld, conditioned or delayed. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, which consent shall not unreasonably be withheld, conditioned or delayed, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement (i) includes an unconditional release of such Indemnified Party from all liability arising out of the claims that are the subject matter of such Proceeding and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any Indemnified Party.

If the Indemnifying Party fails or refuses to promptly assume the defense of any Proceeding, then all reasonable fees and expenses of the Indemnified Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section) shall be paid by the Indemnifying Party to the Indemnified Party, as incurred, within ten (10) Business Days of written notice thereof to the Indemnifying Party (regardless of whether it is ultimately determined that an Indemnified Party is not entitled to indemnification hereunder; provided, however, that the Indemnifying Party may require such Indemnified Party to undertake to reimburse all such fees and expenses to the extent it is finally judicially determined that such Indemnified Party is not entitled to indemnification hereunder or pursuant to Applicable Law).

(d) Contribution. If a claim for indemnification under Section 6(a) or 6(b) is unavailable to an Indemnified Party because of a failure or refusal of a Governmental Authority to enforce such indemnification in accordance with its terms (by reason of public policy or otherwise), then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Losses shall be deemed to include any reasonable attorneys’ or other reasonable fees or expenses incurred by such party in connection with any Proceeding to the extent such party would have been indemnified for such fees or expenses if the indemnification provided for under Section 6(a) or 6(b) was available to such party in accordance with its terms.

The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 6(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11 (f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

Notwithstanding the provisions of this Section 6, no Holder shall be required to indemnify or contribute any amount in excess of the amount received by such Holder upon the sale of such Holder’s Registrable Securities under a Registration Statement.

7. Rule 144. The Company agrees, at all times during the Effectiveness Period, to:

(a) make and keep public information available within the meaning of Rule 144(c) of the Securities Act;

(b) file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act; and

(c) furnish to each Holder, so long as such Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 and the Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports, documents and other information in the possession of or reasonably obtainable by the Company as such Holder may reasonably request in availing itself of Rule 144.

8. Compliance with Securities Laws; Restrictions. Any other provision of this Agreement to the contrary notwithstanding, the Holders shall not, directly or indirectly, sell, offer to sell, solicit an offer to buy, contract to sell (including without limitation, any short sale), grant any option to purchase or right to acquire, acquire any option to dispose of, or otherwise transfer or dispose of, or pledge, grant a lien on or otherwise encumber, all or any portion of the Registrable Securities, unless such Registrable Securities are registered pursuant to an effective registration statement under, or except in accordance with an exemption from, federal and state securities laws.

9. Miscellaneous.

(a) Remedies. Except as otherwise specifically set forth in this Agreement, the remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by Applicable Law. In the event of a breach by the Company or by the Holders of any of their obligations under this Agreement, the Holders or the Company, as the case may be, in addition to being entitled to exercise all rights granted by Applicable Law and under this Agreement, including recovery of damages, will be entitled to specific performance of its or their rights under this Agreement. The Company and the Holders agree that monetary damages would not provide adequate compensation for any losses incurred by reason of a breach of any of the provisions of this Agreement and hereby further agree that, in the event of any action for specific performance in respect of such breach, it or they shall waive the defense that a remedy at law would be adequate.

(b) No Inconsistent Agreements. Neither the Company nor any of its Affiliates has as of the date hereof entered into, nor shall the Company or any of its Affiliates, on or after the date of this Agreement, enter into, any agreement with respect to its securities that is inconsistent with the rights granted to the Holders in this Agreement or which otherwise conflicts with the provisions hereof. The Company represents and warrants to the Holders that the execution, delivery and performance by it of this Agreement does not violate the terms of any other agreement to which it is a party.

(c) Amendments and Waivers. The provisions of this Agreement, including the provisions of this Section, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the Company has obtained the written consent of the Securities Holders’ Representative.

(d) Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earlier of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified for notice prior to 5:00 p.m., Eastern Standard Time, on a Business Day, (ii) the first Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified for notice later than 5:00 p.m., Eastern Standard Time, on any date and earlier than 11:59 p.m., Eastern Standard Time, on such date, (iii) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) actual receipt by the party to whom such notice is required to be given.

(x) if to the Company:

Netsmart Technologies, Inc.
3500 Sunrise Highway
Great River, New York 11739 Telecopier: (631) 962-2123 Attention: James L. Conway, CEO

With a copy to:

Kramer, Coleman, Wactlar & Lieberman, P.C. 100 Jericho Quadrangle
Jericho, New York 11753
Telecopier: (516) 822-4820
Attention: Nancy D. Lieberman, Esq.

(y) if to the Holders, to the address for such holder contained in the stock ownership record of the Company.

With a copy to:

John Paton
Securities’ Holders Representative
6761 Cook Road
Powell, Ohio, 43065
Telecopier: __________________

and

Vorys, Sater, Seymour and Pease LLP
52 East Gay Street
Columbus, Ohio 43215
Telecopier: (614) 719-4623
Attention: Anker M. Bell, Esq.

or to such other address or addresses or facsimile number or numbers as any such party may most recently have designated in writing to the other parties hereto by such notice.

(e) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns and shall inure to the benefit of each Holder and its successors and Permitted Assigns. The Company may not assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the Securities Holders’ Representative. The Holders may not assign this Agreement or any of their rights or obligations hereunder without the prior written consent of the Company which consent shall not unreasonably be withheld, conditioned or delayed.

(f) Assignment of Registration Rights. Subject to receipt of consent of the Company pursuant to Section 9(e), any Holder may assign such Holder’s rights hereunder, including the right to have the Company register for resale Registrable Securities in accordance with the terms of this Agreement, to any transferee of such Holder of all or a portion of the shares of Registrable Securities if: (i) such Holder agrees in writing with the transferee or assignee to assign such rights, and a copy of such agreement is furnished to the Company within a reasonable time after such assignment (at which time the Company shall deliver a Questionnaire to the transferee or assignee); (ii) the Company is, within a reasonable time after such transfer or assignment, furnished with a Questionnaire which shall contain, among other things, (A) the name and address of such transferee or assignee, and (B) the Registrable Securities with respect to which such registration rights are being transferred or assigned; (iii) following such transfer or assignment the further disposition of such securities by the transferee or assignees is restricted under the Securities Act and applicable state securities laws; (iv) at or before the time the Company receives the Questionnaire contemplated by clause (ii) of this Section, the transferee or assignee agrees in writing with the Company to be bound by all of the provisions of this Agreement; and (v) the transfer of Registrable Securities to such transferee or assignee is made pursuant to an exemption from applicable federal and state securities laws. In the event of an assignment pursuant to this Section 9(f), the CMHC Securities Holders, through the Reimbursement Fund established pursuant to the Escrow Agreement, shall pay all incremental costs and expenses incurred by the Company in connection with filing a Registration Statement (or an amendment to the Registration Statement) to register the shares of Registrable Securities assigned to any assignees or transferees of such CMHC Securities Holders.

(g) Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature were the original thereof.

(h) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law thereof. This Agreement shall not be interpreted or construed with any presumption against the party causing this Agreement to be drafted.

(i) Cumulative Remedies. The remedies provided herein are cumulative and not exclusive of any remedies provided by Applicable Law.

(j) Termination. This Agreement and the obligations of the parties hereunder shall terminate upon the expiration of the Effectiveness Period, except for any liabilities or obligations under Sections 5 and 6 of this Agreement to the extent such liabilities and obligations accrue prior to the expiration of the Effectiveness Period.

(k) Severability. If any term, provision, covenant or restriction of this Agreement is held to be invalid, illegal, void or unenforceable in any respect, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(l) Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Registration Rights Agreement to be duly executed by their respective authorized persons as of the date first indicated above.

NETSMART TECHNOLOGIES, INC. By: Name: Title: SECURITIES HOLDERS’ REPRESENTATIVE: John Paton

SCHEDULE A
CMHC SECURITIES HOLDERS

CMHC Securities Holders	Number of Shares

[names to be inserted at closing]	[numbers of shares to be inserted at closing]

EXHIBIT B

ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Agreement”) is made and entered into effective as of this ___ day of September, 2005, by and among NETSMART TECHNOLOGIES, INC., a Delaware corporation having a principal place of business at 3500 Sunrise Highway, Great River, New York (“Netsmart”), John Paton, an individual acting as the attorney-in-fact and representative of the Securities Holders of CMHC (the “Securities Holders’ Representative”), and ____________________, as escrow agent (the “Escrow Agent”).

WITNESSETH:

WHEREAS, by a certain Agreement and Plan of Merger dated as of September 20, 2005 among CMHC Systems Inc., an Ohio corporation (“CMHC”), Hayes Acquisition Corp., an Ohio corporation (“Acquisition”), Netsmart and the Securities Holders’ Representative (the “Merger Agreement”), effective as of the date first written above (the “Effective Date”), Acquisition is merging with and into CMHC (resulting in the Surviving Corporation) (the “Transaction”); and

WHEREAS, the Securities Holders have agreed to undertake to perform, be responsible for, and satisfy the Securities Holders’ Indemnity Obligations; and

WHEREAS, Netsmart is only willing to deliver the Merger Consideration pursuant to the Merger Agreement and to consummate the Transaction if, among other things, the parties enter into this Agreement; and

WHEREAS, as the exclusive resource for the satisfaction of the Securities Holders’ Indemnity Obligations, the Securities Holders have agreed to grant a security interest in (i) that amount of cash comprising the Securities Holders’ Indemnity Fund as determined pursuant to the Merger Agreement and particularly Section 2.9 thereof (together with any earnings thereon, the “Securities Holders’ Indemnity Fund”), (ii) the deposit or trust account in which such cash and earnings are held and (iii) the proceeds thereof; and

WHEREAS, the parties have further agreed that the Securities Holders’ Indemnity Fund, the Net Working Capital Adjustment Fund and the Reimbursement Fund shall be held and disposed of by the Escrow Agent pursuant to the terms of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, and as otherwise stated, the parties agree as follows:

1. Escrow Agent. Netsmart and the Securities Holders, acting through the Securities Holders’ Representative, hereby appoint __________, as Escrow Agent hereunder in accordance with the terms and conditions of this Agreement. The Escrow Agent hereby accepts such appointment and agrees to act upon the terms and conditions provided in this Agreement.

2. Escrow Amount. Upon execution of this Agreement, Netsmart shall deliver, or cause to be delivered, to the Escrow Agent the Escrow Amount.

3. Capitalized Terms. Unless otherwise indicated or specifically defined, all capitalized terms used herein shall have the meaning ascribed to them in the Merger Agreement.

4. Escrow Agent’s Responsibility. The Escrow Agent shall deposit in the Securities Holders’ Indemnity Fund, the Net Working Capital Adjustment Fund, and the Reimbursement Fund, respectively, the allocable amounts of the Escrow Amount computed in accordance with the Merger Agreement and particularly Section 2.9 thereof, and agrees to hold and/or disburse or dispose of the Securities Holders’ Indemnity Fund, the Net Working Capital Adjustment Fund and the Reimbursement Fund in accordance with the terms and provisions of this Agreement.

5. Escrow Period. Subject to the provisions of Section 16 hereof, this Escrow Agreement shall remain in existence until the later of (i) the date which is eighteen (18) months from the Effective Date; or (ii) the date of the final determination of all Outstanding Claims with regard to the Security Holders’ Indemnity Fund (the “Escrow Period”).

6. Terms of Escrow.

(a) Maintenance, Etc. The Securities Holders’ Indemnity Fund, the Net Working Capital Adjustment Fund and the Reimbursement Fund shall be maintained, released, administered, disbursed and/or distributed during the Escrow Period in accordance with the terms hereof.

(b) Investment of the Funds. Each of the Securities Holders’ Indemnity Fund and the Net Working Capital Adjustment Fund shall be invested and reinvested by the Escrow Agent in one or more of the investments indicated on Schedule 1 or in such other investments as Netsmart and the Securities Holders’ Representative shall instruct the Escrow Agent in writing and which are acceptable to the Escrow Agent. The Reimbursement Fund shall be invested and reinvested by the Escrow Agent in one or more of the investments indicated on Schedule 1 or in such other investments as the Securities Holders’ Representative shall instruct the Escrow Agent in writing and which are acceptable to the Escrow Agent. The Escrow Agent shall have the right to liquidate any investments held in order to provide funds necessary to make required payments under this Agreement. The Escrow Agent shall have no liability for any loss sustained as a result of any investments indicated on Schedule 1 or any investment made pursuant to the instructions of Netsmart and/or the Securities Holders’ Representative or as a result of any liquidation of any investment prior to its maturity or for the failure of the parties to give the Escrow Agent instructions to invest or reinvest the Securities Holders’ Indemnity Fund, the Net Working Capital Adjustment Fund and the Reimbursement Fund. Receipt, investment and reinvestment of the Securities Holders’ Indemnity Fund, the Net Working Capital Adjustment Fund and the Reimbursement Fund shall be confirmed by the Escrow Agent as soon as practicable by account statement, and Netsmart and the Security Holders’ Representative shall use their best efforts to notify the Escrow Agent of any discrepancies in any such account statement within thirty (30) calendar days after receipt thereof. For purposes of this Agreement, (a) each account statement shall be deemed to have been received by the party to whom directed on the earlier to occur of (i) actual receipt thereof and (ii) three (3) “Business Days” (as hereinafter defined) after the deposit thereof in the United States Mail, postage prepaid, and (b) the term “Business Day” shall mean any day of the year, excluding Saturday, Sunday and any other day on which national banks are required or authorized to close in the State of Ohio.

7. Security Interest in Securities Holders’ Indemnity Fund.

(a) The Securities Holders, acting through the Securities Holders’ Representative, hereby grant to Netsmart and its successors and assigns a security interest in the Securities Holders’ Indemnity Fund, in the deposit and trust account or accounts in which the Securities Holders’ Indemnity Fund is held and in the proceeds thereof, all to secure the Security Holders’ Indemnity Obligations pursuant to and in accordance with the terms of this Agreement; provided, however, anything contained herein or elsewhere to the contrary notwithstanding, Netsmart (for itself and its successors and assigns) and the other parties acknowledge and agree that (i) the Securities Holders’ Indemnity Fund shall be the exclusive resource for the satisfaction of the Securities Holders’ Indemnity Obligations and (ii) neither Netsmart nor its successors and assigns, nor any other party, shall have recourse to any other asset or assets of the Securities Holders (or any of them) or the Securities Holders’ Representative to satisfy the Securities Holders’ Indemnity Obligations.

(b) Netsmart shall release its security interest in the Securities Holders’ Indemnity Fund to the extent of any disbursement or distribution thereof made by the Escrow Agent to the Securities Holders in accordance with the terms of this Agreement and, by virtue of such disbursement or distribution and without further act, shall be deemed to have so released its security interest therein to such extent. Anything contained herein or elsewhere to the contrary notwithstanding, neither the Securities Holders nor the Securities Holders’ Representative shall have the right to utilize any portion of the Securities Holders’ Indemnity Fund for the reimbursement of out-of-pocket fees and expenses and other obligations of, or incurred by, the Securities Holders’ Representative in connection with the Merger Agreement, the Registration Rights Agreement and this Agreement unless and until Netsmart, to the extent herein provided, releases its security interest in such Fund in connection with any distribution or disbursement thereof to be made by the Escrow Agent.

8. Claims by Netsmart and the Netsmart Indemnified Parties Against the Securities Holders’ Indemnity Fund.

(a) Assertion of Claims. Upon receipt by the Escrow Agent at any time after the Effective Date and on or before the termination of the Escrow Period of a certificate signed by an officer of Netsmart on behalf of itself or any other Netsmart Indemnified Party (an “Officer’s Certificate” stating that an event implicating the Securities Holders’ Indemnity Obligations (an “Indemnification Event”) has occurred, setting forth in reasonable detail the factual and/or legal basis and circumstances of the Indemnification Event, and identifying the specific amount of the recoverable Loss (subject to the Basket, if applicable), suffered by one or more of the Netsmart Indemnified Parties (the “Claim”), unless the Escrow Agent has received an Objection (as hereinafter defined) in compliance with Section 8(b) hereof, the Escrow Agent shall deliver to Netsmart, after the elapse of the Waiting Period (as hereinafter defined), the lesser of the following:

(i)
that amount in the Securities Holders’ Indemnity Fund as is sufficient to satisfy fully the Securities Holders’ Indemnity Obligations with regard to the Claim (or Claims) set forth in the Officer’s Certificate, including accrued interest and any other charges, fees and expenses to which the Netsmart Indemnified Party is entitled under Article VIII of the Merger Agreement; or

(ii)	if the amount in the Securities Holders’ Indemnity Fund is not so sufficient, the balance of the Securities Holders’ Indemnity Fund.

(b) Objection by Securities Holders.

(i)
At the time of delivery of any Officer’s Certificate to the Escrow Agent (a “Delivery”), a duplicate copy of such Officer’s Certificate shall be delivered to the Securities Holders’ Representative, on behalf of all of the Securities Holders (with proof of such delivery to the Escrow Agent, which proof of delivery may consist of a photocopy of the registered or certified mail or overnight courier receipt or the signed receipt if delivered by hand) (the “Proof of Delivery”). The Escrow Agent shall have no responsibility to determine whether a copy of the Officer’s Certificate was delivered to the Securities Holders’ Representative other than confirming it has received the Proof of Delivery from Netsmart. The Securities Holders, acting through the Securities Holders’ Representative, shall have a period of thirty (30) calendar days following each such Delivery (the “Waiting Period”) within which to object in a written statement (an “Objection”) to the Claims made in the Officer’s Certificate. The Objection shall state in reasonable detail the factual and/or legal basis for such Objection and shall be delivered to the Escrow Agent, with a copy of such Objection to Netsmart, prior to the expiration of the Waiting Period.

(ii)
If the Securities Holders, acting through the Securities Holders’ Representative, make an Objection prior to the expiration of the Waiting Period, the Escrow Agent shall not make any deliveries or payments of or from the Securities Holders’ Indemnity Fund in respect of the contested portion of such Claim or Claims in the manner and to the extent contemplated in Section 8(a) hereof and until the Claim or Claims is or are resolved finally pursuant to Sections 8(c) and/or 8(d) hereof. Conversely, absent a timely Objection by the Securities Holders, acting through the Securities Holders’ Representative, after the expiration of the Waiting Period, the Claim or Claims shall be deemed to have been finally determined in favor of the Netsmart Indemnified Parties as if adjudicated and reduced to a judgment, and the Escrow Agent shall make payment or delivery of the Securities Holders’ Indemnity Fund to Netsmart in the manner and to the extent described in Section 8(a) hereof.

(iii)	Nothing herein shall be construed to permit the Escrow Agent to determine the sufficiency or legitimacy of either an Officer’s Certificate or an Objection.

(c) Resolution of Conflicts. If the Securities Holders, acting through the Securities Holders’ Representative, deliver an Objection with respect to any Claim or Claims made in any Officer’s Certificate in accordance with Section 8(b) hereof, Netsmart and the Security Holders’ Representative shall attempt in good faith for a period of thirty (30) days thereafter (the “Negotiation Period”) to agree upon the respective rights of the parties with respect to each of such Claims or with respect to the Securities Holders’ Indemnity Fund, as the case may be. If Netsmart and the Securities Holders’ Representative should so agree, a memorandum setting forth such accord shall be prepared and signed by each of the parties and furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and to distribute or deliver amounts from the Securities Holders’ Indemnity Fund in accordance with the terms thereof.

(d) Litigation. In the event Netsmart and the Securities Holders’ Representative are unable to reach an accord with regard to all of the Claims asserted in the Officer’s Certificate by the end of the Negotiation Period, then either party may institute such actions or proceedings as they deem appropriate to resolve the dispute, and, except as otherwise expressly provided herein, the Escrow Agent shall take no actions with respect to deliveries, disbursements or distributions from the Securities Holders’ Indemnity Fund in connection with such Claim until either (i) it receives a final, non-appealable court order in respect of such Claim, or (ii) a memorandum signed by Netsmart and the Securities Holders’ Representative setting forth the agreement of the parties in respect of such Claim, following which, in either case, the Escrow Agent shall act in accordance with such order or memorandum.

(e) Outstanding Claim. Once asserted, a Claim shall be deemed to be an “Outstanding Claim” until finally resolved in accordance with the terms of this Agreement.

9. Scheduled Distributions Out of the Securities Holders’ Indemnity Fund.

(a) The Escrow Agent shall also release and distribute amounts from the Securities Holders’ Indemnity Fund in accordance with the following:

(i)
To the Securities Holders’ Representative on the one year anniversary of the Effective Date, that amount of the Securities Holders’ Indemnity Fund, if any, which reduces the amount of the Securities Holders’ Indemnity Fund then being held by the Escrow Agent to (x) 66.7% of the original amount deposited into the Securities Holders’ Indemnity Fund by the Escrow Agent pursuant to Section 4 hereof (“One Year Balance”), plus (y) such additional amount as is reasonably sufficient to satisfy the Securities Holders’ Indemnity Obligations in respect of Outstanding Claims, it being understood that if the balance of the Securities Holders’ Reimbursement Fund is less than the One Year Balance, there will be no distribution made to the Securities Holders’ Representative.

(ii)
To the Securities Holders’ Representative on the eighteen month anniversary of the Effective Date (the “Eighteen Month Anniversary”), the balance of the Securities Holders’ Indemnity Fund, less an amount which is reasonably sufficient to satisfy the Securities Holders’ Indemnity Obligations in respect of Outstanding Claims, if any. Upon the resolution of all such Outstanding Claims (or in the event that there are no Outstanding Claims, upon the elapse of the Escrow Period), the Escrow Agent shall deliver to the Securities Holders’ Representative the balance of the Securities Holders’ Indemnity Fund not required to satisfy Securities Holders’ Indemnity Obligations.

All distributions shall be deemed to have been made ratably among the Securities Holders based upon their Pro Rata Percentage.

(b) Delivery or payment to the Securities Holders’ Representative of any distribution on an anniversary date or the balance of the Securities Holders’ Indemnity Fund shall constitute for all purposes delivery or payment to the Securities Holders.

10. Distributions Out of the Net Working Capital Adjustment Fund. Upon receipt by the Escrow Agent of a certificate signed by an officer of Netsmart and the Securities Holders’ Representative (a “Certificate”), the Escrow Agent shall release and distribute amounts from the Net Working Capital Adjustment Fund in accordance with the following:

(i)
If the Certificate states that the Proposed Closing Working Capital Statement reflects net working capital equal to or above a deficit of $7,500,000 and has become final in accordance with, and by virtue of, Section 5.5(c)(iv), to the Securities Holders’ Representative, within five (5) Business Days of the date of receipt of the Certificate by the Escrow Agent, the entire amount in the Net Working Capital Adjustment Fund.

(ii)
If the Certificate states that the Final Net Working Capital is below a deficit of $7,500,000, (A) to Netsmart within five (5) Business Days of the date of receipt of the Certificate by the Escrow Agent, that amount of the Net Working Capital Adjustment Fund which is equal to the Reduction Amount and (B) if the Reduction Amount is less than the full amount of the Net Working Capital Adjustment Fund, to the Securities Holders’ Representative, within five (5) Business Days of the date of receipt of the Certificate by the Escrow Agent, that amount of the Net Working Capital Adjustment Fund which is equal to the full amount of the Net Working Capital Adjustment Fund and the Reduction Amount.

(iii)
If the Certificate states that (A) the Net Working Capital Adjustment Fund has not been disbursed pursuant to clause (i) of this Section 10 and (B) the Final Net Working Capital is equal to or greater than a deficit of $7,500,000, to the Securities Holders’ Representative within five (5) Business Days of the date of receipt of the Certificate by the Escrow Agent, the entire amount in the Net Working Capital Adjustment Fund.

11. Authorization of Netsmart and the Securities Holders’ Representative.

(a) Any action taken by the Security Holders’ Representative shall for all purposes be deemed to have been taken by, and otherwise be binding upon, the Securities Holders. Any notices given or deliveries made to the Securities Holders’ Representative shall for all purposes herein be deemed to have been given or made to each of the respective Securities Holders.

(b) Any action taken by Netsmart shall for all purposes be deemed to have been taken by, and otherwise be binding upon, the Netsmart Indemnified Parties. Any notices given or deliveries made to Netsmart shall for all purposes herein be deemed to have been given or made to each of the respective Netsmart Indemnified Parties.

12. Duties of the Escrow Agent.

(a) The Escrow Agent shall maintain, control and safeguard the Securities Holders’ Indemnity Fund, the Net Working Capital Adjustment Fund and the Reimbursement Fund during the term of this Agreement and shall cause the Securities Holders’ Indemnity Fund, the Net Working Capital Adjustment Fund and the Reimbursement Fund to be held, administered and disposed of only in accordance with the terms hereof. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no duties shall be implied. The Escrow Agent shall have no liability under and, except as expressly required by Section 18(d) hereof, no duty to inquire as to the provisions of any agreement other than this Agreement. The Escrow Agent may rely upon and shall not be liable for acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document. The Escrow Agent shall have no duty to solicit any payments which may be due to it or to the Securities Holders’ Indemnity Fund, the Net Working Capital Adjustment Fund or the Reimbursement Fund. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the primary cause of any loss to Netsmart and/or the Securities Holders. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through agents or attorneys (and shall be liable only for the careful selection of any such agent or attorney) and may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Escrow Agent shall not be liable for anything done, suffered or omitted in good faith by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons. In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from any party which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in writing by all of the other parties or by a final order or judgment of a court of competent jurisdiction. None of the provisions contained in this Agreement shall require the Escrow Agent to use or advance its own funds in the performance of any of its duties or the exercise of any of its rights or powers hereunder. In no event shall the Escrow Agent be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(b) Notwithstanding anything to the contrary, if after the Eighteen Month Anniversary, the Outstanding Claims exceed the value of the Securities Holders’ Indemnity Fund, the Escrow Agent shall have the discretion to elect to deposit or deliver the entire Securities Holders’ Indemnity Fund into the custody of a court of competent jurisdiction, in which event the Escrow Agent shall be released from all further liability and obligation hereunder.

(c) If the Securities Holders’ Indemnity Fund, the Net Working Capital Adjustment Fund or the Reimbursement Fund, or any portion of any thereof, shall be attached, garnished or levied upon pursuant to an order of court, or the delivery thereof shall be stayed or enjoined by an order of court, or any other order, judgment or decree shall be made or entered by any court affecting the whole or any part of the Securities Holders’ Indemnity Fund, the Net Working Capital Adjustment Fund or the Reimbursement Fund, or any act of the Escrow Agent, the Escrow Agent is hereby expressly authorized in its sole discretion to obey and comply with all final writs, orders, judgments or decrees so entered or issued by any court, without the necessity of inquiry whether such court had jurisdiction; and, if the Escrow Agent obeys or complies with any such writ, order, judgment or decree, it shall not be liable to any of the parties or to any other person or entity by reason of such compliance. The Escrow Agent shall give written notice promptly to Netsmart and the Securities Holders’ Representative if all or any part of the Securities Holders’ Indemnity Fund, the Net Working Capital Adjustment Fund or the Reimbursement Fund shall be attached, garnished, levied upon or otherwise made the subject of judicial action. If any dispute arises with respect to the Securities Holders’ Indemnity Fund, the Net Working Capital Adjustment Fund or the Reimbursement Fund and/or ownership or right of possession of the Securities Holders’ Indemnity Fund, the Net Working Capital Adjustment Fund or the Reimbursement Fund, the Escrow Agent is authorized and directed to retain in its possession without liability to anyone all or any part of the Securities Holders’ Indemnity Fund, the Net Working Capital Adjustment Fund or the Reimbursement Fund, as the case may be, until such dispute shall have been settled either by mutual agreement of the parties concerned or by a final order, decree or judgment of a federal or state court of competent jurisdiction; provided, however, the Escrow Agent shall be under no duty to institute, defend or participate in any such proceedings.

(d) Netsmart certifies that its true and correct Taxpayer Identification Number (“TIN”) assigned by the Internal Revenue Service is set forth in Schedule 1. Any payments of income shall be subject to applicable withholding regulations then in force in the United States or any other jurisdiction, as applicable. Each of Netsmart and the Securities Holders agree that all interest or other income earned on the Securities Holders’ Indemnity Fund and the Net Working Capital Adjustment Fund under the Agreement shall be credited to the party to whom proceeds of the Securities Holders’ Indemnity Fund and the Net Working Capital Adjustment Fund are released and reported by such party to the Internal Revenue Service or any other taxing authority.

13. Indemnification of Escrow Agent. Netsmart and the Securities Holders, jointly and severally, agree to and shall indemnify, defend and save harmless the Escrow Agent from any and all claims, liabilities, losses, damages, fines, penalties and expenses (including out-of-pocket and incidental expenses and fees and expenses of in-house or outside counsel) (“Losses”) arising out of or in connection with (i) its execution and performance of this Agreement, except to the extent that such Losses are due to the gross negligence or willful misconduct of the Escrow Agent, or (ii) its following any instructions or other directions from Netsmart or the Securities Holders, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof. The provisions of this Section 13 shall survive the termination of this Agreement and the resignation or removal of the Escrow Agent for any reason. The indemnifications set forth in this Section 13 are intended to and shall include the indemnification of all affected agents, directors, officers and employees of the Escrow Agent.

14. Resignation of Escrow Agent. The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the other parties; provided, however, that no such resignation shall become effective until the appointment of a successor Escrow Agent in accordance with this Section 14. The parties shall use their commercially reasonable efforts to agree mutually on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent. The successor escrow agent shall execute and deliver an instrument accepting such appointment, and such successor escrow agent shall, without further acts, be vested with all the rights, powers, and duties of the predecessor Escrow Agent as if originally named as escrow agent. The Escrow Agent shall thereafter be discharged from any further duties and liability under this Agreement.

15. Escrow Agent Fees and Expenses. All out-of-pocket expenses and the fees (which fees are set forth on Schedule 1) of the Escrow Agent for performance of its duties hereunder in connection with the Securities Holders’ Indemnity Fund and the Net Working Capital Adjustment Fund shall be borne and paid equally by Netsmart and the Securities Holders’ Representative on behalf of the Securities Holders. All out-of-pocket expenses and the fees (which fees are set forth on Schedule 1) of the Escrow Agent for the performance of its duties hereunder in connection with, or relating to, the Reimbursement Fund shall be borne exclusively by the Securities Holders from the Reimbursement Fund.

16. Termination of the Escrow. This Escrow Agreement shall terminate upon the sooner occurrence of any of the following events (“Termination Event”):

(a) the expiration of the Escrow Period without there being any Outstanding Claims;

(b) the disbursement or distribution of the entire Securities Holders’ Indemnity Fund in accordance with the terms of this Agreement;

(c) the delivery or deposit of the Securities Holders’ Indemnity Fund into court as provided in Section 12(b) hereof; or

(d) by written agreement of the parties.

17. Reimbursement Fund.

(a) Use of the Reimbursement Fund. Pursuant to Section 9.11 of the Merger Agreement and this Section 17, the Securities Holders’ Representative is entitled to full reimbursement for out-of-pocket fees and expenses and other obligations of or incurred by the Securities Holders’ Representative in connection with the Merger Agreement, the Registration Rights Agreement and this Agreement. The Reimbursement Fund shall be used to pay that portion of the fees and expenses of the Escrow Agent to be paid by the Securities Holders pursuant to Section 15 hereof and to reimburse the Securities Holders’ Representative for out-of-pocket fees and expenses and to pay other obligations to or of the Securities Holders’ Representative, or shall (to the extent not previously distributed to the Securities Holders’ Representative as provided for above) be distributed to the Securities Holders at such time as the Securities Holders’ Indemnity Fund is fully and finally distributed in accordance with the terms of this Agreement. All distributions shall be deemed to have been made ratably among the Securities Holders based upon their respective Pro Rata Percentage as set forth on Schedule 2. In the event the Reimbursement Fund is unavailable or insufficient to satisfy in full the out-of-pocket fees and expenses of and other obligations to or of the Securities Holders’ Representative, then the Securities Holders’ Representative shall be entitled to seek reimbursement for such out-of-pocket fees and expenses and other obligations to or of the Securities Holders’ Representative from the Securities Holders directly in accordance with Article IX of the Merger Agreement (but in no event from the Securities Holders’ Indemnity Fund, except from distributions when they are to be made to the Securities Holders). Anything contained herein or elsewhere to the contrary notwithstanding, neither Netsmart nor its successors and assigns shall have any interest whatsoever in the Reimbursement Fund or the earnings thereon.

(b) Treatment of the Reimbursement Fund. The Escrow Agent shall hold and safeguard the Reimbursement Fund during the Escrow Period, shall treat the Reimbursement Fund as a trust fund for the benefit of the Securities Holders and the Securities Holders’ Representative in accordance with the terms of this Agreement, and shall hold and dispose of the Reimbursement Fund only in accordance with the terms hereof.

(c) Disbursement of the Reimbursement Fund. The Escrow Agent shall disburse the Reimbursement Fund only in accordance with a written instrument delivered to the Escrow Agent that is executed by the Securities Holders’ Representative and that instructs the Escrow Agent as to the disbursement of some or all of the Reimbursement Fund. Upon receipt by the Escrow Agent of a written instrument that is executed by the Securities Holders’ Representative and that instructs the Escrow Agent as to the disbursement of some or all of the Reimbursement Fund, the Escrow Agent shall within two (2) Business Days of such instruction disburse to the Securities Holders’ Representative the amount so instructed in such written instrument, whereupon the then current Reimbursement Fund balance shall be reduced by such amount.

(d) Distribution of Earnings; Tax Reporting. Any interest or income earned on the Reimbursement Fund shall be allocated to the Securities Holders in accordance with their respective Pro Rata Percentages. For tax reporting purposes, all interest or other income earned from the investment of the Reimbursement Fund (and all cash dividends earned in respect thereof) in any tax year shall, to the extent such interest or other income is distributed by the Escrow Agent to any person or entity pursuant to the terms of this Agreement during such tax year, be reported as allocated to such person or entity.

18. General Provisions.

(a) Notices. Any and all notices or service of process required or permitted hereunder shall be in writing given as follows:

If to Securities Holders or the Securities Holders’ Representative:

John Paton
6761 Cook Road
Powell, Ohio 43065

with a copy to:

Vorys, Sater, Seymour and Pease LLP
52 East Gay Street
Columbus, Ohio 43215
Fax: (614) 719-4623
Attn: Anker M. Bell, Esq.

If to Netsmart or the Netsmart Indemnified Parties:

Netsmart Technologies, Inc.
3500 Sunrise Highway
Great River, New York 11739
Attention: James Conway
Tel: (631) 968-2036
Fax: (631) 968-2123

with a copy to:

Kramer, Coleman, Wactlar & Lieberman, P.C.
100 Jericho Quadrangle, Suite 225
Jericho, New York 11753
Attention: Nancy D. Lieberman or Edward S. Wactlar, Esq.
Tel: (516) 822-4820
Fax: (516) 822-4824

if to Escrow Agent:

______________________
________________________
______________, _________

Any notice required to be made within a stated period of time shall be considered timely made if in the manner prescribed herein, it is mailed, delivered or telefaxed, as the case may be before midnight of the last day of the stated period. Any party may give any notice or other communication hereunder by U.S. certified mail, postage prepaid, return receipt requested, personal delivery or using a nationally recognized overnight courier service, telecopy or telex. Any party may change the address to which notices, service of process, requests, demands, claims or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth herein.

(b) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

(d) Entire Agreement. This Agreement, together with the provisions of the Merger Agreement, to the extent applicable, (a) shall constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) except as expressly provided herein, is not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as specifically agreed to in writing by the parties.

(e) Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void, or unenforceable, said part shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

(f) Amendment; Waivers. This Agreement may not be amended or modified, and any of the terms, covenants, representations, warranties, or conditions hereof may not be waived, except by a written instrument executed by all of the parties, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.

(g) Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. For all actions and proceedings, the parties hereby irrevocably and unconditionally (i) consent to the personal jurisdiction of the United States District Court for the Eastern District of New York located in Central Islip, New York, and to the designation of such action as a “Long Island Action,” or if subject matter jurisdiction is lacking in such Court, to the jurisdiction of the Supreme Court of the State of New York for the County of Nassau; (ii) agree not to commence any action, suit or proceeding arising out of or relating to this Agreement except in such courts, (iii) agree that service of any process, summons, notice or document sent by U.S. certified mail, return receipt requested, or by nationally recognized overnight courier service to either Netsmart on behalf of any one or more of the Netsmart Indemnified Parties or to the Securities Holders’ Representative on behalf of any one or more of the Securities Holders, at their respective addresses herein provided, shall be legally effective and sufficient for all purposes; and (iv) waive any defense or objection to proceeding in such courts, including those objections and defenses based on an alleged lack of personal jurisdiction, improper venue and/or forum non-conveniens.

(h) Rules of Construction. The parties agree that they each have been represented by counsel during the negotiation and execution of this Agreement and acknowledge that they each understand all provisions of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(i) Automatic Succession. Notwithstanding anything this Agreement to the contrary, any company into which the Escrow Agent may be merged or with which it may be consolidated, shall become the Escrow Agent hereunder with all of the duties and obligations set forth herein.

(j) Time of Essence. Time is of the essence in this Agreement.

(k) Conflicts. Whenever any conflict exists between the terms of this Agreement and the Merger Agreement, the pertinent terms of this Agreement shall prevail.

(l) Binding Effect. This Agreement shall inure to the benefit of, and be binding upon, the lawful and permitted successors and assigns of the parties.

(m) Further Efforts. All parties to this Agreement agree to take any and all actions and to sign, seal, execute, acknowledge and deliver any and all documents and instruments, as may be reasonably necessary to effectuate the terms hereof.

(n) Attorneys’ Fees. In connection with any litigation arising out of, in connection with, or as a result of this Agreement, or which seeks an interpretation of this Agreement, the prevailing party shall be entitled to recover from the other the costs and expenses of such litigation, including reasonable attorneys’ fees and costs and including, but not limited to, expert witness fees and expenses.

(o) Right of Interpleader. Should any controversy arise involving the parties or any of them or any other Person with respect to this Agreement or the Securities Holders’ Indemnity Fund, the Net Working Capital Adjustment Fund or the Reimbursement Fund, or if the Escrow Agent should have reasonable doubt as to what action to take, the Escrow Agent shall have the right, but not the obligation, either to (a) withhold delivery of the Securities Holders’ Indemnity Fund, the Net Working Capital Adjustment Fund or the Reimbursement Fund, as the case may be, until the controversy is resolved, the conflicting demands are withdrawn or its doubt is resolved or (b) institute a petition for interpleader in any court of competent jurisdiction to determine the rights of the parties. Should a petition for interpleader be instituted, or should the Escrow Agent be threatened with litigation or become involved in litigation in any manner whatsoever in connection with this Escrow Agreement, the Securities Holders’ Indemnity Fund or the Net Working Capital Adjustment Fund, Netsmart and the Securities Holders, or in connection with the Reimbursement Fund, the Securities Holders, hereby agree to reimburse the Escrow Agent for its attorneys’ fees and any and all other expenses, losses, costs and damages incurred by the Escrow Agent in connection with or resulting from such threatened or actual litigation prior to any disbursement hereunder.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date and year first above written.

Netsmart:	NETSMART TECHNOLOGIES, INC. By , President
Securities Holders’ Representative:	Name:
Escrow Agent:	__________________, By Its:

SCHEDULE 1

1.	(a) Escrow Administration Fee, Security Holders’ Indemnity Fund - $________
(b) Escrow Administration Fee, Reimbursement Fund - $________
(c) Escrow Administration Fee, Net Working Capital Adjustment Fund - $________

Each Escrow Administration Fee covers the Escrow Agent’s usual and customary ministerial duties, including record keeping, document compliance and such other duties and responsibilities expressly set forth in the governing documents for each transaction. Each Escrow Adminis-tration Fee is payable upon closing and annually (on a pro rata basis for partial years) in advance thereafter if applicable.

2.	Investments: [specify]

3.	Taxpayer Identification Number:

Netsmart: ___________________________

SCHEDULE 2

Name of Securities Holder	Pro Rata Percentage

EXHIBIT C

SECOND AMENDMENT TO LEASE AGREEMENT
AND ASSIGNMENT AND ASSUMPTION OF LEASE AGREEMENT

THIS SECOND AMENDMENT TO LEASE AGREEMENT AND ASSIGNMENT AND ASSUMPTION OF LEASE AGREEMENT (this “Amendment”) is entered into and effective as of the ___ day of September, 2005 (the “Effective Date”), by and among 570 Metro Place North Limited Partnership, an Ohio limited partnership, having offices at 6761 Cook Rd Powell, OH 43065 USA (hereinafter called “Lessor”), CMHC Systems, Inc., an Ohio corporation, having offices at 570 Metro Place North, Dublin, Ohio 43017 (hereinafter called “Assignor”) and Netsmart Technologies, Inc., a Delaware corporation, having offices at 3500 Sunrise Highway, Great River, New York, 11739 (hereinafter called “Lessee”).

BACKGROUND INFORMATION

A. As of the 6th day of January, 1994, Lessor and Assignor entered into that certain Lease Agreement (the “Initial Lease”), as amended by the First Amendment to Lease Agreement dated as of April 29, 1999 (the “First Amendment,” and collectively with the Initial Lease, the “Lease”), for the premises located at 570 Metro Place North, Dublin, Ohio 43017 (the “Premises”). A copy of the Lease is attached hereto as Exhibit A.

B. Lessor and Assignor previously agreed to extend the term of the Lease for two successive five year periods pursuant to a letter agreement dated March 25, 2004 (the “Letter Agreement”).

C. Assignor desires to assign to Lessee all of Assignor’s right, title, interest and obligations in and to the Lease and Lessee desires to assume all of Assignor’s right, title, interest and obligations under the Lease.

D. The parties desire to further amend the Lease as set forth herein.

STATEMENT OF AGREEMENT

Section 1. Assignment and Assumption of Lease.

Section 1.1. Assignment of Lease. Effective on the Effective Date, Assignor transfers and assigns to Lessee all of Assignor’s right, title and interest in and to, and rights and obligations under, the Lease. Assignor hereby certifies to Lessee:

i. The Lease is in full force and effect and has not been modified or revised except as set forth herein.

ii. The fixed annual rent under the Lease is $377,172 per annum and the fixed annual rent has been paid by Assignor through September 30, 2005.

iii. To Assignor's knowledge, neither Assignor nor Lessor is in default in respect of any of its respective obligations under the Lease.

Section 1.2. Assumption of Lease. Effective on the Effective Date, Lessee, for the benefit of Assignor and Lessor (i) accepts the assignment of the Lease; (ii) agrees to be bound by and to perform all of the terms, covenants and obligations under the Lease from and after the Effective Date; and (iii) agrees to assume all obligations of Assignor thereunder in respect thereof arising from and after the Effective Date.

Section 1.3. Consent by Lessor. Lessor hereby certifies to Lessee:

i. The Lease is in full force and effect and has not been modified or revised except as set forth herein.

ii. The fixed annual rent under the Lease is $377,172 per annum and the fixed annual rent has been paid by Assignor through September 30, 2005.

iii. To Lessor's knowledge, neither Assignor nor Lessor is in default in respect of any of its respective obligations under the Lease.

iv. Lessor consents to the assignment and assumption of the Lease set forth herein.

v. Lessor has received no notice of, and to Lessor's knowledge there are no, special assessments currently against the property.

Section 2. Term. Notwithstanding any provision of the Lease or the Letter Agreement to the contrary, the term of the Lease shall expire on September 30, 2010 (the “Original Term”). The Letter Agreement is hereby rescinded and null and void.

Section 3. Option to Renew. Article IV of the Original Lease and Section 3 of the First Amendment are deleted in their entirety. The following is substituted for Article IV of the Original Lease:

ARTICLE IV
OPTION TO RENEW

Lessee is hereby given the right to renew the term of this Lease for one (1) additional period of three (3) years (the “Renewal Term”) commencing on October 1, 2010, upon the same terms and conditions as provided in the Lease, except that the fixed annual rent during the Renewal Term shall be an amount equal to the product of (i) $377,172; multiplied by (ii) one plus the percentage change in the CPI (as hereinafter defined) from the month August 2005 to the month of August 2010. The “CPI” shall mean Consumer Price Index, All Urban Consumers (C.P.I.-U), U.S. City Average, All-Items Index (base year/1982-84=100), as published by the Bureau of Labor Statistics, United States Department of Labor. In the event that at any time during the term hereof the United States Bureau of Labor Statistics shall discontinue the issuance of the CPI, then in such event the CPI shall be any other standard nationally recognized cost-of-living index then published by Prentice-Hall, Inc. or any other nationally recognized publisher of similar statistical information designated by Lessor. Lessee shall notify Lessor in writing of Lessee’s exercise of the Renewal Term at least nine (9) months prior to the expiration of the Original Term and thereupon this Lease will be extended for the Renewal Term without the execution of any further document.

Section 4. Rent.

Section 4.1. The last sentence of the first paragraph of Article VII of the Original Lease is deleted in its entirety and the following is substituted therefore:

Until further notice from Lessor to Lessee, rent checks shall be payable and mailed to Lessor at:
P.O. Box 729 Dublin, OH 43017.

Section 4.2. The last sentence of the second paragraph of Article VII of the Original Lease, to wit:“Annual rent shall be adjusted annually for each following lease year commencing January 1, 1995, to accommodate adjustments for (i) inflation and (ii) mortgage amortization costs of Lessor, said adjustments to be mutually agreed upon by Lessor and Lessee.” is deleted in its entirety.

Section 5. Taxes. The second paragraph of Article IX of the Original Lease is hereby deleted in its entirety and the following is substituted therefor:

During the term of this Lease, Lessee shall pay to Lessor an amount equal to all real estate taxes and assessments payable with respect to the Premises (“Taxes”). In the event there is any special assessment or assessment which may be paid in installments, Lessor shall elect to make such payments in installments. Lessee shall pay to Lessor monthly installments of Taxes on or before the first day of each calendar month, in advance, in an amount reasonably estimated by Lessor. The estimated monthly installment for calendar year 2005 is $5,510 per month. Upon receipt of all bills for Taxes payable for any year during the Term Lessor shall furnish Lessee with a written statement of the actual amount of Taxes for such year. If the total monthly installments paid by Lessee under this Section shall be less than the actual amount due from Lessee for such year, Lessee shall pay to Lessor such deficiency within ten (10) days after demand therefor by Lessor; and if the total amount paid by Lessee shall exceed such actual amount due from Lessee for such year, such excess shall be credited against the next installment of Taxes due from Lessee to Lessor. For the year in which this Lease commences and terminates, Lessee’s liability for its proportionate share of the Taxes for such year shall be subject to a prorata adjustment based on the number of days of said years during which the Term is in effect. A copy of a tax bill or assessment bill submitted by Lessor to Lessee shall at all times be sufficient evidence of the amount of the Taxes. Lessee’s obligations under this Section shall survive the expiration of the Term. Lessee shall have the right to contest the amount or legality of any Taxes and make application for the reduction thereof, and Lessor, at the request of Lessee, shall execute any reasonable instruments or documents necessary in connection with such contest or application.

Section 6. Repairs.

Section 6.1. The second paragraph of Article X of the Original Lease is hereby deleted in its entirety and the following is substituted therefor:

Lessor shall make all structural repairs to the building and premises, whether interior or exterior, and shall repair and maintain in good condition the roof, exterior walls, foundation, gutters and downspouts. Lessee shall make all replacements, repairs and perform all maintenance and custodial services for the parking areas, and shall maintain the driveways, parking and other paved areas, and sidewalks in good repair. Lessee shall keep the parking and easement areas open and accessible and reasonably free from snow, ice, debris and other hindrances.

Section 6.2. Lessor shall, on or before October 31, 2006, at reasonable cost and expense, complete the maintenance and repair items at the Premises set forth on Exhibit B attached hereto (the “Lessor Repair Items”).

Section 6.3. Lessee shall, within thirty (30) days after receipt of an invoice from Lessor, reimburse Lessor for 50% of the actual, out-of-pocket costs of each of the Lessor Repair Items.

Section 7. Notices. The notice addresses for Lessor and Lessee set forth in Article XXIV of the Original Lease are deleted in their entirety and the following is substituted therefore:

If to Lessor:

570 Metro Place North Limited Partnership
C/O John Paton
P.O. BOX 729
DUBLIN, OH 43017

If to Lessee:

Netsmart Technologies, Inc.
3500 Sunrise Highway
Great River, New York, 11739

Section 8. Right of First Opportunity. Lessee shall have a right of first opportunity ("Right Of First Opportunity") to purchase the Premises from Lessor. Except as set forth in Section 8.4 below, in the event Lessor desires to offer the Premises for sale to a third party:

8.1. Notice. Lessor shall promptly deliver to Lessee a notice of such desire to offer to sell, which notice shall include, without limitation, the purchase price and other material terms of the sale transaction (the “Offer Notice”), and Lessee may, within ten (10) days after receipt thereof, offer to purchase the Premises on the same terms as those set forth in the Offer Notice. If Lessee fails to reply to the Offer Notice within the stipulated ten (10) day period, Lessor may proceed to sell the Premises substantially in accordance with the terms set forth in the Offer Notice (and a purchase price of not less than 95% of the purchase price set forth in the Offer Notice), free from the Right of First Opportunity which shall thereafter terminate and be null and void and Lessee shall execute a written waiver and termination of the Right of First Opportunity, but any such sale shall be subject to this Lease (except the Right of First Opportunity).

8.2. Modified Terms. The Right of First Opportunity shall remain applicable to an offer to purchase from a third party if the purchase price under the offer to purchase from a third party terms is less than 95% of the purchase price in the Offer Notice.

8.3. Conditions of Sale. If Lessee properly exercises its option to exercise the Right of First Opportunity to purchase the Premises on the terms and conditions set forth in the Offer Notice, then Lessor and Lessee shall promptly enter into a formal contract for the purchase and sale of the Premises on the terms and conditions as are contained in Offer Notice. If the Premises shall be conveyed to Lessee under this Right of First Opportunity, any prepaid Rent shall be apportioned and applied on account of the purchase price as of the closing date.

8.4. Limitation. The Right of First Opportunity shall not be applicable to any sale or transfer of an interest in the Premises between existing direct or indirect owners of Lessor or their respective families, or to entities or trusts created, owned or controlled by one or more of such direct or indirect owners or their families.

Section 9. Effect of Amendment. Any capitalized term not otherwise defined in this Amendment shall be assigned the meaning given to such term in the Lease. Any provision of the Lease not modified herein shall remain in full force and effect. The Lease, as amended hereby, is ratified and confirmed. In the event of any conflict between the terms and conditions of the Lease and the terms and conditions of this Amendment, the terms and conditions of this Amendment are paramount and the Lease shall be construed accordingly.

IN WITNESS WHEREOF, the parties hereto have executed multiple counterparts of this Amendment as of the Effective Date.

LESSOR:

570 Metro Place North Limited Partnership,
an Ohio limited partnership

By: Metro GP, LLC, general partner

By:
John A. Paton, Sole Member

ASSIGNOR:

CMHC Systems, Inc., an Ohio corporation

By:
Name:
Title:

LESSEE:

Netsmart Technologies, Inc., a Delaware
corporation

By:
Name:
Title:

STATE OF OHIO                         §
COUNTY OF FRANKLIN           §

The foregoing instrument was acknowledged before me this ____ day of _____, 2005, by John A. Paton, the sole member of Metro GP, LLC, an Ohio limited liability company, the general partner of 570 Metro Place North Limited Partnership, an Ohio limited partnership, on behalf of the company and the limited partnership.

Notary Public

STATE OF OHIO                         §
COUNTY OF FRANKLIN           §

The foregoing instrument was acknowledged before me this ____ day of _____, 2005, by    , the       of CMHC Systems, Inc., an Ohio corporation, on behalf of the corporation.

Notary Public

STATE OF                                   §
COUNTY OF                               §

The foregoing instrument was acknowledged before me this ____ day of _____, 2005, by    , the       of Netsmart Technologies, Inc., a Delaware corporation, on behalf of the corporation.

Notary Public

Vorys, Sater, Seymour and Pease LLP
52 East Gay Street, Columbus, Ohio 43215

EXHIBIT A

(Attach “Lease”)

EXHIBIT B

LESSOR REPAIR ITEMS

A.	Asphalt

1)
Remove potholed and alligatored asphalt and failed base materials; patch to existing grade. Overlay entire surface with new 1-1/2” (i.e., 3 inches compacted to finish thickness of 1-1/2 inches) asphalt.

2)	Repair broken asphalt curbs and seal connections to catch basins.

B.	Concrete

1)	Caulk shrinkage crack in exposed aggregate front plaza and dumpster slab.

2)	Replace spalled concrete in north entry walk.

C.	ADA

1)	Handicapped parking spaces in visitor parking areas (front) requires painting of handicapped symbols on asphalt surfaces.